                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
            THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

  [ ]  Preliminary proxy statement                [ ]  Confidential, for use of
  [X]  Definitive proxy statement                      the Commission only (as
  [ ]  Definitive additional materials                 permitted by Rule
  [ ]  Soliciting material under Rule 14a-12           14a-6(e)(2))

                           UNION PLANTERS CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

         Payment of filing fee (Check the appropriate box):

         [X]      No fee required.
         [ ]      Fee computed on table below per Exchange Act Rules
                  14a-6(i)(1) and 0-11.
-------------------------------------------------------------------------------
         (1)      Title of each class of securities to which transaction
                  applies:
-------------------------------------------------------------------------------
         (2)      Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------------------
         (3)      Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------
         (4)      Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------
         (5)      Total fee paid:
-------------------------------------------------------------------------------
         [ ]      Fee paid previously with preliminary materials.
-------------------------------------------------------------------------------
         [ ]      Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:
-------------------------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:
-------------------------------------------------------------------------------
         (3)      Filing Party:
-------------------------------------------------------------------------------
         (4)      Date Filed:
-------------------------------------------------------------------------------

(Union Planters Corporation Logo)

                                 March 6, 2002

DEAR UNION PLANTERS SHAREHOLDER:

     It is my pleasure to invite you to Union Planters Corporation's 2002 Annual Meeting of Shareholders. This year's meeting will be held at Union Planters Bank, National Association, 6200 Poplar Avenue, Main Floor, Memphis, Tennessee 38119 on April 18, 2002, at 1:00 p.m. CDT.

     The formal notice of the meeting follows. In addition to the four items of business described in the accompanying notice of annual meeting and the proxy statement, we will also discuss Union Planters' 2001 performance and answer your questions. Enclosed with this proxy statement are your proxy card, a postage-paid envelope to return your proxy card and Union Planters' 2001 Annual Report. We began mailing these materials to you on March 6, 2002.

     Your vote is important. Whether you plan to attend the meeting or not, you may vote your shares via a toll-free telephone number or via the Internet or you may sign, date and mail the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.

     I look forward to seeing you at the meeting.

                                           Sincerely,

                                           /s/ JACKSON W. MOORE

                                           JACKSON W. MOORE
                                           Chairman, President and
                                           Chief Executive Officer

(Union Planters Corporation Logo)

                                 March 6, 2002

DEAR UNION PLANTERS SHAREHOLDER:

     WE ARE PLEASED TO OFFER YOU THE OPPORTUNITY TO RECEIVE FUTURE UNION PLANTERS PROXY STATEMENTS AND ANNUAL REPORTS ELECTRONICALLY OVER THE INTERNET. In utilizing these new services, you are not only improving the efficiency of your access to our proxy statements and annual reports, but you will also help Union Planters reduce printing and postage costs associated with our distribution.

     Our new Internet services are available to both our beneficial and registered shareholders. Registered shareholders maintain shares under their own name. Beneficial shareholders have shares deposited with a bank or brokerage firms. To access these Internet services shareholders must have an active e-mail account and Internet services.

     To enroll in the Internet program, go to www.unionplanters.com, click on INVESTOR INFORMATION, then on ELECTRONIC ENROLLMENT and follow the instructions. If you have accounts with multiple brokers, you need to complete the process for each brokerage account. Upon completion of your enrollment, you will receive an e-mail confirming your election to use the Internet services.

     Your enrollment in the new Internet program will remain in effect as long as your account remains active or until you cancel it.

     We are pleased to offer these new services to our shareholders and encourage you to participate. Thank you for investing in Union Planters.

                                           Sincerely,

                                           /s/ JACKSON W. MOORE

                                           JACKSON W. MOORE
                                           Chairman, President and
                                           Chief Executive Officer

(UNION PLANTERS CORPORATION LOGO)

                             ---------------------

                               NOTICE OF THE 2002
                         ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

     The Annual Meeting of Shareholders of Union Planters Corporation will be held on April 18, 2002, at 1:00 p.m. CDT, at Union Planters Bank, National Association, 6200 Poplar Avenue, Main Floor, Memphis, Tennessee 38119 for the following purposes:

          1. to elect one Class I director, one Class II director and five Class III directors;

          2. to approve the 2002 Senior Management Performance Incentive Plan;

          3. to approve an amendment to the 1992 Stock Incentive Plan;

          4. to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the 2002 fiscal year; and

          5. to transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on February 20, 2002 are entitled to notice of and to vote at the Annual Meeting.

     Whether or not you plan to attend the meeting, we urge you to vote your shares via a toll-free telephone number or via the Internet or by signing, dating and mailing the enclosed proxy card in the envelope provided.

                                          By Order of the Board of Directors

                                          /s/ E. JAMES HOUSE, JR.
                                          E. JAMES HOUSE, JR.
                                          Corporate Secretary

March 6, 2002

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
INFORMATION ABOUT UNION PLANTERS CORPORATION................     1
INFORMATION ABOUT THE ANNUAL MEETING........................     1
  Information about Attending the Annual Meeting............     1
  Information about this Proxy Statement....................     1
  Information about Voting..................................     1
  Quorum Requirement........................................     2
  Information about Votes Necessary for Action to be
  Taken.....................................................     2
  Other Matters.............................................     3
  Solicitation of Proxies...................................     3
ELECTION OF DIRECTORS.......................................     4
  Directors to be Elected...................................     4
  Information about our Directors and Nominees..............     4
MEETINGS AND COMMITTEES OF THE BOARD........................     5
  Audit Committee...........................................     6
  Compliance and Community Reinvestment Act Committee.......     6
  Executive Committee.......................................     7
  Loan Committee............................................     7
  Salary and Benefits Committee.............................     7
DIRECTOR COMPENSATION.......................................     9
UNION PLANTERS STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE
OFFICERS....................................................    10
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....    11
EXECUTIVE COMPENSATION......................................    11
  Summary Compensation Table................................    11
  Option/SAR Grants in Last Fiscal Year.....................    12
  Option/SAR Exercises and Fiscal Year-End Values...........    14
  Employment Contracts and Termination, Severance, and
  Change of Control Arrangements............................    14
  Executive Benefit Plans...................................    16
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN.............    17
APPROVAL OF THE UNION PLANTERS CORPORATION 2002 SENIOR
MANAGEMENT PERFORMANCE INCENTIVE PLAN.......................    17
  Summary of the Plan.......................................    17
  Federal Income Tax Consequences...........................    19
  Benefits to Named Executive Officers and Others...........    19
AMENDMENT TO THE UNION PLANTERS CORPORATION 1992 STOCK
INCENTIVE PLAN..............................................    19
  Summary of the Plan.......................................    20
  Certain Federal Tax Effects...............................    23
  Benefits to Named Executive Officers and Others...........    25
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS...............    25
INFORMATION ON FEES PAID TO INDEPENDENT PUBLIC
ACCOUNTANTS.................................................    26
CERTAIN RELATIONSHIPS AND TRANSACTIONS......................    26

                                                               PAGE
                                                               ----
OTHER INFORMATION...........................................    26
  Shareholder Proposals for the 2003 Annual Meeting.........    26
  Annual Reports and Exhibits...............................    27
APPENDIX A -- 2002 SENIOR MANAGEMENT PERFORMANCE INCENTIVE
  PLAN......................................................   A-1
APPENDIX B -- UNION PLANTERS CORPORATION AMENDED AND
RESTATED 1992 STOCK INCENTIVE PLAN..........................   B-1
APPENDIX C -- 2001 ANNUAL FINANCIAL DISCLOSURES.............   C-1

                  INFORMATION ABOUT UNION PLANTERS CORPORATION

     Union Planters is a bank holding company that conducts its business through its principal bank subsidiary, Union Planters Bank, National Association, and its other banking related subsidiaries. We have branches in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. We offer a diversified range of financial services in the communities we serve and we operate approximately 764 banking offices and 964 automated teller machines. The address of our principal executive offices is 6200 Poplar Avenue, Memphis, Tennessee 38119, and our telephone number is (901) 580-6000. Our website is located at www.unionplanters.com.

                      INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

     Our Annual Meeting will be held on April 18, 2002, at 1:00 p.m. CDT, at Union Planters Bank, National Association, 6200 Poplar Avenue, Main Floor, Memphis, Tennessee 38119.

INFORMATION ABOUT THIS PROXY STATEMENT

     We sent you these proxy materials because Union Planters' Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. If you own Union Planters Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting American Stock Transfer & Trust Company at (800) 937-5449. This proxy statement contains information that we are required to provide to you under the rules of the Securities and Exchange Commission and is designed to assist you in voting your shares. On March 6, 2002, we began mailing these proxy materials to all shareholders of record at the close of business on February 20, 2002.

INFORMATION ABOUT VOTING

     Shareholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

     - By Telephone -- You can vote by telephone by calling toll-free 1-800-776-9437 and following the instructions on the proxy card;

     - By Internet -- You can vote by Internet by following the instructions on the proxy card; or

     - By Mail -- You can vote by mail by signing, dating and mailing the enclosed proxy card.

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning stock through certain banks and brokers. If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker's proxy card and bring it to the Annual Meeting in order to vote.

     You may cast one vote for each share of Common Stock held by you on all matters presented, except for the election of the directors (who are elected by a plurality of votes cast for each class of directors). If you vote by proxy, the individuals named on the card (your proxy holders) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals. If you sign and return the card without indicating your instructions, your shares will be voted as follows:

     - FOR the election of one Class I nominee for director, one Class II nominee for director and five Class III nominees for director;

     - FOR the approval of the 2002 Senior Management Performance Incentive
       Plan;

     - FOR the approval of the amendment to the 1992 Stock Incentive Plan; and

     - FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the 2002 fiscal year.

     You may revoke or change your proxy at any time before it is exercised by sending a written revocation to Union Planters' Corporate Secretary, E. James House, Jr., by providing a letter dated later than the date of your proxy, by voting in person at the meeting or through Internet or telephone voting. Your latest vote, whether by proxy card, Internet, telephone or in person, will be the one that is counted.

     Each share of Union Planters Common Stock is entitled to one vote. As of February 20, 2002, the record date for the Annual Meeting, there were 136,742,624 shares of Common Stock outstanding.

QUORUM REQUIREMENT

     A quorum is necessary to hold a valid meeting. If holders of a majority of all the shares of Common Stock entitled to vote at the meeting are present in person or by proxy, a quorum will exist. If you submit a valid proxy, whether by proxy card, Internet or telephone, or attend the meeting in person, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. Like abstentions, broker non-votes will be counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

INFORMATION ABOUT VOTES NECESSARY FOR ACTION TO BE TAKEN

     The one Class I nominee for director, the one Class II nominee for director and the five Class III nominees for director to be elected at the Annual Meeting will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the one nominee for Class I director, the one nominee for Class II director and the five nominees for Class III director with the most votes will be elected. We do not permit cumulative voting in the election of directors.

     The 2002 Senior Management Performance Incentive Plan will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition.

     The amendment to the 1992 Stock Incentive Plan will be approved if it receives the approval of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal constitute a majority of all votes entitled to be cast on the proposal.

     The appointment of PricewaterhouseCoopers LLP as our independent public accountants for the 2002 fiscal year will be ratified if the votes cast in favor of the appointment exceed the votes cast in opposition.

     Abstentions and broker non-votes will have no effect on the vote on the election of directors, the approval of the 2002 Senior Management Performance Incentive Plan or the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the 2002 fiscal year. Abstentions will have an effect on the approval of the amendment to the 1992 Stock Incentive Plan because they will be counted in determining the number of votes cast on the proposal and therefore will have the effect of a vote against the proposal. Broker non-votes will not be counted in determining the number of votes cast and will not have an effect on the approval of the amendment to the 1992 Stock Incentive Plan, except to the extent that the aggregate number of broker non-votes causes the total votes that are considered to be cast on the proposal to constitute less than a majority of all votes entitled to be cast on the proposal.

OTHER MATTERS

     The Board of Directors does not know of any other matter that will be presented at the Annual Meeting other than the proposals discussed in this proxy statement. Under our bylaws, generally no business besides the four proposals discussed in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the Annual Meeting, your proxy holders will act on such matter in their discretion.

SOLICITATION OF PROXIES

     Some of Union Planters' directors and officers, who will receive no additional compensation, may solicit proxies in person, and by telephone, telegraph, telecopy, facsimile, or mail, from brokerage houses and other institutions, nominees, fiduciaries, and custodians, who will be required to forward the proxy materials to beneficial owners of Union Planters Common Stock. Union Planters will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials but will not pay fees, commissions, or other compensation.

     To assist the Board of Directors, Union Planters has retained American Stock Transfer & Trust Company to provide proxy solicitation services for a fee of $3,500 plus customary expenses as part of the complete Registrar and Transfer Agency services provided by American Stock Transfer & Trust Company to Union Planters. Morrow & Company has also been retained to assist in the solicitation of proxies for an approximate fee of $9,500 plus customary expenses. The providers of the proxy solicitation services are expected to communicate in person, or by telephone, telegraph, telecopy, facsimile, or mail, with those shareholders who have not responded within a reasonable time to urge them to return their proxies. The cost of solicitation of proxies will be borne by Union Planters.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

DIRECTORS TO BE ELECTED

     Our charter provides for a classified Board of Directors. The Board of Directors is divided into three classes. Each class has as equal a number of directors as possible. The directors in each class serve a three-year term and only one full class is elected at each Annual Meeting of Shareholders. You are being asked to elect one director to serve in Class I for a term to expire at the Annual Meeting of Shareholders to be held in 2003, one director to serve in Class II for a term to expire at the Annual Meeting of Shareholders to be held in 2004, and five directors to serve in Class III for a term to expire at the Annual Meeting of Shareholders to be held in 2005.

     The Board of Directors has no reason to believe that any nominee for director will not be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to be named in this proxy statement and to serve if elected.

INFORMATION ABOUT OUR DIRECTORS AND NOMINEES

     The following biographies show the age and principal occupations during the past five years of each of our directors, the date the director was first elected to the Board, and any directorships held by the director with any other public company or any registered investment company. Directors who are nominated for election at the Annual Meeting are identified by a check mark (X). Ages are shown as of February 20, 2002.

Class I Directors and Nominees (Term expires at 2003 Annual Meeting)

     James E. Harwood (Age 65)
     - Director of Union Planters since 1996
     - President, Sterling Equities (business management advisory services)
     - Director of SCB Computer Technology* (computer consulting services)

     Lou Ann Poynter (Age 55)
     - Director of Union Planters since 2001
     - President and Chief Operating Officer, Magna Bancorp, Inc. from 1993 to 1997
     - President and Chief Executive Officer, Magnolia Federal Bank for Savings from 1996 to 1997
     - Senior Executive Vice President, Union Planters Bank, National Association, Mortgage Banking Group

  X Michael S. Starnes (Age 56)
     - Director of Union Planters since 2001
     - President, M.S. Carriers, Inc., a subsidiary of Swift Transportation Corporation
     - Director of RFS Hotel Investors*
     - Director of Mid-America Apartment Communities*
     - Director of Swift Transportation Corporation*

     Richard A. Trippeer, Jr. (Age 62)
     - Director of Union Planters since 1974
     - Retired: President, R.A. Trippeer, Inc. (investments)

Class II Directors and Nominees (Term expires at 2004 Annual Meeting)

     Albert M. Austin (Age 74)
     - Director of Union Planters since 1974
     - Chairman, Cannon, Austin & Cannon, Inc. (real estate)

     George W. Bryan (Age 57)
     - Director of Union Planters since 1986
     - Senior Vice President, Sara Lee Corporation from 1989 to 2000 (Meat Group Division, meat processing and packaging)
     - Chief Executive Officer, Sable Enterprises from 2000 to 2001
       (investments)
     - Chief Executive Officer, Old Waverly Investments

  X Robert R. Waller, M.D. (Age 65)
     - Director of Union Planters since 2001
     - President Emeritus, Mayo Clinic
     - Chair Emeritus, Healthcare Leadership Council
     - Director of Hormel Foods Corporation*

     Spence L. Wilson (Age 59)**
     - Director of Union Planters since 1996
     - President, Kemmons Wilson, Inc. (hotel development and management, resort time-sharing, home building, subdivision development, and private investment)

Class III Directors and Nominees (Term expires at 2005 Annual Meeting)

  X Samuel W. Bartholomew, Jr. (Age 57)
     - Director of Union Planters since 2001
     - Chairman and Chief Executive Officer, Stokes, Bartholomew, Evans & Petree, P.A. (law firm)

  X Parnell S. Lewis, Jr. (Age 54)
     - Director of Union Planters since 1996
     - President of Anderson-Tully Company from 1993 to 1999 (hardwood lumber products)
     - Retired: Chief Executive Officer, River Investments LLC (investments)

  X Jackson W. Moore (Age 53)**
     - Director of Union Planters since 1986
     - President and Chief Operating Officer, Union Planters and Union Planters Bank, National Association from 1994 to 2000
     - Chairman, President and Chief Executive Officer, Union Planters and Union Planters Bank, National Association

  X Jorge M. Perez (Age 52)
     - Director of Union Planters since 2001
     - President, The Related Group of Florida (real estate development)

  X John R. Roberts (Age 60)
     - Director of Union Planters since 2001
     - Retired: Managing Partner, Mid-South Region, Arthur Andersen LLP from 1993 to 1998
     - Executive Director, St. Louis Civic Progress

---------------

 * A corporation subject to the registration or reporting requirements of the Securities Exchange Act of 1934, or registered pursuant to the Investment Company Act of 1940.

** S.L. Wilson is a brother-in-law of our Chairman, President and Chief
   Executive Officer, J.W. Moore.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors is responsible for oversight of the operations of the Company. The Board of Directors has delegated certain of its authority to several Board committees to assist in its supervision of the overall affairs of the Company. The Board of Directors met five times in 2001. In addition to meetings of the full Board, directors also attended meetings of Board committees. All of the directors attended at least 75% of all the meetings of the Board and the committees on which they served during the fiscal year. Following the Annual Meeting, the Board will consist of 13 directors. The Board of Directors currently has the following standing committees which meet on a regularly scheduled basis: Audit, Compliance and Community Reinvestment Act, Executive, Loan, and Salary and Benefits.

AUDIT COMMITTEE

     General. The Audit Committee held five meetings during 2001. This committee makes recommendations to the Board of Directors with respect to the selection of independent accountants; the review and scope of audit arrangements; the independent accountants' suggestions for strengthening internal controls; matters of concern to the committee, the independent accountants, or management relating to our financial statements or other results of the annual audit; the review of internal controls with our financial and accounting staff; the review of the activities and recommendations of our accounting staff; the review of the activities and recommendations of our audit director; and the review of financial statements and other financial information which we publish.

     Audit Committee Report. The Audit Committee is composed of six directors who are independent as defined under the rules of the New York Stock Exchange, which means that, among other things, these directors are not part of management of, or employed by Union Planters and are free from any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee operates under a written charter approved by the Board of Directors.

     The committee reviews Union Planters' financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001 with Union Planters management and the independent accountants. Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

     The committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent accountants the accountants' independence from Union Planters and its management, including the matters in the written disclosures provided to the committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee has also considered whether the provision of non-audit services by the independent accountants to Union Planters is compatible with maintaining auditors' independence.

     Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                AUDIT COMMITTEE

                          Parnell S. Lewis, Jr., Chair
                           Samuel W. Bartholomew, Jr.
                                George W. Bryan
                                James E. Harwood
                                John R. Roberts
                             Robert R. Waller, M.D.

COMPLIANCE AND COMMUNITY REINVESTMENT ACT COMMITTEE

     The Compliance and Community Reinvestment Act Committee held four meetings in 2001. This committee monitors Union Planters Bank's overall compliance with banking law and regulations, with specific focus on the Community Reinvestment Act and makes recommendations to the Board of Directors concerning Union Planters Bank's progress under the Community Reinvestment Act and the Home Mortgage Disclosure Act. This includes reviewing Union Planters Bank's small business, small farm, and home mortgage lending performance; equity investments; charitable contributions; and bank employee service hours that qualify under the above mentioned regulations. A major focus of this committee is overseeing the accuracy of the lending data reported to the Office of the Comptroller of the Currency. The members of the Compliance and Community Reinvestment Act Committee are Parnell S. Lewis, Jr., Jorge M. Perez, Spence L. Wilson, John R. Roberts, Lou Ann Poynter, and James E. Harwood (Chair).

EXECUTIVE COMMITTEE

     The Executive Committee held seven meetings in 2001. This committee is granted the power under our Bylaws to exercise all of the authority of the Board of Directors with respect to all matters other than certain actions which are listed in our Bylaws. The members of the Executive Committee are Albert M. Austin, Spence L. Wilson, Richard A. Trippeer, Jr., and Jackson W. Moore (Chair).

LOAN COMMITTEE

     The Loan Committee held four meetings in 2001. This committee monitors the activities of the overall lending function utilizing information presented to it by management at regular quarterly meetings. This includes, but is not limited to, review of trends in outstandings; key quality measures; significant borrowing relationships; large problem loans; industry concentrations; all significant lending policies; and, the adequacy of the allowance for loan losses. The committee also reviews all lending-related reports from the regulators, auditors, and internal personnel. The members of the Loan Committee are Jorge M. Perez, Michael S. Starnes, Spence L. Wilson, Richard A. Trippeer, Jr., and Albert M. Austin (Chair).

SALARY AND BENEFITS COMMITTEE

     General. The Salary and Benefits Committee held three meetings in 2001. This committee makes recommendations to the Board of Directors as to the amount and form of officer compensation. The Salary and Benefits Committee also administers our 1983 and 1992 Stock Incentive Plans and is authorized to grant stock options and award stock without further approval, except grants to directors. If the amendment to the 1992 Stock Incentive Plan is approved and the 2002 Senior Management Performance Incentive Plan is approved at the Annual Meeting, the Salary and Benefits Committee will administer both of the plans. The Salary and Benefits Committee also proposes nominees for our Board of Directors and proposed the current nominees for election at the Annual Meeting.

     Report of Salary and Benefits Committee. The Salary and Benefits Committee is composed of four directors who are not employees of Union Planters or any of its subsidiaries. The committee makes recommendations to the Board of Directors as to the amount and form of executive officer compensation and is responsible for granting long-term incentives including stock options and restricted stock.

    Pay Philosophy

     The compensation programs of Union Planters are designed to align compensation with business objectives and performance, and to enable Union Planters to attract, retain and reward executives who contribute to the long-term success of Union Planters. The committee believes that executive pay should be linked to performance. Therefore, Union Planters provides an executive compensation program which includes base pay, annual cash bonus and long-term incentive opportunities through the use of stock options and restricted stock.

     Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly-held corporation may deduct in any year for the compensation paid with respect to its five most highly compensated executive officers. While the committee cannot predict with certainty how Union Planters' compensation tax deduction might be affected, the committee attempts to preserve the tax deductibility of all executive compensation while maintaining flexibility with respect to Union Planters' compensation programs as described in this report. Consistent with this intention, in 1996 the committee established the Union Planters Corporation Senior Management Performance Incentive Plan. Cash awards under that plan and the 2002 Senior Management Performance Incentive Plan, if approved, and options and certain other equity awards under the Amended and Restated 1992 Stock Incentive Plan, if approved, are intended to qualify as performance-based compensation as defined under
Section 162(m) of the Code so that they would be fully deductible. Additionally, Union Planters requires certain officers to defer receipt of restricted shares if the receipt of the shares would cause an officer's compensation to exceed the
Section 162(m) limitation.

     Base Salary

     Base salary is set annually based on job-related experience, individual performance and pay levels of similar positions at 20 peer financial institutions. Union Planters targets base pay at the 50th percentile of peer base pay. In determining compensation at peer financial institutions, Union Planters analyzes information from independent surveys. The surveys, which do not necessarily include the same financial institutions as included in the NYSE financial indicator (used in the performance graph), are chosen based on similarity of the surveyed financial institutions to Union Planters in terms of size, geographic region, scope of services, and return on assets/return on equity. In 2001, base salary of the named executive officers was generally somewhat below the target 50th percentile.

     Annual Bonus

     Under the Performance Incentive Plan in place for 2001, if actual return on equity ("ROE") performance is within the ROE targets established by the committee, the plan calculates a midpoint bonus based on the target percentage of base salary that corresponds with actual ROE performance. During 2001, ROE performance met or exceeded the ROE targets established by the committee. With respect to participating executives other than the chief executive officer, the chief executive officer had discretion to increase or decrease the actual bonus by up to 50% based on an executive's individual performance under the Performance Incentive Plan. With respect to the chief executive officer, the committee had sole discretion to decrease the actual bonus payment under the Performance Incentive Plan.

     If the 2002 Senior Management Performance Incentive Plan is approved at the Annual Meeting, it will replace the former Performance Incentive Plan, effective as of January 1, 2002. A summary of the provisions of the 2002 Senior Management Performance Incentive Plan appears in this proxy statement under Proposal 2.

     Long-Term Incentives

     In order to link the interests of Union Planters' shareholders and senior management, Union Planters maintains the 1992 Stock Incentive Plan, which is proposed to be amended as provided in Proposal 3 of this proxy statement. Stock options and restricted stock may be granted under the plan. Awards are based on position and individual performance. Among other conditions, stock options and restricted stock are granted subject to a vesting schedule. Options may be exercised after vesting. However, to encourage long-term share retention, shares acquired pursuant to option exercise must generally be held at least three years, or any profits from sale must be repaid to Union Planters.

     For 2001, options were granted to the executive officers based on their positions and a subjective assessment of individual performances. Generally, equity-based incentive awards are targeted between the 50th and 75th percentiles of the competitive market. Union Planters utilizes the same surveys and peer financial institutions for this purpose as used in analyzing base salary and takes into consideration options and restricted stock that have already been granted.

     2001 Compensation for the Chief Executive Officer

     Many of the same philosophies used in determining compensation for officers of Union Planters are used in determining compensation for our chief executive officer. The committee establishes each element of the chief executive officer pay based on his achievement of specific financial and nonfinancial objectives. No specific weighting or formula is used to determine levels of compensation. Additionally, the committee takes into consideration an analysis of compensation at the peer financial institutions used to review compensation of other officers of Union Planters.

     Base Salary

     Jackson W. Moore's base annual salary in 2001 was $700,000. This level positioned his base salary at somewhat below the 50th percentile of peer financial institutions.

     Annual Bonus

     The committee determines the chief executive officer's annual bonus based upon his performance relative to business objectives established at the beginning of the year and specific corporate targets, which in 2001 were based on ROE. Based on 2001 performance, the committee awarded Mr. Moore a bonus of $560,000.

     Long-Term Incentives

     For 2001, the committee awarded 350,000 stock options to Mr. Moore as part of Union Planters' long-term stock incentive plan.

                         SALARY AND BENEFITS COMMITTEE

                             George W. Bryan, Chair
                                Albert M. Austin
                                James E. Harwood
                             Parnell S. Lewis, Jr.

                             DIRECTOR COMPENSATION

     Directors who are employees of Union Planters or any of its subsidiaries receive no fees for their services as directors. Directors who are not employees of Union Planters or any of its subsidiaries receive an annual retainer of $32,500. Compensated directors also receive annual fees for service on Board committees in the following amounts:

COMMITTEE                                                      FEES
---------                                                     ------
Audit.......................................................  $5,000
Compliance and Community Reinvestment Act...................   3,000
Executive...................................................   6,000
Loan........................................................   4,000
Salary and Benefits.........................................   3,000

     Individual directors may, at their option, defer the receipt of directors' fees. Under alternatives available each year from 1987 through 2001, up to 100% of a director's annual board and committee fees were deferrable. Such fees, plus interest, will be paid to the participating director or to his beneficiaries, as applicable, in monthly payments for a maximum ten-year period commencing on the earlier of (1) the death of the director; or (2) the later of (a) age 65 or (b) completion of five years' participation in the fee deferral program. Five directors elected to enter into such nonqualified deferred compensation agreements for 2001.

                         UNION PLANTERS STOCK OWNERSHIP
                      BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding the beneficial ownership of shares of Union Planters' Common Stock by the directors, the Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers") as of February 20, 2002. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                     NUMBER OF SHARES OF    PERCENTAGE OF
                                                        COMMON STOCK          SHARES OF
                                                     BENEFICIALLY OWNED      OUTSTANDING
NAME                                                       (1)(4)          COMMON STOCK(2)
----                                                 -------------------   ---------------
Albert M. Austin(3)................................          45,696                *
Samuel W. Bartholomew, Jr. ........................           8,494                *
George W. Bryan....................................          59,917                *
Bobby L. Doxey(3)..................................          43,206                *
James E. Harwood(3)................................          81,654                *
Adolfo Henriques...................................          59,517                *
Parnell S. Lewis, Jr. .............................          17,189                *
Jackson W. Moore(3)................................         986,214                *
Jorge M. Perez.....................................          13,333                *
Lou Ann Poynter....................................         210,859                *
John R. Roberts....................................          18,511                *
Steven J. Schenck..................................          42,276                *
Michael S. Starnes.................................           7,666                *
Richard A. Trippeer, Jr. ..........................         357,305                *
Robert R. Waller, M.D..............................           6,666                *
John V. White, Jr.(3)..............................          37,837                *
Spence L. Wilson...................................         117,435                *
                                                          ---------             ----
Directors and Executive Officers as a group (17
  persons).........................................       2,113,775             1.54%
                                                          =========             ====

---------------

 * Indicates less than 1% of the shares of Union Planters Common Stock outstanding as of February 20, 2002.

(1) Includes shares of Common Stock owned by relatives or held in trusts or partnerships for the benefit of relatives with respect to which named persons disclaim any beneficial interest. The number of shares of Common Stock beneficially owned by each person as of February 20, 2002 includes shares of Common Stock that such person had the right to acquire on or within sixty (60) days after February 20, 2002, including, but not limited to, upon the exercise of options.

(2) For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person as described above by the sum of the 136,742,624 shares of Common Stock outstanding on February 20, 2002, and the number of shares of Common Stock that such person had the right to acquire on or within 60 days of February 20, 2002, including, but not limited to, upon the exercise of options.

(3) Includes shares of Common Stock in the following amounts resulting from the exercise of nonqualified options, the receipt of which shares has been deferred pursuant to an Irrevocable Stock Option Deferral Agreement or deferred pursuant to deferral requirement in connection with Section 162(m) limitation: Albert M. Austin (1,855 shares); Bobby L. Doxey (532 shares); James E. Harwood (20,517 shares); Jackson W. Moore (255,390 shares); and John V. White (455 shares).

(4) Beneficial ownership includes those shares a director or executive officer has the power to vote, or the power to transfer.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our directors and executive officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended. Based on our review of the reports, we believe that during fiscal year 2001 all of our officers and directors complied with the foregoing filing requirements.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The table below shows the before-tax compensation for the Named Executive Officers.

                                                                                   LONG-TERM COMPENSATION
                                                   ANNUAL COMPENSATION                  (SEE NOTE 1)
                                           -----------------------------------   ---------------------------
                                                                     OTHER        RESTRICTED     SECURITIES
                                                                     ANNUAL         STOCK        UNDERLYING       ALL OTHER
                                  FISCAL                          COMPENSATION    AWARDS($)      OPTIONS(#)    COMPENSATION($)
NAME AND PRINCIPAL POSITION        YEAR    SALARY($)   BONUS($)   (SEE NOTE 2)   (SEE NOTE 3)   (SEE NOTE 4)    (SEE NOTE 5)
---------------------------       ------   ---------   --------   ------------   ------------   ------------   ---------------
J.W. Moore......................   2001     700,000    560,000      164,399              --       764,143          40,999
  Chairman, President and CEO      2000     572,000    400,400      203,000       1,944,543       285,000          11,564
  of Union Planters and UPB        1999     540,000         --      264,000              --       220,773           9,927
B.L. Doxey......................   2001     292,500    270,000       31,804              --        76,221           9,022
  Senior Executive Vice            2000     229,000    125,000           --         330,000        67,000              --
  President and CFO                1999          --         --           --              --            --              --
A. Henriques....................   2001     383,333    280,000       26,829              --        75,000           9,545
  CEO Southern Banking Group       2000     354,000    240,000       19,000          62,775        42,000           9,802
                                   1999     340,000     75,000        7,900              --        30,000           3,429
S.J. Schenck....................   2001     277,083    255,000       23,244              --        75,000          14,370
  CEO Midwest Banking Group        2000     237,000    150,000       18,300              --        42,000          14,902
                                   1999     185,000     22,500           --         405,000        23,000          13,028
J.V. White......................   2001     268,750    255,000       22,048              --        76,022           8,266
  CEO Central Banking Group        2000     150,000    162,500           --         287,500        82,000              --
                                   1999          --         --           --              --            --              --

---------------

(1) Union Planters currently maintains two Stock Incentive Plans that were approved by shareholders in 1983 and 1992, the second of which is to be amended and restated if approved by the shareholders at the Annual Meeting.

(2) "Other Annual Compensation" for 2001 consists of certain cash payments to cover "gross-up" bonuses for taxes on vesting restricted shares in connection with the long-term compensation plan.

(3) Restricted shares were granted to the named executive in 2000, 1999, 1998 and 1996 under the Stock Incentive Plan approved by shareholders in 1992. Grantees have the right to receive dividends on restricted shares. Shares generally vest over 12 years in equal amounts annually and are subject to forfeiture for certain conditions. The grants of restricted stock in 2000 were made in consideration of the voluntary surrender by the executives of certain of their then-outstanding stock options under a program offered to approximately 185 officers throughout Union Planters. Such awards of restricted stock had a fair market value, as of the grant date, equal to the present value of the surrendered stock options on that date. The present values of the surrendered stock options were calculated using the Black-Scholes option pricing model. The Black-Scholes option pricing model is a mathematical formula which is widely used and accepted for valuing traded stock options. There is no assurance that the values generated by the model will actually be realized. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price at the date of exercise. The model was applied using the individual grant dates and the exercise price and fair market value of Union Planters' Common Stock on the grant date. It also assumed: (i) a risk-free rate of return based on the yield on a U.S. Government Zero Coupon bond with a term equal to the term of the stock grant which ranged from 4.92% to 5.71%; (ii) stock price volatility calculated using daily closing prices of the Common Stock of Union Planters for the expected term of the option ending on the grant date which ranged from 24.51% to 28.38%; (iii) a constant dividend yield on the respective grant dates based on the quarterly cash dividend rate per share paid by Union Planters on its Common Stock; and (iv) that the options would be exercised on the final day of their ten-year term. No discount from the theoretical value was taken to reflect the one-year waiting period prior to vesting, the restrictions on the transfer of the options, and the likelihood that the options will be exercised in advance of the final day of their term.

    The value of shares vesting in 2001 and released to (or receipt deferred by) the named executives was as follows: $598,134, J.W. Moore; $45,672, B.L. Doxey; $38,983, A. Henriques; $28,238, S.J. Schenck; and $31,662, J.V.
    White. The aggregate market value as of December 31, 2001 (and number) of all restricted shares that have been granted through December 31, 2001, and have not been released were as follows: $6,197,974 (137,366 shares), J.W. Moore; $487,404 (10,800 shares), B.L. Doxey; $427,878 (9,481 shares), A.
    Henriques; $338,475 (7,500 shares), S.J. Schenck; and $413,707 (9,167 shares), J.V. White. The value of shares vesting each year may vary. The restricted stock awards represented awards made for overall performance over the past several years, including successful completion of several key acquisitions, for a part of the employment package for new executives and to ensure the named executives' continued employment with Union Planters.

(4) This column shows the number of shares underlying options granted to the Named Executive Officers. Such grants include reload grants as follows: J.W. Moore, 402,464 in 2001 and 104,928 in 1999; B.L. Doxey, 1,008 in 2001; and
    J.V. White, 840 in 2001.

(5) "All Other Compensation" for 2001 consists of the following various components: employee stock ownership plan contributions on behalf of the employees as follows: $4,445, J.W. Moore; $3,922, B.L. Doxey; $4,445, A. Henriques; $4,445, S.J. Schenck; and $3,922, J.V. White; 401(k) plan contributions on behalf of the same employees, respectively, as follows:
    $6,781, J.W. Moore; $5,100, B.L. Doxey; $5,100, A. Henriques; $9,925, S.J.
    Schenck; and $4,344, J.V. White; and the "economic benefit" portion (i.e. the term life cost) of the premium paid in 2001 for the benefit of J.W. Moore ($29,773) by Union Planters on a split-dollar life insurance policy. Union Planters also pays the remainder of the premiums on such policy and will receive the cash surrender value of the policy.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table is a summary of the aggregate amount of options granted to each of the Named Executive Officers and the range of exercise prices for these options. A more detailed description of these options appears in the second table below.

                                                     NUMBER OF SECURITIES UNDERLYING
                                                        AGGREGATE OPTIONS GRANTED
                                                     --------------------------------
NAME                                                 INITIAL GRANTS(#)    RELOADS(#)    EXERCISE PRICE($)
----                                                 ------------------   -----------   -----------------
J.W. Moore.........................................       361,679           402,464       37.38 - 43.49
B.L. Doxey.........................................        75,213             1,008       38.38 - 42.34
A. Henriques.......................................        75,000                --               38.38
S.J. Schenck.......................................        75,000                --               38.38
J.V. White.........................................        75,182               840       38.38 - 44.69

     The following table provides additional detail about the option grants summarized in the preceding table.

                                            INDIVIDUAL GRANTS
                       ------------------------------------------------------------
                          NUMBER OF SECURITIES           PERCENT OF TOTAL OPTIONS
                       UNDERLYING OPTIONS GRANTED      GRANTED TO ALL EMPLOYEES IN
                                  (1)                            2001(%)              EXERCISE OR
                       --------------------------      ----------------------------   BASE PRICE
NAME                    INITIAL        RELOAD(5)          INITIAL         RELOAD       ($/SHARE)    EXPIRATION DATE
----                   ---------      -----------      -------------   ------------   -----------   ---------------
J.W. Moore...........                   184,315(2)                          3.1          37.38         12/20/10
                          6,274(2)                          0.1                          37.38         01/04/11
                                         16,023(2)                          0.3          43.49         07/05/11
                                        202,126(2)                          3.4          43.49         12/20/10
                          5,405(2)                          0.1                          43.49         01/04/11
                        350,000(2)                          5.9                          38.38         10/10/11
                        -------         -------             ---             ---
  Total..............   361,679(2)      402,464(2)          6.1             6.8
                        =======         =======             ===             ===
B.L. Doxey...........                     1,008(2)                           --          42.34         03/01/10
                            213(3)                           --                          42.34         06/28/11
                         75,000(3)                          1.3                          38.38         10/10/11
                        -------         -------             ---             ---
  Total..............    75,213(3)        1,008(2)          1.3              --
                        =======         =======             ===             ===
A. Henriques.........    75,000(3)                          1.3                          38.38         10/10/11
                        -------         -------             ---             ---
  Total..............    75,000(3)                          1.3
                        =======         =======             ===             ===
S.J. Schenck.........    75,000(3)                          1.3                          38.38         10/10/11
                        -------         -------             ---             ---
  Total..............    75,000(3)                          1.3
                        =======         =======             ===             ===
J.V. White...........                       840(2)                           --          44.69         05/01/10
                            182(3)                           --                          44.69         07/31/11
                         75,000(3)                          1.3                          38.38         10/10/11
                        -------         -------             ---             ---
  Total..............    75,182(3)          840(2)          1.3              --
                        =======         =======             ===             ===


                           GRANT DATE
NAME                   PRESENT VALUE($)(4)
----                   -------------------
J.W. Moore...........       1,559,305
                               53,078
                              153,981
                            1,942,431
                               51,942
                            2,334,500
  Total..............
B.L. Doxey...........           9,435
                                2,015
                              500,250
  Total..............
A. Henriques.........         500,250
  Total..............
S.J. Schenck.........         500,250
  Total..............
J.V. White...........           7,745
                                1,696
                              500,250
  Total..............

---------------

(1) Generally, options may not be granted at less than the fair market value of the underlying shares on the date of grant, and will expire upon the earliest of ten years after the date of grant, termination for cause, one month after termination of employment (other than for cause) for any reason except retirement, death or disability, and one year after death. Already owned shares of stock may be used as the consideration for exercise of the option, and a reload option will generally be granted in such cases. Generally, except in the event of involuntary termination or termination due to disability, death or retirement, shares acquired by option exercise must be held at least three years or any profits from sale must be repaid to Union Planters. All options granted in 2001 have an exercise price equal to the underlying stock's fair market value on the grant date. Union Planters does not grant SARs.

(2) Options granted in 2001 which vest immediately or in six months.

(3) Options granted in 2001 of which 1/3 vest twelve months after the date of grant, an additional 1/3 vest 24 months after the date of grant and the final 1/3 vest 36 months after the date of grant, except for increments which otherwise would not vest until after age 62. Such increments vest immediately.

(4) Present values were calculated using the Black-Scholes option pricing model, as more fully described in footnote 3 to the Summary Compensation Table on page 11 above.

(5) These option grants occurred automatically under the "reload" features of previously granted options, as to which the Named Executive Officer surrendered previously-owned shares to pay the exercise price of the option or to satisfy tax withholding obligations with respect to such exercise.

                OPTION/SAR EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows the number and value of stock options and stock appreciation rights (exercised and unexercised) for the Named Executive Officers.

                                                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN-THE-MONEY
                                                              UNDERLYING UNEXERCISED OPTIONS/    OPTIONS/SARS AT FISCAL YEAR-END
                                 SHARES                         SARS AT FISCAL YEAR-END(#)                   ($)(2)
                               ACQUIRED ON         VALUE      -------------------------------   ---------------------------------
NAME                        EXERCISE(#)(1)(3)   REALIZED($)   EXERCISABLE       UNEXERCISABLE   EXERCISABLE         UNEXERCISABLE
----                        -----------------   -----------   -----------       -------------   -----------         -------------
J.W. Moore................       447,589         2,367,769      378,000            223,554       2,579,500              366,629
B.L. Doxey................         1,540            22,854       21,801            119,880         273,073            1,101,683
A. Henriques..............            --                --       42,900            113,000         268,100              866,050
S.J. Schenck..............            --                --       25,499            114,501         187,449              849,119
J.V. White................         1,295            20,642       26,038            130,689         347,682            1,244,505

---------------

(1) Shares acquired pursuant to option exercise must generally be held three years or any profits must be paid to Union Planters. During the restriction period, shares may be used to exercise an option or to satisfy tax withholding requirements on option exercises.

(2) Value is calculated as the difference between the closing market price of a share of Common Stock on December 31, 2001 ($45.13 per share) and the exercise price of the options. No value is reported if the exercise price of the options exceeded the market price of a share of Common Stock on December 31, 2001.

(3) This column shows the number of shares underlying options exercised in 2001 by the Named Executive Officers. The actual number of shares received by these individuals from options exercised in 2001 (net of shares used to cover the exercise price and withheld to pay income tax) was:

NAME                                            SHARES
----                                            ------
J.W. Moore...................................   55,743
B.L. Doxey...................................      532
A. Henriques.................................       --
S.J. Schenck.................................       --
J.V. White...................................      455

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE, AND CHANGE OF CONTROL ARRANGEMENTS

     Each of Jackson W. Moore, Bobby L. Doxey, Adolfo Henriques, Steven J. Schenck and John V. White, Jr. has an employment agreement with Union Planters.

     Employment Agreement of our Chairman, President and Chief Executive Officer. Mr. Moore's agreement, which was first entered into as of December 1, 1989, was amended and restated as of April 17, 1997, and then further amended on September 26, 2000. This agreement provides for a minimum base salary for Mr. Moore of $650,000, and entitles him to receive certain other employee benefits and to participate in incentive bonus, stock option, and deferred compensation plans.

     On December 31 of each year, the term of Mr. Moore's employment agreement is automatically extended for one year unless Union Planters provides at least 60 days prior notice to Mr. Moore. In any case, the term of the agreement may not be extended after Mr. Moore reaches age 65. If Union Planters provides prior notice to Mr. Moore that it is electing not to extend the agreement, Mr. Moore may either remain until the end of the then-current term of his agreement, or may choose to terminate the agreement and be paid an amount equal to three times the sum of his highest base salary and highest annual bonus earned in any year during his employment ("final highest earnings"). In either such case, all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to Mr. Moore under all stock incentive plans of Union Planters (collectively, "incentive awards") will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, Mr. Moore will have the right to elect, within 90 days after the effective date of his termination of employment, either to receive a lump-sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options from the date of termination through the remaining term of the options.

     If termination of employment is for cause, Mr. Moore will be provided his base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid. In addition, Union Planters must, at its election, either effect a lump-sum cash-out of Mr. Moore's stock options (vested and unvested) at the then-current spread value, or declare all such options to be immediately vested and exercisable by Mr. Moore within one year from notice of his termination.

     If termination of employment is due to death or disability, Mr. Moore will be provided his base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid, and will receive a severance payment equal to three times his final highest earnings (as defined above). In either case, all incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, Mr. Moore or his estate will have the right to elect, within 90 days after the effective date of Mr. Moore's termination of employment, either to receive a lump-sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options from the date of termination through the remaining term of the options.

     The employment agreement also provides that in the event of a change in control of Union Planters (as defined in the agreement to include certain business combinations, acquisitions of stock or assets of Union Planters, or changes in Board composition), Mr. Moore will have the option to extend the term of his employment agreement for an additional three-year period, beginning on the later of the date of the renewal notice or the date on which the change in control occurs. Upon the commencement of any such renewal term, any remaining period of the then-current term of the employment agreement will be canceled. During the extended renewal term following a change in control, Mr. Moore may resign without penalty upon 90 days prior notice and receive a lump-sum payment equal to three times his final highest earnings (as defined above). Also, in the event of a change in control, all deferred compensation, supplemental retirement benefits, and incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse, and any stock or stock equivalents held in a deferred account on Mr. Moore's behalf will become immediately payable. With respect to benefits paid, accrued or accelerated by virtue of a change in control, the agreement requires Union Planters to make certain tax gross-up payments to cover Mr. Moore's income tax and excise tax liabilities with respect to such benefits, including tax liabilities associated with the gross-up payments.

     Other Employment Agreements. The employment agreements of our other named executive officers each specify a term and minimum base salary for the executive. The date on which the current term of each executive's employment expires is as follows: Mr. Doxey -- March 1, 2003; Mr. Henriques -- February 1, 2004; Mr. Schenck -- March 5, 2002; and Mr. White -- May 1, 2003. Each employment agreement provides that the term of the executive's employment is automatically extended unless prior notice of termination is given. The minimum annual base salary for each named executive officer is as follows: Mr.
Doxey -- $275,000; Mr. Henriques -- $330,000; Mr. Schenck -- $225,000; and Mr.
White -- $225,000. In addition to the minimum base salary, each named executive officer is entitled to additional cash and non-cash compensation generally based on performance.

     Each of Messrs. Doxey's, Henriques', Schenck's and White's employment agreements provides for specific payments to be paid to the executive in the event his employment is terminated within some period after the date on which a change in control occurs.

     Mr. Doxey's agreement generally provides that if he is terminated within one year of the date on which a change of control occurs, he will be entitled to the following: (1) any portion of his base salary that he had earned but had not been paid through termination; (2) any prior year's annual bonus that he had earned but had not been paid; (3) an additional lump sum payment equal to the base salary due for the remaining current term of his agreement, but not less than one year's base salary; and (4) certain additional benefits to which he is entitled under our plans and programs.

     Mr. Henriques' agreement provides that in the event of a change in control, his employment term will automatically extend for two years. Mr. Henriques' agreement further provides that if he is terminated within two years of the date on which a change of control occurs, he will be entitled to the following: (1) a lump sum payment equal to the base salary due for the remaining current term of his agreement, but not less than two times his current base salary; (2) any prior year's annual bonus that he had earned but had not been paid and a prorated bonus equal to 75% of his then current base salary for the year in which his employment was terminated; and (3) certain additional benefits to which he is entitled under our plans and programs.

     Mr. Schenck's agreement provides that if he is terminated within two years of the date on which a change of control occurs, he will be entitled to the following: (1) any portion of his base salary that he had earned but had not been paid; (2) a lump sum payment equal to his base salary and annual bonuses due for the remaining current term of his agreement, but not less than one year's current base salary and annual bonus; (3) any prior year's annual bonus that he had earned but had not been paid; and (4) certain additional benefits to which he is entitled under our plans and programs.

     Mr. White's agreement provides that if he is terminated within three years of the date on which a change in control occurs, he will be entitled to the following: (1) a lump sum payment equal to three times the sum of his base salary and the highest annual bonus received by him during the three calendar years immediately preceding the change in control and (2) certain additional benefits to which he is entitled under our plans and programs. Mr. White's agreement further provides that on each anniversary of the date on which a change in control occurs, the three-year period will be automatically extended for an additional year unless either Union Planters or Mr. White gives prior written notice to the other party that the three-year period will not be extended.

EXECUTIVE BENEFIT PLANS

     Union Planters maintains two executive benefit plans for selected management employees. Eligibility is determined by the Salary and Benefits Committee, which is also responsible for administering the plans.

     The supplemental retirement plan provides a retirement income benefit at age 62 equal to a percentage of final average earnings as defined in the plan, with certain reductions described below. The benefit can be paid in either an equivalent lump sum amount or in annual or monthly installments. The plan is nonqualified and unfunded, and the amounts payable thereunder are not offset for social security or other amounts, except as described below.

     Currently, Mr. Moore participates in the supplemental retirement plan. Supplemental annual retirement benefits payable under the plan at age 62 are equal to 65% of the sum of the executive's highest base salary and highest annual bonus during any year of employment, less an amount calculated as the present value of Union Planters' cost of funds related to premiums paid on a split-dollar life insurance policy on the life of the executive and his spouse, which premiums will be reimbursed in full to Union Planters from the cash value of the policy. The annual supplemental retirement benefit under the plan is reduced 6% per year for early retirement after age 55 but before age 62. In addition, annual supplemental retirement benefits vest following a termination or a change in control as defined in the plan and the agreement with Mr. Moore.

     The deferred compensation plan allows participants to defer a portion of their cash compensation into a nonqualified savings plan. The plan credits interest annually equal to the greater of 120% of the mid-term applicable federal rate or the Union Planters Common Stock total investment return. In addition, Union Planters matches amounts deferred with a 25% company contribution. The plan returns the compensation deferred plus interest earned upon termination of employment or earlier if otherwise elected by the participant.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph and table set forth Union Planters cumulative shareholder return (assuming reinvestment of dividends) as compared to the Standard and Poor's 500 and the New York Stock Exchange Financial Indicator over a five-year period beginning December 31, 1996.

     Note: The stock price performance shown on the graph and table below is not necessarily indicative of future price performance.

(PERFORMANCE GRAPH)

                            DECEMBER   DECEMBER   DECEMBER   DECEMBER   DECEMBER   DECEMBER
                            31, 1996   31, 1997   31, 1998   31, 1999   31, 2000   31, 2001
-------------------------   --------   --------   --------   --------   --------   --------
UNION PLANTERS
  CORPORATION               $100.00    $178.94    $123.82    $112.57    $107.84    $141.60
S&P 500                     $100.00    $133.32    $171.34    $207.35    $188.46    $166.16
NYSE FINANCIAL INDICATOR    $100.00    $141.23    $148.48    $147.11    $184.23    $169.06

                                   PROPOSAL 2

       APPROVAL OF THE UNION PLANTERS CORPORATION 2002 SENIOR MANAGEMENT
                           PERFORMANCE INCENTIVE PLAN

     On February 21, 2002, our Board of Directors adopted the Union Planters Corporation 2002 Senior Management Performance Incentive Plan, subject to the approval of the shareholders. If the plan is approved by the shareholders at the annual meeting, it will become effective as of January 1, 2002 and will continue from year to year until terminated by the Board of Directors. If the plan is not approved by the shareholders at the annual meeting, no payments will be made under the plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 2002 SENIOR MANAGEMENT PERFORMANCE INCENTIVE PLAN.

SUMMARY OF THE PLAN

     A summary of the plan is set forth below. The summary is qualified in its entirety by the full text of the proposed plan, a copy of which is attached as Appendix A to this proxy statement.

     Purpose. The purpose of the plan is to further our ability to attract and retain qualified executives and key employees by providing performance-based compensation as an incentive for their efforts to achieve financial and strategic objectives.

     The plan provides for the payment of annual cash incentive bonuses to participants based upon the achievement of performance goals established annually by the salary and benefits committee based on one or more specified performance criteria. Section sec.162(m) of the Internal Revenue Code of 1986, as amended, (the "Code") provides that no federal income tax deduction is allowed for compensation paid to a covered employee in any taxable year to the extent that such compensation exceeds $1,000,000. This deduction limitation does not apply to compensation that is performance-based compensation within the meaning of the Code sec.162(m) regulations. The plan is intended to preserve Union Planters' federal income tax deduction for annual bonus payments under the plan by meeting the requirements for performance-based compensation under Code sec.162(m).

     Eligibility. All senior executives and key officers of Union Planters and any of our subsidiaries are eligible for participation in the plan. Actual participation for any year will be limited to those senior executives and key officers who, in the judgment of the committee, have an identifiable impact upon the growth and profitability of Union Planters.

     Operation of the Plan. At the beginning of each fiscal year, the committee will select the participants in the plan for that year. An employee hired or promoted during the year may subsequently be named as a participant. No later than 90 days after the beginning of the year, the committee will specify in writing the corporate financial criteria, the performance goals, and the matrix for the payment of awards based on the achievement of the specified goals, that are to apply for that year. Performance awards may vary among participants and from year to year, but the maximum performance award to any participant in a year is $2,500,000.

     The performance goals established by the committee must be objectively determinable goals based upon one or more of the following corporate financial criteria, which may be expressed in relation to consolidated company performance or in relation to performance of identifiable segments, business lines, departments, or subsidiaries of the company:

     - book value,

     - earnings per share,

     - market capitalization,

     - net income,

     - price-earnings ratio,

     - return on assets,

     - return on equity,

     - return on revenue,

     - return on capital,

     - changes in working capital,

     - EBITDA (earnings before interest, taxes, depreciation and amortization),

     - EBIT (earnings before interest and taxes),

     - cash flow,

     - net profit before tax,

     - gross profit,

     - operating profit, or

     - shareholder return.

     As soon as possible after the end of each year, the committee will certify for each participant whether the performance goals for that year and any other material conditions have been met. If such goals and conditions have been met, the committee may award the participant the performance award. The committee has discretion to reduce, but not increase, the previously established performance award if the performance goals have been met. Performance awards will be paid in cash as soon as practicable following the close of the performance year, or earlier upon a change in control, as described below. However, such payment may be subject to deferral pursuant to the provisions of any applicable deferred compensation plan maintained by Union Planters. If deferred, the payment shall be credited either with a reasonable rate of interest or a pre-established actual or phantom investment, such as a notional investment in Union Planters stock.

     Change in Control. If a change in control (as defined in the plan) occurs, a pro rata target award will be paid to each participant at or about the time of the change in control, or credited to a participant's deferral account, if applicable. If the plan remains in effect through the end of the plan year in which the change in control occurs, awards under the plan for such year will be calculated and paid in the normal manner, but will be reduced by any award for that year already paid as a result of the change in control. Any pro rata target award paid as a result of a change in control will not be reduced as a result of such year-end calculation.

     Termination and Amendment. The Board of Directors or the committee may terminate, suspend or amend the plan at any time; but may condition such amendment on shareholder approval if necessary to continue to qualify plan awards as "performance-based compensation" under Code sec.162(m). No termination, suspension or modification of the plan may affect the payment of an award for a plan year that has already ended.

FEDERAL INCOME TAX CONSEQUENCES

     A participant will recognize ordinary income, and we will be allowed a tax deduction, at the time performance awards are paid or payable. It is our intent that payments under the plan will not count toward the $1,000,000 annual deduction limit under Code sec.162(m).

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

     Participation in the plan for any year, and target awards, will be determined by the committee. It is not possible at this time to determine with respect to the named executive officers or the executive officers as a group the benefits or amounts that will be received by such persons under the plan.

                                   PROPOSAL 3

                  AMENDMENT TO THE UNION PLANTERS CORPORATION
                           1992 STOCK INCENTIVE PLAN

     We currently maintain the Union Planters Corporation Amended and Restated 1992 Stock Incentive Plan, which by its terms was scheduled to expire on February 20, 2002. However, as of February 19, 2002, our Board of Directors adopted an amendment to the plan, subject to the approval of the shareholders:

     - to renew the term of the plan for an additional ten years,

     - to increase the number of shares available for awards under the plan,

     - to permit us to grant performance-based restricted stock awards for which we can receive a full deduction under applicable tax laws,

     - to provide for the automatic vesting of awards upon a change in control or certain qualifying terminations of service,

     - to permit the grant of options at less than fair market value if the option is granted in lieu of the payment of compensation and the amount of such compensation, when added to the exercise price of the option, equals at least 100% of the fair market value as of the date of grant,

     - to prohibit the discretionary grant of awards to non-employee directors,

     - to prohibit direct or indirect repricings of stock options without shareholder approval,

     - to update certain plan provisions to recognize recent legal and accounting changes, and

     - to effect minor procedural amendments.

     We believe that the proposed amendments are needed to provide us with the ability to continue to attract and retain highly qualified employees, officers and directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1992 STOCK INCENTIVE PLAN.

SUMMARY OF THE PLAN

     A summary of the plan, as proposed to be amended, is set forth below. The summary is qualified in its entirety by the full text of the proposed plan, a copy of which is attached as Appendix B to this proxy statement.

     Purpose. The purpose of the plan is to attract able persons to join and remain with Union Planters and to provide a means for our employees, officers and directors to acquire and maintain stock ownership, thereby strengthening their concern for the company's long-term welfare.

     Permissible Awards. The plan authorizes the granting of awards in the form of:

     - options to purchase shares of our common stock, which may be incentive stock options or nonstatutory stock options; and

     - restricted stock.

     Available Shares. Prior to the proposed amendment, the maximum number of shares that may be issued under the plan was 13,000,000 shares of Common Stock. As of January 31, 2002, there were 4,382,926 shares remaining available for awards under the plan, approximately 12,000 people eligible to participate in the plan, and 268 persons holding outstanding awards relating to 4,508,632 shares of Common Stock. The proposed amendment would increase the maximum number of shares that may be issued under the plan to 20,000,000 shares of Common Stock (an increase of 7,000,000 shares). To the extent that an award is canceled, terminates, expires, is forfeited or lapses for any reason, any shares of stock subject to the award will again be available for the grant of awards under the plan. Shares issued under the plan may be shares of original issuance or shares acquired by Union Planters in the open market.

     Limitations on Awards. The proposed amendment provides that no more than 20% of the shares authorized under the plan may be granted as awards of restricted stock, and that any awards of restricted stock that exceed 10% of the shares authorized under the plan will either be subject to a minimum vesting period of three years, or one year if the vesting is based on performance criteria other than continued employment. The plan currently provides that the maximum number of shares of common stock that may be awarded to any one person is 20% of the shares authorized under the plan. The amendment would instead provide that the maximum number of shares with respect to one or more options that may be granted during any one calendar year under the plan to any one person is 1,500,000. The amendment would further provide that the maximum fair market value (measured as of the date of grant) of any restricted stock that may be received by any one person (less any consideration paid by the grantee for such award) during any one calendar year under the plan is $8,000,000.

     Administration. The plan is administered by the Salary and Benefits Committee of our Board of Directors. The committee has full discretionary authority concerning the issuance of awards under the plan and the interpretation and administration of the plan, except as described below for awards to non-employee directors. The committee decides whether and to what extent awards will be structured to conform with Code sec.162(m) requirements applicable to performance-based compensation. All decisions of the committee and its actions with respect to the plan are final, binding and conclusive.

     Grants to Non-Employee Directors. The proposed plan amendment provides for the grant of nonstatutory stock options and or restricted stock to our non-employee directors, but only in accordance with the terms, conditions and parameters of a separate plan or plans for the compensation of non-employee directors. Generally such plans would permit a non-employee director to elect to receive stock options or restricted stock in lieu of some element of director compensation, based on a specified formula. The committee may not make other discretionary grants to non-employee directors under the plan.

     Stock Options. The committee is authorized under the plan to grant options, which may be incentive stock options or nonstatutory stock options. All options will be evidenced by a written option agreement between Union Planters and the participant, which will include any provisions specified by the committee consistent with the terms of the plan. The terms of an incentive stock option must meet the requirements of Code sec.422.

     Prior to the proposed amendment, the exercise price of each option granted under the plan was required to be at least 100% of the fair market value of the common stock on the date of grant. The proposed amendment would permit the committee to grant nonstatutory options that have an exercise price of less than 100% of the fair market value of the common stock on the date of grant if the option is granted in lieu of the payment of compensation and the amount of such compensation, when added to the exercise price of the option, equals at least 100% of the fair market value as of the date of grant. The proposed amended plan provides that the exercise price of an option granted under the plan may not be reduced after the date of grant, directly or indirectly (other than pursuant to the anti-dilution provisions of the plan), without the express approval of our shareholders.

     The term of a stock option granted under the plan may not exceed ten years from the date of grant. Stock options may expire earlier upon the termination of employment of the optionee. Options granted under the plan are not transferable other than by will or by the laws of descent and distribution, unless, in the case of nonstatutory stock options, the committee specifies otherwise.

     The vesting schedule for an option will be established by the committee and set forth in the option agreement. However, in the event of a change of control (as defined in the plan), all outstanding stock options will become vested and exercisable immediately, and in the event of an optionee's termination of employment due to death, disability or normal retirement or termination by the Company without cause, all of his or her outstanding stock options will become fully vested and exercisable.

     The committee may permit an optionee to defer the issue or transfer of stock that would otherwise be issued or transferred to such optionee upon exercise of an option, in accordance with terms and conditions established by the committee.

     The committee may grant one or more reload options to an optionee who exercises an original option by tendering common stock in payment of the exercise price or applicable withholding taxes. A reload option is granted at the time of exercise of the original option and represents an additional stock option to acquire the same number of shares as were surrendered by the optionee in payment. A reload option is subject to all of the same terms and conditions as the original stock option, except that the exercise price for the reload option will be the fair market value of the common stock as of the date of grant of such reload option (i.e., the date of exercise of the original option).

     Restricted Stock Awards. The committee may issue restricted stock to participants in its sole discretion, except as described above for non-employee directors. The committee will specify in a restricted stock agreement the manner in which restricted stock will vest and become nonforfeitable or may be deferred, as well as any conditions, restrictions and contingencies to which the restricted stock may be subject. Such conditions, restrictions and contingencies may consist of a requirement of continuous service and/or the satisfaction of one or more performance goals. However, in the event of a change of control (as defined in the plan), all outstanding awards of restricted stock will become fully vested, and in the event of a grantee's termination of employment due to death, disability or normal retirement, all of his or her outstanding awards of restricted stock will become fully vested. A recipient of restricted stock will have immediate rights of ownership in the shares of restricted stock, including the right to vote the shares and the right to receive dividends with respect to the shares.

     Performance Goals. The committee may designate any restricted stock award as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code sec.162(m). If an award is so designated, the committee must establish objectively determinable performance goals for the award based on one or more of the following performance criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a division, region, affiliate, department or function within the company or an affiliate:

     - book value,

     - earnings per share,

     - market capitalization,

     - net income,

     - price-earnings ratio,

     - return on assets,

     - return on equity,

     - return on revenue,

     - return on capital,

     - changes in working capital,

     - EBITDA (earnings before interest, taxes, depreciation and amortization),

     - EBIT (earnings before interest and taxes),

     - cash flow,

     - net profit before tax,

     - gross profit,

     - operating profit, or

     - shareholder return.

     The committee must establish such goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations), and the committee may not increase any award or, except in the case of certain qualified terminations of employment, waive the achievement of any specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the committee in each case that the performance goals and any other material conditions were satisfied.

     Capital Adjustments. In the event of a stock split, a dividend payable in shares of our common stock, or a combination or consolidation of our common stock into a lesser number of shares, the share authorization limits under the plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price for such award. If we are involved in another corporate transaction or event that affects our common stock, such as an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the share authorization limits under the plan will be adjusted proportionately, and the committee may adjust outstanding awards to preserve the benefits or potential benefits of the awards.

     Termination and Amendment. Our Board of Directors or the committee may at any time terminate or amend the plan without shareholder approval; but if an amendment to the plan would, in the reasonable opinion of the board or the committee, materially increase the benefits accruing to participants, materially increase the number of shares of stock issuable under the plan, or materially modify the requirements for eligibility, then such amendment will be subject to shareholder approval. No termination or amendment of the plan may adversely affect any award previously granted under the plan without the written consent of the participant. The committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our shareholders or otherwise permitted by the antidilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

CERTAIN FEDERAL TAX EFFECTS

     Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the plan. When the optionee exercises a nonstatutory option for cash, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction. Any gain that the optionee recognizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

     If an optionee exercises a nonstatutory option by paying the exercise price with previously acquired Common Stock, he or she will recognize income (relative to the new shares he or she is receiving) in two steps. In the first step, a number of new shares equal to the number of older shares the optionee delivered in payment of the exercise price is considered to have been exchanged in accordance with Code sec.1036, and no gain or loss is recognized with respect to those shares. In the second step, with respect to the number of new shares the optionee acquires in excess of the number of old shares delivered (the "profit shares"), the optionee will recognize ordinary income equal to the fair market value of the profit shares on the date of exercise, less any cash consideration paid to exercise the option. However, the optionee may postpone recognition of income (for federal income tax purposes) with respect to the profit shares if he or she elects to defer receipt of the profit shares in accordance with procedures approved by the committee.

     The optionee's tax basis in the new shares equal to the number of the older shares delivered (the "exchange shares") will be the same as the optionee's tax basis in the old shares delivered, and the optionee's capital gain holding period in the old delivered shares will apply (carry over) to the exchange shares. The optionee's tax basis in the profit shares will equal the amount of income recognized upon exercise of the option, plus the amount of any cash consideration paid to exercise the option.

     Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee's alternative minimum taxable income.

     If an optionee exercises an incentive stock option by paying the exercise price with previously acquired common stock, the tax effects can be analyzed in two steps. In the first step, a number of new shares equal to the number of older shares the optionee delivered in payment of the exercise price is considered to have been exchanged in accordance with Code sec.1036, and no gain or loss is recognized with respect to those shares. The optionee's tax basis in the new shares equal to the number of the older shares delivered (the "exchange shares") will be the same as the optionee's tax basis in the old shares delivered, and the optionee's capital gain holding period in the old delivered shares will apply (carry over) to the exchange shares. In the second step, with respect to the number of new shares the optionee acquires in excess of the number of old shares delivered (the "profit shares"), the optionee will recognize no income upon exercise of the option (ignoring alternative minimum tax for this purpose). The optionee's tax basis in the profit shares will equal the amount of any cash consideration paid to exercise the option.

     Transfers of Options. The committee may, but is not required to, permit the transfer of nonstatutory stock options granted under the plan. Based on current tax and securities regulations, such transfers, if permitted, are likely to be limited to gifts to members of the optionee's immediate family or certain entities controlled by the optionee or such family members. The following paragraphs summarize the likely income, estate, and gift tax consequences to the optionee, us, and any transferees, under present federal tax regulations, upon the transfer and exercise of such options.

     Federal Income Tax. There will be no federal income tax consequences to the optionee, us, or the transferee upon the transfer of a nonstatutory stock option. However, the optionee will recognize ordinary income when the transferee exercises the option, in an amount equal to the excess of the fair market value of the option shares upon the exercise of such option over the exercise price, and we will be allowed a corresponding deduction. The gain, if any, realized upon the transferee's subsequent sale or disposition of the option shares will constitute short-term or long-term capital gain to the transferee, depending on the transferee's holding period. The transferee's basis in the stock will be the fair market value of such stock at the time of exercise of the option.

     Federal Estate and Gift Tax. If an optionee transfers a nonstatutory stock option to a transferee during the optionee's life but before the option has become exercisable, the optionee will not be treated as having made a completed gift for federal gift tax purposes until the option becomes exercisable. However, if the optionee transfers a fully exercisable option during the optionee's life, he or she will be treated as having made a completed gift for federal gift tax purposes at the time of the transfer. If the optionee transfers an option to a transferee by reason of death, the option will be included in the decedent's gross estate for federal estate tax purposes. The value of such option for federal estate or gift tax purposes may be determined using a "Black-Scholes" or other appropriate option pricing methodology, in accordance with IRS requirements.

     Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Common Stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code sec. 162(m). If the participant files an election under Code sec. 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code sec. 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code sec. 83(b) election.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

     During 2001, awards were granted or approved for grant under the plan to 83 persons, including the following persons and groups. Any future awards will be made at the discretion of the committee, other than grants of options or restricted stock to non-employee directors pursuant to the terms of separate director compensation plans in which such directors may elect to receive options or restricted stock in lieu of compensation. Therefore, it is not presently possible to determine the benefits or amounts that will be received by any individuals or groups pursuant to the plan in the future.

                                                           1992 STOCK INCENTIVE PLAN
                                                        --------------------------------
NAME AND POSITION                                       DOLLAR VALUE   NUMBER OF OPTIONS
-----------------                                       ------------   -----------------
J.W. Moore, Chairman, President and CEO...............  $3,923,492(1)        764,143
B.L. Doxey, Senior Executive Vice President and CFO...  $  481,458(1)         76,221
A. Henriques, CEO, Southern Banking Group.............  $  478,500(1)         75,000
S.J. Schenck, CEO, Midwest Banking Group..............  $  478,500(1)         75,000
J.V. White, CEO, Central Banking Group................  $  478,574(1)         76,022
All Executive Officers as a Group (including the
  above)..............................................  $7,281,272(1)      1,292,633
All Non-Executive Directors as a Group................  $  905,944(1)        157,200
All Non-Executive Employees as a Group................  $3,778,857(1)        673,293

---------------

(1) The dollar value of the options will be dependent on the difference between the exercise price and the fair market value of the underlying shares on the date of exercise (the "option spread"). The dollar value of the options shown above represents the option spread as of January 31, 2002, based on the weighed average exercise price of the options.

                                   PROPOSAL 4

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the independent public accountants of Union Planters for its fiscal year ending December 31, 2002. The Board seeks to have the shareholders ratify the appointment of PricewaterhouseCoopers. PricewaterhouseCoopers, which has served as the independent public accountants of Union Planters since 1985, follows a policy of rotating the partner in charge of Union Planters' audit every seven years. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the appointment of PricewaterhouseCoopers is not ratified by the shareholders, the Board of Directors may appoint other independent public accountants based upon the recommendation of the Audit Committee.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2002.

           INFORMATION ON FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

     The following table shows the fees paid or accrued by Union Planters for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal year 2001.

Audit Fees..................................................               $ 1,130,000
Financial Information Systems Design and Implementation
  Fees......................................................                 2,517,175
All Other Fees
  Tax Services..............................................  $2,613,941
  Hardware and Software Procurement(1)......................   1,934,554
  Internal Audit Services...................................     890,000
  Human Resource Consulting.................................     607,214
  Other.....................................................     571,072
                                                              ----------
                                                                             6,616,781
                                                                           -----------
Total Fees..................................................               $10,263,956
                                                                           ===========

---------------

(1) Substantially all of this amount represents reimbursements for hardware and software procured by PricewaterhouseCoopers on behalf of Union Planters at more favorable prices than Union Planters could have obtained without the benefit of PricewaterhouseCoopers' volume discounts. A nominal amount was paid to PricewaterhouseCoopers by Union Planters for procuring the hardware and software on behalf of Union Planters.

     The Audit Committee has considered and determined that the provision of the non-audit services listed in the table above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     During 2001 some of the directors and officers of Union Planters, and other persons and entities with which they are affiliated, were customers of, and had in the ordinary course of business banking transactions with, Union Planters' subsidiary banks. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features. Such loans aggregated less than 1% of shareholders' equity as of December 31, 2001.

                               OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

     Any shareholder proposals intended to be presented at Union Planters' 2003 Annual Meeting of Shareholders must be received in writing by Union Planters at the corporate offices no later than November 18, 2002, in order to be included in our proxy statement and form of proxy relating to the 2003 Annual Meeting of Shareholders. Also, as to any shareholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2003 Annual Meeting of Shareholders, but is instead sought to be presented directly to the shareholders at the 2003 Annual Meeting, management proxy holders will be allowed to use their discretionary voting authority to vote on the proposal if either (1) we do not receive notice of the proposal before the close of business on February 2, 2003, or (2) we receive notice of the proposal by that deadline and advise the shareholders in the proxy statement for the 2003 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal.

ANNUAL REPORTS AND EXHIBITS

     Union Planters' Annual Report to Shareholders is enclosed with this proxy statement. Biographical information about our executive officers is included in
Part I of the Annual Report on Form 10-K we are filing with the Securities and Exchange Commission for 2001, under the section entitled "Executive Officers of the Registrant." Neither the Annual Report to Shareholders nor the Form 10-K is to be considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.

     ANY SHAREHOLDER WHO WISHES TO OBTAIN A COPY, WITHOUT CHARGE, OF UNION PLANTERS' ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2001, WHICH INCLUDES FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY CONTACT THE INVESTOR RELATIONS DEPARTMENT, 6200 POPLAR AVENUE, MEMPHIS, TENNESSEE 38119, OR AT TELEPHONE NUMBER (901) 580-5540.

     PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD (OR VOTE BY TELEPHONE OR INTERNET) AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY STILL VOTE IN PERSON, SINCE THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY DELIVERING TO THE CORPORATE SECRETARY OF UNION PLANTERS A WRITTEN REVOCATION OF THE PROXY.

                                   APPENDIX A

                           UNION PLANTERS CORPORATION

                       2002 SENIOR MANAGEMENT PERFORMANCE
                                 INCENTIVE PLAN

     1. PURPOSE. The purpose of the Union Planters Corporation 2002 Senior Management Performance Incentive Plan (the "Plan") is to promote the interests of the shareholders of Union Planters Corporation (the "Company") by providing an incentive to senior executives and key officers of the Company and subsidiaries of the Company who can contribute most to the short-term growth and profitability of the Company. It is intended that incentive awards paid under the Plan fall within the "performance-based compensation" exception contained in
         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code").

     2. EFFECTIVE DATE OF PLAN. The Plan shall be effective as of January 1, 2002, if approved by the shareholders on April 18, 2002.

     3. PLAN ADMINISTRATION. The Plan shall be administered by the Salary and Benefits Committee of the Board of Directors of the Company ("Committee"), whose members shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. It is intended that the directors appointed to serve on the Committee shall be "outside directors" (within the meaning of Section 162(m) of the Tax Code and the regulations thereunder) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer awards under the Plan. The Committee shall adopt such rules of procedure as it may deem proper. The powers of the Committee shall include plenary authority to interpret the Plan and, subject to the provisions hereof, to determine the persons who are eligible to receive awards under the Plan, the terms of any awards, the Corporate Financial Criteria, Performance Goals, and other criteria applicable to such awards, and the extent to which the Company and the Participants in the Plan have achieved the performance goals. The Committee shall have the power, in its sole and complete discretion, to reduce the amount of or eliminate any award under the Plan, but the Committee shall have no power to increase any award that has been calculated pursuant to the provisions of this Plan.

     4. ELIGIBILITY. All senior executives and key officers of the Company or any of its subsidiaries are eligible for participation in the Plan. Actual participation in the Plan for the Plan Year will be limited to, and awards may be granted under the Plan to, those senior executives and key officers of the Company or any subsidiary of the Company who, in the judgment of the Committee, have an identifiable impact upon the growth and profitability of the Company and who are selected for participation in the Plan for the Plan Year by the Committee. Determination by the Committee of the senior executives and key officers who will participate in the Plan for the Plan Year shall be conclusive.

     5. AWARDS. Prior to or within 90 days after the commencement of each calendar year (the "Plan Year"), the Committee shall designate the following:

        5.1. The senior executives and key officers, if any, who will participate (the "Participants") in the Plan for the Plan Year.

        5.2. The Corporate Financial Criteria, as defined herein, which will apply to awards for the Plan Year and the weighting of the Corporate Financial Criteria.

        5.3. The Performance Goals, as defined herein, to be met by the Company for Participants to earn awards for the Plan Year and a payout matrix or grid or formula for such Corporate Financial Criteria and Performance Goals.

              After the period of time specified in the prior sentence, the Committee may designate additional officers and employees who will participate in the Plan for the Plan Year (also

              "Participants" for purposes hereof); provided, however, that (i) any award earned by such Participant for participation for such partial Plan Year will be pro-rated based on the number of days during the Plan Year in which the Participant participated in the Plan, and (ii) the Performance Goals for the additional Participant are established within the first 25% of the days remaining in the Plan Year.

              A Participant who terminates employment, either voluntarily or involuntarily, before the payment date for awards for the Plan Year that have not been deferred is thereby ineligible for an award under the Plan; provided; however, the Committee may, in its sole and complete discretion, determine to pay an award in the event termination was the result of death or disability of the Participant.

     6. CORPORATE FINANCIAL CRITERIA. For each Plan Year, the Committee shall designate one or more of the corporate financial criteria (the "Corporate Financial Criteria") set forth in this Section 6 for use in determining an award for a Participant for such Plan Year. Corporate Financial Criteria designated for any Participant for a Plan Year may be different from those designated for other Participants in the same year. The Committee may specify Corporate Financial Criteria in relation to consolidated Company performance or in relation to performance of identifiable segments, business lines, departments, or subsidiaries of the Company. Corporate Financial Criteria shall consist of any one or more of the following financial measures: (1) book value,
         (2) earnings per share, (3) market capitalization, (4) net income, (5) price-earnings ratio, (6) return on assets, (7) return on equity, (8) return on revenue, (9) return on capital, (10) changes in working capital, (11) EBITDA (earnings before interest, taxes, depreciation and amortization), (12) EBIT (earnings before interest and taxes), (13) cash flow, (14) net profit before tax, (15) gross profit, (16) operating profit, or (17) shareholder return.

     7. PERFORMANCE GOALS. For each Plan Year, the Committee shall establish specific, objective performance goals (the "Performance Goals"), for each of the Corporate Financial Criteria designated by the Committee for the Plan Year against which actual performance is to be measured to determine the amount of awards. Performance Goals established by the Committee may be described by means of a grid or matrix, providing for goals resulting in the payment of awards in such percentages as the Committee may designate of the target award payable to the Participant pursuant to the provisions of this Plan. A Performance Goal may be expressed in any form the Committee determines, including, but not limited to, the following: percentage growth, absolute growth, cumulative growth, performance versus an index, performance versus a peer group, a designated absolute amount, and a per share amount.

     8.  DETERMINATION AND PAYMENT OF AWARDS.

        8.1. As soon as practicable after the end of the Plan Year, the Committee will determine the amount of the award earned by each Participant, based on application of the criteria specified in this Section 8.

              Such Committee determination must include a certification in writing that the Performance Goals and any other material terms of the award were in fact satisfied; provided that minutes of the Committee meeting (or any action by written consent) shall satisfy the written certification requirement. Payment will be made promptly after determination of the awards by the Committee unless payment of an award has been deferred pursuant to Section 11.6 hereof. Awards under the Plan shall be payable solely in cash.

        8.2. For any Participant, the award will be the amount obtained by multiplying the following amounts: (1) annual base salary as of the last day of the Plan Year, (2) a specified percentage (expressed as a decimal) determined by the Committee to apply to the Participant for the Plan Year, and (3) the percentage achievement (expressed as a decimal) of the Performance Goals for the Corporate Financial Criteria designated by the Committee for the Plan Year. Notwithstanding anything herein to the contrary, in accordance with provision in Section 3, the Committee shall have the power, in its sole discretion, to reduce or eliminate (but not increase) the award of any Participant.

        8.3. Notwithstanding anything herein to the contrary, the maximum dollar amount that may be awarded for any Plan Year to any Participant may not exceed $2.5 million.

     9. TERMINATION, SUSPENSION OR MODIFICATION OF THE PLAN. The Board of Directors or the Committee may terminate, suspend or modify the Plan at any time; provided, however, that if a modification of the Plan would require shareholder approval in order to continue to qualify Plan awards as "performance-based compensation" under Section 162(m) of the Tax Code, then such modification may be conditioned on such shareholder approval. Notwithstanding the foregoing, no termination, suspension or modification shall affect the payment of an award for a Plan Year already ended. The Committee is expressly permitted to make any modification to the Plan that is required to conform the Plan to the requirements for the "performance-based compensation" exception under
         Section 162(m) of the Tax Code.

     10.  CHANGE IN CONTROL.

        10.1. For purposes of this Plan, a "Change in Control" means the occurrence of any one of the following events:

           10.1.1. The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 25% or more of either
                    (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection 10.1.1, the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation to a transaction which complies with clauses 10.1.3.1, 10.1.3.2, 10.1.3.3 of subsection 10.1.3 of this
                    Section; or

           10.1.2. Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

           10.1.3. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination,

               10.1.3.1. all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding company Voting Securities, as the case may be, and

               10.1.3.2. no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and

               10.1.3.3. at least a majority of the members of the board of directors of the corporation resulting from such business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination.

        10.2. Without regard to any contrary provisions of the Plan, if a Change in Control occurs, an award under the Plan shall be paid, or credited to the Participant's deferral account, if applicable, at the time specified below, to each Participant, computed as follows: the award to be paid will be in the form of a lump sum cash amount equal to the product of (i) the Participant's target bonus under the Plan for the Plan Year in which the Change in Control occurs, and (ii) a fraction, the numerator of which is the number of days in the Plan Year in which a Change in Control occurs through the date of the Change in Control, and the denominator of which is 365. Payment of an award under this
               Section 10.2 of the Plan shall be made immediately upon the occurrence of an event described in Section 10.1.1, 10.1.2 or
               10.1.3 or, in the event the Company has executed an agreement to effectuate a Business Combination which, if consummated, would constitute a Change in Control, and if the Chief Executive Officer of the Company has indicated in advance a date which he believes in good faith will be the effective date of such Business Combination (the "Anticipated Effective Date"), then payment of an award under this Section 10.2 shall be made three business days prior to the Anticipated Effective Date. If the Plan remains in effect through the end of the Plan Year in which the Change in Control occurs, awards under the Plan for such Plan Year shall be calculated and paid in the manner provided in
               Section 8 of the Plan, but shall be reduced, dollar for dollar, by any award paid under this Section 10.2 during such Plan Year. In no event will the award payable under this Section 10.2 be reduced as a result of such year-end calculation.

     11.  MISCELLANEOUS.

        11.1. NO ASSIGNMENTS. Prior to actually being received by the Participant or his/her designated beneficiary, no award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including without limitation any liability for alimony or other payments for the support of a spouse, former spouse, or any other relative of Participant; any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute, levy or otherwise dispose of any right to such award shall be void.

        11.2. NO RIGHT OF EMPLOYMENT. Neither the adoption of the Plan nor the determination of eligibility to participate in the Plan nor the granting of an award under the Plan shall confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or the subsidiary to terminate such employment at any time.

        11.3. TAX WITHHOLDING. With respect to any taxable event arising as a result of the Plan, the Company or any subsidiary shall have the right to withhold from the award or require the Participant to remit to the Company cash in an amount sufficient to satisfy any federal, state and/or local withholding tax requirements (including the Participant's FICA obligation) prior to the payment of an award hereunder.

        11.4. GOVERNING LAW. The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of Tennessee.

        11.5. OTHER PLANS. Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Company or any subsidiary of the Company to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Company or a subsidiary of the Company, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined. However, no such plan will be established or operated in a way that entitles or allows a Participant to receive an award as a substitution or supplement for not achieving goals under this Plan.

        11.6. DEFERRALS OF AWARDS. A Participant may elect to defer payment of his/her cash award under the Plan if permitted pursuant to the terms of a deferred compensation program of the Company existing at the time the election to defer is permitted to be made and the Participant complies with the terms of such program. Any such deferred amount will be credited either with a reasonable rate of interest or a pre-established actual or phantom investment (such as a notional investment in stock of the Company) pursuant to the terms of the deferred compensation plan as then in effect.

        11.7. SECTION 162(M). It is the intention of the Company that all payments made under the Plan shall fall within the "performance-based compensation" exception contained in Section 162(m) of the Tax Code. Thus, unless the Board of Directors expressly determines otherwise and, except for Section 10.2 of the Plan, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event, the Plan shall be construed in favor of its meeting the "performance-based compensation" exception contained in Section 162(m).

                                   APPENDIX B

                           UNION PLANTERS CORPORATION

                              AMENDED AND RESTATED
                           1992 STOCK INCENTIVE PLAN

     1. DEFINITIONS. In this Plan, except where the context otherwise indicates, the following definitions apply:

          1.1 "Award" means any Option or Restricted Stock award granted under the Plan.

          1.2 "Agreement" means any written notice, agreement, contract, or other instrument or document evidencing an Award.

          1.3  "Board" means the Board of Directors of the Company.

          1.4 "Cause" as a reason for a Participant's termination of employment shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or a Subsidiary, provided, however, that if there is no such employment agreement in which such term is defined, "Cause" shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

          1.5 "Change in Control" means the occurrence of any of the following events:

             1.5.1 The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
                    Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section 1.5.1, the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any Person pursuant to a transaction which complies with Sections 1.5.3.1, 1.5.3.2, and 1.5.3.3; or

             1.5.2 Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

             1.5.3 Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination,

                  1.5.3.1 all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and

                  1.5.3.2 no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan ([or related trust]) of the Company or such corporation resulting from such Business Combination) beneficially owns directly or indirectly 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and

                  1.5.3.3 at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

          1.6  "Code" means the Internal Revenue Code of 1986, as amended.

          1.7 "Committee" means the committee referred to in Section 3. Unless otherwise determined by the Board, the Salary and Benefits Committee of the Board shall be the Committee.

          1.8 "Common Stock" means the authorized but unissued common stock, par value $5, of the Company.

          1.9  "Company" means Union Planters Corporation.

          1.10  "Covered Employee" means a covered employee as defined in Code
                Section 162(m)(3).

          1.11 "Date of Grant" means the date on which an Option or Restricted Stock award is granted by the action of the Committee.

          1.12 "Disability" means a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company's employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of a Participant, as determined by the Board, to substantially perform his or her regular duties and responsibility due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition. Notwithstanding the above, with respect to an Incentive Stock

            Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

          1.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          1.14 "Fair Market Value" of a share of Common Stock as of any date means the amount equal to the closing price on such date for a share of Common Stock on the New York Stock Exchange as reported in The Wall Street Journal or, in the absence of reported sales on such date, the closing price on the immediately preceding date on which sales were reported, or, if the Common Stock is not traded on the New York Stock Exchange, then the Fair Market Value of such Common Stock as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

          1.15 "Incentive Stock Option" means an Option that qualifies as an Incentive Stock Option under Section 422 of the Code.

          1.16 "Nonstatutory Stock Option" means an Option which is not an Incentive Stock Option.

          1.17 "Normal Retirement" means retirement at age 60 with at least 20 years of service (i.e., 20 calendar years of employment each with 1000 hours or more of service), or retirement at or after age 62 regardless of years of service.

          1.18 "Option" means the right to purchase from the Company a specified number of shares of Common Stock within a specified time period, which right shall be designated as either an Incentive Stock Option or a Nonstatutory Stock Option.

          1.19 "Option Period" means the period during which an Option may be exercised.

          1.20 "Option Price" means the price per share at which an Option may be exercised.

          1.21 "Option Shares" means the shares of Common Stock subject to an Option as set forth in the applicable Agreement.

          1.22 "Participant" means a person who, as an employee, officer, or director of the Company or any Subsidiary, has been granted an Award under the Plan.

          1.23 "Plan" means the Union Planters Corporation Amended and Restated 1992 Stock Incentive Plan, as amended from time to time.

          1.24 "Qualified Performance-Based Award" means (i) an Option having an exercise price equal to or greater than the Fair Market Value of the underlying Common Stock as of the Date of Grant, or (ii) a Restricted Stock award that is intended to qualify for the
                Section 162(m) Exemption and is made subject to performance goals based on Qualified Performance Criteria.

          1.25 "Qualified Performance Criteria" means one or more of the performance criteria listed in Section 11.2 hereof upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

          1.26 "Reload Option" means an Option granted to a Participant upon the surrender of shares of Common Stock in payment of the Option Price upon the exercise of an Option or to satisfy any tax withholding requirement incident to the exercise of an Option. The Option Price for any Reload Option shall be the Fair Market Value at the date the Common Stock is surrendered as payment pursuant to Section 3.4.4. Other terms of the Reload Option shall be the same as contained in the Option Agreement relating to the Option exercised.

          1.27 "Restricted Stock" means shares of Common Stock awarded pursuant to the provisions of Section 7.

          1.28 "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

          1.29 "Subsidiary" means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

     2. PURPOSE. The purpose of the Plan is to provide a means to attract able persons to remain in or to enter the employ or directorship of the Company or a Subsidiary and to provide a means whereby the officers, employees and directors can acquire and maintain stock ownership, thereby strengthening their concern for the long-term welfare of the Company.

     3. ADMINISTRATION. The Plan shall be administered by the Committee, which shall be appointed by the Board or, at the discretion of the Board from time to time, the Plan may be administered by the Board. The Committee shall consist of two or more members of the Board. It is intended that the directors appointed to serve on the Committee shall be "nonemployee directors" (within the meaning of Rule l6b-3 under the Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Code and the regulations thereunder) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are, or who are anticipated to be become, either (i) Covered Employees or (ii) persons subject to the short-swing profit rules of Section 16 of the Exchange Act. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any award made by the Committee, which award is otherwise validly made under the Plan. The Board shall have the power to fill vacancies on the Committee or to replace members of the Committee with other members of the Board at any time. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3) shall include the Board.

       In addition to any other powers granted to the Committee, it shall have the following powers subject to the express provisions of the Plan:

          3.1 subject to the provisions of Sections 4, 5, 6, and 7, to determine in its sole discretion the Participants to whom Options or Restricted Stock shall be granted or awarded under the Plan, the number of shares which shall be subject to each Award, the terms upon which, the times at which, and the periods within which such Options may be acquired and exercised, and the terms and conditions of Restricted Stock awards;

          3.2 to grant Options to, and to award Restricted Stock to, Participants selected by the Committee in its sole discretion;

          3.3 to determine all other terms and provisions of each Agreement, which need not be identical;

          3.4 without limiting the foregoing, to provide in its sole discretion, in an Agreement:

             3.4.1 for an agreement by the Participant to render services to the Company or a Subsidiary upon such terms and conditions as are specified in the Agreement, provided that the Committee shall not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Participant;

             3.4.2 for restrictions on the transfer, sale, or other disposition of Common Stock issued to the Participant upon the exercise of an Option or for other restrictions permitted by Section 7 with respect to Restricted Stock;

             3.4.3 for an agreement by the Participant to resell to the Company, under specified conditions, Common Stock issued upon the exercise of an Option or awarded as Restricted Stock; and

             3.4.4 for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including without limitation by delivery (including constructive delivery) of shares of Common Stock (other than Restricted Stock) valued at Fair Market Value on the date of exercise of the Option, or by a combination of cash and shares of Common Stock; provided, however, that if shares of Common Stock that were acquired otherwise than on the open market are used to pay the Option Price, such shares must have been held by the Participant as fully vested shares for at least six months;

             3.4.5 for the automatic issuance of a Reload Option for the same number of shares of Common Stock delivered as payment (or partial payment) of the Option Price as provided in Section
                    3.4.4 above and, to the extent authorized by the Committee, for the number of shares used to satisfy any tax withholding requirement incident to the exercise of an Option as provided for in Section 8. The number of shares covered by a Reload Option shall not exceed (i) the number of shares of Common Stock, if any, surrendered as payment or (ii) the number of shares remaining available for granting under the Plan, whichever shall be less. No Reload Options shall issue to a Participant who exercises any Option pursuant to the terms of this Plan following termination of his employment;

          3.5 to require, whether or not provided for in the pertinent Agreement, of any person acquiring or exercising an Option or acquiring Restricted Stock, at the time of such exercise or acquisition, the making of any representations or agreements which the Committee may deem necessary or advisable in order to comply with the securities and tax laws of the United States or of any state;

          3.6  to construe and interpret the Agreements and the Plan;

          3.7 to make all other determinations and take all other actions necessary or advisable for the administration of the Plan; and

          3.8 to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Subsidiary may operate, in order to assure the viability of the benefits of Awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan.

            Notwithstanding the foregoing, grants of Options and Restricted Stock to non-employee directors hereunder shall be made only in accordance with the terms, conditions and parameters of a separate plan or plans for the compensation of non-employee directors of the Company, and the Committee may not otherwise make discretionary Awards hereunder to non-employee directors.

            The Board or the Committee may expressly delegate to a special committee consisting of one or more directors who are also officers of the Company some or all of the Committee's authority under Sections 3.1 through 3.4 above with respect to those eligible Participants who, at the time of grant are not, and are not anticipated to be become, either (i) Covered Employees or (ii) persons subject to the insider trading rules of Section 16 of the Exchange Act.

            Any determinations or actions made or taken by the Committee pursuant to this Section shall be binding and final.

     4. ELIGIBILITY. Participants in the Plan (other than directors) shall be selected by the Committee from among the employees and officers of the Company or its Subsidiaries. Directors shall be Participants in the Plan only in accordance with the terms, conditions and parameters of a separate plan or plans for the compensation of non-employee directors of the Company.

     5. STOCK SUBJECT TO THE PLAN. As of January 31, 2002, there were remaining available for Awards 4,382,926 shares of the 13,000,000 shares of Common Stock authorized under the Plan. Effective upon the 2002 amendment to the Plan, subject to the following paragraph and subject to adjustment as provided in Section 9, the aggregate number of shares of Common Stock reserved for Awards shall be 20,000,000 (an increase of 7,000,000 shares) of which not more than 20% may be granted as Awards of Restricted Stock (whether vesting by continued employment or other performance measures). To the extent that awards of Restricted Stock exceed 10% of the shares authorized under the Plan, such Awards in excess of 10% shall be subject to a minimum vesting period of three years, or one year if the vesting is based on performance criteria other than continued employment. Any Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market. To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any shares of Common Stock subject to the Award will again be available for the grant of an Award under the Plan.

        Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 9), (i) the maximum number of shares of Common Stock with respect to one or more Options that may be granted during any one calendar year under the Plan to any one Participant shall be 1,500,000, and (ii) the maximum Fair Market Value (measured as of the Date of Grant) of any Awards of Restricted Stock that may be received by any one Participant (less any consideration paid by the Participant for such Award) during any one calendar year under the Plan shall be $8,000,000.

     6. OPTIONS.

       6.1 EVIDENCE OF GRANT. Each Option grant shall be evidenced by an Agreement, which shall indicate whether the Option is intended to be a Nonstatutory Stock Option or an Incentive Stock Option. Incentive Stock Options may not be granted to a non-employee director.

       6.2 OPTION PRICE. The Option Price shall be determined by the Committee and specified in the Agreement, but the Option Price shall not be less than the greater of 100% of the Fair Market Value of the Common Stock determined as of the Date of Grant or the par value of the Common Stock. Notwithstanding the prior sentence, the Option Price of a Nonstatutory Stock Option may be less than 100% of the Fair Market Value of the Common Stock as of the Date of Grant if: (i) the Participant has entered into an agreement with the Company, pursuant to which the grant of the Option is in lieu of the payment of compensation; and (ii) the amount of such compensation when added to the Option Price equals at least 100% of the Fair Market Value as of the Date of Grant of the shares subject to the Option.

       6.3 OPTION PERIOD. The Option Period shall be determined by the Committee and specifically set forth in the Agreement, provided however, that an Option shall not be exercisable after ten years from the Date of Grant.

       6.4 VESTING. The vesting schedule for an Option shall be determined by the Committee and specifically set forth in the Agreement. Notwithstanding the stated vesting schedule, (i) in the event of a Change in Control of the Company all Options granted under the Plan shall become fully vested, and (ii) in the event, prior to a Change in Control, of the death, Disability, or Normal Retirement of a Participant, or a Participant's termination of employment by the Company without Cause, all Options granted to such Participant shall become fully vested.

        6.5  EXERCISE.

           6.5.1 An Option shall, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment for the Common Stock with respect to which the Option is exercised. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Common Stock, or other property (including "cashless exercise" arrangements); provided, however, that if shares of Common Stock that were acquired otherwise than on the open market are used to pay the Option Price, such shares must have been held by the Participant as fully vested shares for at least six months.

           6.5.2 Upon the death of a Participant, any Option exercisable on the date of death may be exercised by the Participant's estate or by a person who acquires the legal right to exercise such Option by bequest or inheritance or otherwise, provided that such exercise occurs within the remaining Option Period. The provisions of this Section shall apply notwithstanding the fact that the Participant's employment may have terminated prior to death, but only to the extent of any Options exercisable on the date of death.

          6.6  TRANSFERABILITY.

             6.6.1 Incentive Stock Options granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Participant only by the Participant.

             6.6.2 Nonstatutory Stock Options granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, except as provided by the Committee and specified in the Agreement or thereafter. In the event of the assignment or transfer of a Nonstatutory Option, the assignee or transferee shall be subject to the terms and conditions of the Option as evidenced by this Plan which would otherwise apply to the Participant. The Option shall not be assignable or transferable by such assignee or transferee other than by will or by the laws of descent and distribution, and shall be exercisable during such individual's lifetime only by such individual.

          6.7  SPECIAL RULES FOR INCENTIVE STOCK OPTIONS.

             6.7.1 All Incentive Stock Options granted under the Plan shall comply with the provisions of the Code governing incentive stock options, and with all other applicable rules and regulations.

             6.7.2 To the extent that the aggregate Fair Market Value (determined on the date the Option is granted) of Common Stock with respect to which an Incentive Stock Option is exercisable for the first time by any Participant during any calendar year exceeds $100,000, such Option shall be treated as a Nonstatutory Stock Option.

             6.7.3 Notwithstanding the designation of an Option in an Agreement as an Incentive Stock Option, under current federal tax laws and regulations the tax treatment available pursuant to
                    Section 422 of the Code upon the exercise of an Incentive Stock Option is not available to a Participant who exercises any Incentive Stock Option more than (i) 12 months after the date of termination of employment due to Disability or (ii) three months after the date of termination of employment for any reason other than Disability or death.

          6.8 OPTION DEFERRALS. The Committee may permit the Participant to defer the issue or transfer of Common Stock which would otherwise be issued or transferred to such

           Participant upon exercise of the Option. Such deferral shall be at a time, in an amount, and in a manner that is in accordance with the terms and conditions established by the Committee.

     7.  RESTRICTED STOCK AWARDS.

          7.1 TERMS OF RESTRICTED STOCK AWARDS. Restricted Stock awards under the Plan shall consist of shares of Common Stock granted to a Participant that are restricted against transfer, subject to forfeiture, and subject to other terms and conditions intended to further the purpose of the Plan as determined by the Committee. Restricted Stock awards shall be evidenced by Agreements containing provisions setting forth the terms and conditions governing such awards. Each such Agreement for Restricted Stock must contain the following:

             7.1.1 prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the shares awarded as Restricted Stock, (ii) the right to vote such shares, and (iii) the right to receive dividends thereon during the restriction period applicable to such shares; provided, however, that the Participant shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote such shares;

             7.1.2 at least one term, condition, or restriction constituting a "substantial risk of forfeitures" as defined in Section 83(c) of the Code;

             7.1.3 such other terms, conditions, and restrictions as the Committee in its discretion chooses to apply to the stock (including, without limitation, provisions creating additional substantial risks of forfeiture);

             7.1.4 the applicable period or periods of any terms, conditions, or restrictions applicable to the Restricted Stock; provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the shares awarded to a Participant; and

             7.1.5 the terms and conditions upon which any restrictions upon shares of Restricted Stock awarded shall lapse and new certificates free of the foregoing legend shall be issued to the Participant or his legal representative.

          7.2 EVIDENCE OF RESTRICTED STOCK. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including, without limitation, registration by book entry. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, such as the following:

               "This certificate and shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the Union Planters Corporation Amended and Restated 1992 Stock Incentive Plan and an Agreement entered into between the registered owner and Union Planters Corporation. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file with Union Planters Corporation."

          7.3 AUTOMATIC VESTING IN CERTAIN EVENTS. Notwithstanding any other provision herein to the contrary, (i) in the event of a Change in Control of the Company all awards of Restricted Stock under the Plan shall become fully vested, and (ii) in the event, prior to a Change in Control, of the death, Disability, or Normal Retirement of a Participant, all awards of Restricted Stock granted to such Participant shall become fully vested.

          7.4 RESTRICTED STOCK DEFERRALS. The Committee may permit the Participant to defer the receipt of Common Stock upon the vesting of an award of Restricted Stock. Such deferral shall be at a time, in an amount, and in a manner that is in accordance with the terms and conditions established by the Committee.

     8. WITHHOLDING TAXES. With respect to any taxable event arising as a result of the Plan, the Company or any Subsidiary shall have the right to require the Participant to remit to the Company cash or Common Stock in an amount sufficient to satisfy any federal, state and/or local withholding tax requirements (including the Participant's FICA obligation) prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the minimum required withholding tax requirements (but not more than such minimum). For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred. Subject to the foregoing restrictions, all Participants shall have the right under the Plan to elect to pay withholding taxes in cash, to have shares of Common Stock withheld (but not for more than the minimum withholding obligation), or to deliver previously owned shares to satisfy withholding tax requirements; provided, however, that if shares of Common Stock that were acquired otherwise than on the open market are used to satisfy withholding obligations in excess of the minimum withholding obligation, such shares must have been held by the Participant as fully vested shares for at least six months.

     9. CAPITAL ADJUSTMENTS. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization and other share limits under Section 5 of the Plan shall be adjusted proportionately, and the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Option Price of outstanding Awards; and
         (iv) any other adjustments that the Committee determines to be equitable. In addition, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Common Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Common Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee's determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. Any adjustment determined to be appropriate by the Committee pursuant to this Section 9 shall be conclusive and shall be binding upon the Participant. Without limiting the foregoing, in the event a stock dividend or stock split is declared upon the Common Stock, the authorization and other share limits under Section 5 shall be increased proportionately, and the shares of Common Stock then subject to each Award shall be increased proportionately without any change in the aggregate purchase price therefor.

     10. TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur (i) in a circumstance in which a Participant transfers from the Company to one of its Subsidiaries, or transfers from one Subsidiary to another Subsidiary, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant's employer from the Company or any Subsidiary. To the extent that this provision causes

          Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company or a Subsidiary for purposes of Section 424(f) of the Code, the Options held by such Participant shall be deemed to be Nonstatutory Stock Options.

     11.  QUALIFIED PERFORMANCE-BASED AWARDS.

          11.1 OPTIONS. The provisions of the Plan are intended to ensure that all Options granted hereunder to any Covered Employee qualify for the Section 162(m) Exemption, provided that the Option Price therefor is greater than or equal to the Fair Market Value of the Common Stock as of the Date of Grant.

          11.2 RESTRICTED STOCK; QUALIFIED PERFORMANCE CRITERIA. When granting any Restricted Stock Award, the Committee may (but need not) designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Performance Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a Subsidiary or a division, region, department or function within the Company or a
               Subsidiary: (1) book value, (2) earnings per share, (3) market capitalization, (4) net income, (5) price-earnings ratio, (6) return on assets, (7) return on equity, (8) return on revenue,
               (9) return on capital, (10) changes in working capital, (11) EBITDA (earnings before interest, taxes, depreciation, and amortization), (12) EBIT (earnings before interest and taxes),
               (13) cash flow, (14) net profit before tax, (15) gross profit,
               (16) operating profit, or (17) shareholder return.

          11.3 ESTABLISHMENT OF PERFORMANCE GOALS. Each Qualified Performance-Based Award (other than an Option) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Performance Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate, provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the Participant's death, Disability, Normal Retirement or termination of employment without Cause, and (ii) the provisions of Section 7.3 shall apply notwithstanding this sentence.

          11.4 CERTIFICATION OF PERFORMANCE. Any payment of a Qualified Performance-Based Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11.3 above, no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Performance Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

          11.5 SECTION 162(M) AWARD LIMITS. Section 5 above sets forth the maximum number of Options and the maximum dollar value of Restricted Stock Awards that may be granted under the Plan to a Participant in any one-year.

     12. TERMINATION OR AMENDMENT. The Board or the Committee shall have the power to terminate the Plan and to amend it in any respect, provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either
         (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares issuable under the Plan, or
         (ii) materially modify the requirements for eligibility, then such amendment shall be subject to shareholder approval. Unless required by applicable law or governmental regulations, no termination or amendment of the Plan shall adversely affect the rights or obligations of the holder of any Option or Restricted Stock granted under the Plan without his consent.

     13. MODIFICATION AND SUBSTITUTION OF AWARDS. Subject to the terms and conditions and within the limitations of the Plan, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however, that (i) subject to the terms of the applicable Agreement, such amendment, modification or termination shall not, without the Participant's consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination; (ii) the original term of any Option may not be extended without the prior approval of the shareholders of the Company; and (iii) except as otherwise provided in Section 9, the Option Prices of outstanding Options may not be reduced, directly or indirectly, without the prior approval of the shareholders of the Company. Anything contained herein to the contrary notwithstanding, Options may, at the discretion of the Committee, be granted under this Plan in substitution for options to purchase shares of capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or a Subsidiary. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or in part, to the provisions of the options in substitution for which such Options are granted. Such Options shall not be counted toward the annual share limit set forth in the last paragraph in Section 5, except to the extent it is determined by the Committee that counting such Options is required in order for the grants of such Options hereunder to be eligible to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and the rules and regulations thereunder.

     14. EFFECTIVENESS AND TERM OF THE PLAN. Following adoption by the Board on February 20, 1992, the Plan first became effective on April 23, 1992, the date its was approved by the shareholders of the Company. The Plan was scheduled to expire on February 20, 2002. However, as of February 19, 2002, the Board approved the Amended and Restated Plan in its current form, subject to approval of the shareholders at the 2002 Annual Meeting. If so approved by the shareholders, the Amended and Restated Plan will be reinstated as of the date of the 2002 Annual Meeting and will expire on the tenth anniversary of such date, unless sooner terminated by the Board pursuant to Section 12 hereof. No Options or Restricted Stock may be granted between February 20, 2002 and the date that the shareholders approve the Amendment and Restated Plan at the 2002 Annual Meeting of Stockholders. The termination of the Plan on any date shall not affect the validity of any Option or Restricted Stock outstanding on the date of termination.

       Any subsequent Plan amendments which require shareholder approval pursuant to Section 13 are subject to approval by vote of the shareholders of the Company within 12 months after their adoption by the Board. Subject to such approval, any such amendments shall be effective on the date on which they are adopted by the Board. Options and Restricted Stock which are dependent upon shareholder approval of a Plan amendment may be granted prior to such approval, but shall be subject to such approval. The date on which any Option or Restricted Stock grant dependent upon shareholder approval of a Plan amendment is effective shall be the Date of Grant for all purposes as if the Option or Restricted Stock grant had not been subject to such approval; however, no Option or Restricted Stock granted may be exercised prior to such shareholder approval.

     15. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as members of the Board or of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option or Restricted Stock granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

     16. GENERAL PROVISIONS.

          16.1 NO NON-EXPRESS RIGHTS. The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Company or the Committee except as expressly provided in the Plan.

          16.2 NO EMPLOYMENT RIGHTS. The Plan does not constitute inducement or consideration for the employment of any Participant, nor is it a contract between the Company and any Participant. Participation in the Plan shall not give any employee or officer any right to be retained in the employ of the Company or any director the right to continue to serve as a director. The Company retains the right to hire and discharge any Participant at any time, with or without cause, as if the Plan had never been adopted.

          16.3 NO ALIENATION OF RIGHTS. The interests of any Participant under the Plan are not subject to the claims of creditors and may not in any way be assigned, alienated, or encumbered.

          16.4 GOVERNING LAW AND INTERPRETATION. The Plan shall be governed, construed, and administered in accordance with the laws of the state of Tennessee and in accordance with the intention of the Company that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Code, and that Options granted under the Plan to officers and directors who are subject to Section 16 of the Exchange Act qualify as exempt transactions under Exchange Act Rule 16b-3.

          16.5 COMPLIANCE. Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Participant with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

ORIGINAL PLAN APPROVAL:
Board of Directors -- February 20, 1992
Stockholders -- April 23, 1992

AMENDMENT NO. 1 APPROVAL:
Board of Directors -- October 17, 1996
Stockholders -- April 17, 1997

AMENDMENT NO. 2 APPROVAL:
Board of Directors -- February 18, 1999
Stockholders -- April 15, 1999

AMENDMENT NO. 3 APPROVAL:
Board of Directors -- July 15, 1999
Stockholders -- Not required

AMENDMENT NO. 4 APPROVAL:
Board of Directors -- February 19, 2002
Stockholders -- April 18, 2002

     All of the above amendments are included herein in this Amended and Restated 1992 Stock Incentive Plan.

                                                                      APPENDIX C

                           UNION PLANTERS CORPORATION

                       2001 ANNUAL FINANCIAL DISCLOSURES

                              FINANCIAL HIGHLIGHTS

                                                                                           %
                                                                2001          2000       CHANGE
                                                             -----------   -----------   ------
                                                               (DOLLARS IN THOUSANDS, EXCEPT
                                                                      PER SHARE DATA)
Net earnings...............................................  $   443,550   $   409,310    8.37%
  Per common share:
     Basic.................................................         3.22          3.02    6.62
     Diluted...............................................         3.20          3.00    6.67
     Cash dividends........................................         2.00          2.00      --
     Book value............................................        23.34         21.53    8.41
  Return on average assets.................................         1.30%         1.21%
  Return on average common equity..........................        14.34         14.63
  Net interest margin......................................         4.20          4.11
  Net interest spread......................................         3.53          3.41
BALANCE SHEET DATA AT YEAR-END
  Assets...................................................  $33,197,604   $34,720,718   (4.39)%
  Earning assets...........................................   30,137,038    31,572,058   (4.55)
  Loans, net of unearned income............................   23,163,039    23,957,494   (3.32)
  Allowance for losses on loans............................      341,930       335,452    1.93
  Deposits.................................................   23,430,502    23,113,383    1.37
  Shareholders' equity.....................................    3,223,741     2,920,054   10.40
  Common shares outstanding (in thousands).................      137,409       134,735    1.98
CAPITAL RATIOS
  Shareholders' equity to total assets.....................         9.71%         8.41%
  Leverage ratio...........................................         7.56          6.53
  Tier 1 capital to risk-weighted assets...................         9.77          8.63
  Total capital to risk-weighted assets....................        14.48         11.47
CREDIT QUALITY RATIOS
  Allowance for losses on loans/loans......................         1.48%         1.42%
  Nonperforming loans/loans................................         1.02           .57
  Allowance for losses on loans/nonperforming loans........          145           249
  Nonperforming assets/loans and foreclosed properties.....         1.31           .75
  Provision for losses on loans/average loans..............          .53           .34
  Net charge-offs/average loans............................          .51           .36

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                                                                         YEARS ENDED DECEMBER 31,
                                                    -------------------------------------------------------------------
                                                       2001          2000          1999          1998          1997
                                                    -----------   -----------   -----------   -----------   -----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Net interest income.............................  $ 1,275,973   $ 1,231,116   $ 1,256,531   $ 1,207,233   $ 1,199,899
  Provision for losses on loans...................     (131,963)      (77,062)      (74,045)     (204,056)     (153,100)
  Investment securities gains (losses)............        9,582           381         2,128        (9,074)        4,888
  Other noninterest income........................      760,089       559,021       510,582       577,833       465,863
  Noninterest expense.............................   (1,238,262)   (1,102,840)   (1,076,364)   (1,200,014)   (1,001,701)
                                                    -----------   -----------   -----------   -----------   -----------
  Earnings before income taxes....................      675,419       610,616       618,832       371,922       515,849
  Income taxes....................................     (231,869)     (201,306)     (208,834)     (146,316)     (176,014)
                                                    -----------   -----------   -----------   -----------   -----------
  Net earnings....................................  $   443,550   $   409,310   $   409,998   $   225,606   $   339,835
                                                    ===========   ===========   ===========   ===========   ===========
PER COMMON SHARE DATA
  Net earnings
    Basic.........................................  $      3.22   $      3.02   $      2.88   $      1.61   $      2.53
    Diluted.......................................         3.20          3.00          2.85          1.58          2.47
  Cash dividends..................................         2.00          2.00          2.00          2.00         1.495
  Book value......................................        23.34         21.53         19.90         20.86         20.96
BALANCE SHEET DATA (AT PERIOD-END)
  Total assets....................................  $33,197,604   $34,720,718   $33,280,353   $31,691,953   $29,974,463
  Loans, net of unearned income...................   23,163,039    23,957,494    21,446,400    19,576,826    20,302,969
  Allowance for losses on loans...................      341,930       335,452       342,300       321,476       324,474
  Investment securities...........................    4,780,629     6,843,670     7,472,455     8,301,703     6,414,197
  Total deposits..................................   23,430,502    23,113,383    23,372,116    24,896,455    22,875,879
  Short-term borrowing(1).........................    3,076,679     6,086,896     5,422,504     1,648,039     1,824,513
  Long-term debt(1)
    Parent company................................      878,626       379,303       379,656       378,249       373,746
    Subsidiary banks..............................    1,858,073     1,559,668       738,114     1,060,483     1,365,753
  Total shareholders' equity......................    3,223,741     2,920,054     2,776,109     2,984,078     2,874,473
  Average assets..................................   34,209,871    33,882,405    32,902,370    30,744,326    29,188,805
  Average shareholders' equity....................    3,100,945     2,807,672     2,980,664     2,931,703     2,755,209
  Average shares outstanding (in thousands)
    Basic.........................................      137,029       135,171       141,854       139,034       132,451
    Diluted.......................................      138,695       136,656       143,983       142,693       138,220
PROFITABILITY AND CAPITAL RATIOS
  Return on average assets........................         1.30%         1.21%         1.25%          .73%         1.16%
  Return on average common equity.................        14.34         14.63         13.80          7.71         12.45
  Net interest margin.............................         4.20          4.11          4.36          4.40          4.57
  Net interest spread.............................         3.53          3.41          3.69          3.60          3.79
  Loans/deposits (period-end).....................        98.86        103.65         91.76         78.63         88.75
  Common and preferred dividend payout ratio......        61.92         66.62         69.93        113.67         48.84
  Shareholders' equity/total assets
    (period-end)..................................         9.71          8.41          8.34          9.42          9.59
  Average shareholders' equity/average total
    assets........................................         9.06          8.29          9.06          9.54          9.44
  Leverage ratio..................................         7.56          6.53          6.65          8.86          9.62
  Tier 1 capital/risk-weighted assets.............         9.77          8.63          9.50         13.34         14.32
  Total capital/risk-weighted assets..............        14.48         11.47         12.69         16.78         16.39
CREDIT QUALITY RATIOS(2)
  Allowance for losses on loans/period-end
    loans.........................................         1.48%         1.42%         1.64%         1.71%         1.71%
  Nonperforming loans/total loans.................         1.02           .57           .62           .83           .81
  Allowance for losses on loans/nonperforming
    loans.........................................          145           249           264           206           210
  Nonperforming assets/loans and foreclosed
    properties....................................         1.31           .75           .80           .97          1.01
  Provision for losses on loans/average loans.....          .53           .34           .36          1.04           .83
  Net charge-offs/average loans...................          .51           .36           .47           .95           .63

---------------

(1) Reference is made to Note 9 to Union Planters' consolidated financial statements for the components of short-term and long-term debt.

(2) FHA/VA loans have been excluded since they represent minimal credit risk to Union Planters.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

     The following provides a narrative discussion and analysis of the major trends affecting the results of operations and financial condition of Union Planters Corporation (Union Planters or the Company). This discussion supplements Union Planters' consolidated financial statements and accompanying notes, which begin on page C-42 and should be read in conjunction with the consolidated financial statements and the related financial tables beginning on page C-28. Throughout this discussion, certain prior year amounts have been reclassified to conform to the current year presentation.

KEY PERFORMANCE HIGHLIGHTS FOR 2001

     - Net earnings for 2001 were $443.6 million, or $3.20 per diluted share, compared to $409.3 million, or $3.00 per diluted share, in 2000.

     - Net earnings for 2001 represented a return on average assets of 1.30%, a return on average common equity of 14.34%, and a return on average tangible common equity of 20.83%.

     - Average loans for 2001 increased 9.7% to $25.1 billion (excluding FHA/VA loans) compared to 2000, and average earning assets increased to $31.2 billion, an increase of 1.2%.

     - Nonperforming assets as a percentage of loans and foreclosed properties increased from .75% at December 31, 2000 to 1.31% at December 31, 2001.

     - Net charge-offs as a percentage of average loans were .51% for 2001 compared to .36% for 2000. The provision for losses on loans as a percentage of average loans was .53% for 2001 compared to .34% for 2000.

     - Noninterest income increased 37.6% in 2001 compared to 2000, and noninterest expense increased 12.3%.

     - The expense and efficiency ratios, as adjusted for certain significant items, were 1.12% and 53.79%, respectively, for 2001 compared to 1.36% and 55.60% in 2000. Reference is made to the Noninterest Income and Noninterest Expense discussions following where these adjustments are more fully explained.

UNION PLANTERS OVERVIEW

     Union Planters is a $33.2 billion, multi-state bank holding company whose primary business is banking. The Company is the largest bank holding company headquartered in Tennessee and is the 28th largest bank holding company headquartered in the United States based on total assets. Union Planters Bank, National Association (Union Planters Bank or UPB), headquartered in Memphis, Tennessee, is Union Planters' largest subsidiary with $32.3 billion in total assets.

     Union Planters is managed along both traditional and nontraditional banking lines. Union Planters' only major reportable business segment is its banking operations, which accounted for 84%, 87% and 87%, respectively, of total revenues and 89%, 91% and 90%, respectively, of earnings before taxes for the three years ended December 31, 2001. This segment consists of traditional deposit taking and lending functions, including consumer, commercial and corporate lending; retail banking; on-line banking; and trade-finance activities. Listed below for the banking operations are the approximate percentages of total loans and deposits and the number of banking offices and ATMs by state as of December 31, 2001.

                                                       PERCENTAGE OF
                                                          BANKING
                                                         OPERATIONS        NUMBER OF
                                                      ----------------   --------------
                                                                         BANKING
                                                      LOANS   DEPOSITS   OFFICES   ATMS
                                                      -----   --------   -------   ----
Alabama.............................................     2%       1%        19      22
Arkansas............................................     3        3         34      33
Florida.............................................    16       19         70      76
Illinois............................................     5        5         88     110
Indiana.............................................    10        9         71      84
Iowa................................................     3        2         25      26
Kentucky............................................     6        5         29      32
Louisiana...........................................     5        3         23      22
Mississippi.........................................    12       11        116     117
Missouri............................................    17       18         83      86
Tennessee...........................................    19       21        191     337
Texas...............................................     2        3         15      19
                                                       ---      ---        ---     ---
          Total.....................................   100%     100%       764     964
                                                       ===      ===        ===     ===

     The Mortgage Banking operations of Union Planters Bank originate both fixed and adjustable-rate single family first mortgage loans through 27 mortgage production offices (13 retail offices and 14 wholesale offices). These offices are located in Alabama, Arizona, California, Colorado, Florida, Georgia, Illinois, Louisiana, Nevada, North Carolina, Ohio, Tennessee, Texas and Washington. In addition, mortgage loans are originated in banking offices of UPB. The types of loans originated include the following:

     - Loans that meet the standard underwriting policies and purchase limits established by FNMA and FHLMC (conforming conventional loans)

     - Loans in amounts greater than FNMA and FHLMC purchase limits (jumbo loans)

     - Loans insured or guaranteed under FHA and VA programs

     - Loans exclusively for sale to specific investors that conform to the requirements of such investors

     - Affordable housing loans in UPB's marketplaces

     - Loans that are considered portfolio product and retained by UPB as an asset

     Based on the latest rankings available at year-end, Union Planters ranks 32nd among all residential mortgage loan servicers in the United States. The servicing portfolio includes GNMA, FNMA, FHLMC and private investors' loans, as well as loans owned by Union Planters.

     A wholly-owned subsidiary, Capital Factors, Inc. (Capital Factors), provides receivable-based commercial financing and related fee-based credit, collection and management information services. Capital Factors has regional offices located in New York, New York; Los Angeles, California; Charlotte, North Carolina; Dallas, Texas; an asset-based lending office in Atlanta, Georgia; an office specializing in financing to the rental car industry in San Ramon, California; and its headquarters in Boca Raton, Florida.

     In addition to Mortgage Banking and Capital Factors discussed above, the following other nontraditional banking lines are managed on a separate basis:

     - FINANCIAL SERVICES -- includes sales of bank-eligible insurance and investment products, including annuities, credit life and mortgage insurance products sold through Union Planters Bank's extensive platform distribution sales force, and full-service and discount brokerage services

     - TRUST -- investment management, personal trust services, employee benefit administration and proprietary mutual funds

     - SBA LOAN TRADING -- purchasing, packaging and securitizing the government-guaranteed portions of Small Business Administration (SBA) loans

     - STRATEGIC OUTSOURCING, INC. (SOI) -- professional employment organization services (e.g., workers' compensation management, employee benefits management, payroll administration, safety and risk management, human resource administration and compliance administration) to small and medium-size businesses in the United States

     Reference is made to Note 18 to the consolidated financial statements for additional information regarding Union Planters' operating segments. The following table summarizes earnings before income taxes for the banking operations, the other operating units as a group and the parent company for the past three years:

                                                              EARNINGS (LOSS) BEFORE TAXES
                                                              ----------------------------
                                                               2001       2000       1999
                                                              ------     ------     ------
                                                                 (DOLLARS IN MILLIONS)
Banking operations..........................................   $603       $559       $558
Other operating units.......................................    122         71         77
Parent company(1)...........................................    (50)       (19)       (16)
                                                               ----       ----       ----
Consolidated earnings before income taxes...................   $675       $611       $619
                                                               ====       ====       ====

---------------
(1) Net of the elimination of intercompany earnings and dividends.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This discussion contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements are contained in certain sections that follow, such as Net Interest Income, Provision for Losses on Loans, Noninterest Income, Noninterest Expense, Loans and Interest-Rate Risk. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. The words "anticipate," "project," "expect," "believe," "intend," "estimate," "should," "is likely" and other expressions that indicate future events and trends identify forward-looking statements. Forward-looking statements are based on management's expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Examples of factors that could cause future results to vary from current management expectations include the following: the timing and amount of interest-rate movements (which can have a significant impact on a financial institution); effects of changes in general economic conditions, as well as economic conditions in markets in which Union Planters conducts business; market and monetary fluctuations and uncertainties in the financial markets; inflation; competition within and outside the financial services industry; technology; risks inherent in originating loans, including prepayment risks, fluctuations in collateral values and changes in customer profiles; and loan loss experience, the rate of loan charge-offs and the level of the provision for losses on loans. Additionally, the policies of the Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (Federal Reserve), and insurance and securities regulatory agencies, unanticipated regulatory and judicial proceedings, unanticipated results from Internal Revenue Service examinations, changes in the laws, regulations and regulatory policies applicable to Union Planters and its subsidiaries, and Union Planters' success in executing its business plans and strategies and managing the risks involved in the foregoing, could cause actual results to differ materially from current expectations. Union Planters assumes no obligation to update any forward-looking statements that are made from time to time.

CRITICAL ACCOUNTING POLICIES

     The accounting and reporting policies of Union Planters and its subsidiaries conform with accounting principles generally accepted in the United States and general practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Union Planters considers its critical accounting policies to include the following:

     ALLOWANCE FOR LOSSES ON LOANS. The allowance for losses on loans represents management's best estimate of losses inherent in the existing loan portfolio. The allowance for losses on loans is increased by the provision for losses on loans charged to expense and reduced by loans charged off, net of recoveries. The provision for losses on loans is determined based on management's assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current and anticipated economic conditions and the related impact on specific borrowers and industry groups, historical loan loss experience, the level of classified and nonperforming loans and the results of regulatory examinations.

     Loans are considered impaired if, based on current information and events, it is probable that Union Planters will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. In measuring the fair value of the collateral, management uses assumptions (e.g., discount rates) and methodologies (e.g., comparison to the recent selling price of similar assets) consistent with those that would be utilized by unrelated third parties.

     Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the conditions of the various markets in which collateral may be sold may all affect the required level of the allowance for losses on loans and the associated provision for loan losses.

     ESTIMATION OF FAIR VALUE. The estimation of fair value is significant to a number of Union Planters' assets, including trading account assets, loans held for resale, available for sale investment securities, mortgage servicing rights, other real estate owned, as well as, assets and liabilities associated with derivative financial instruments. These are all recorded at either fair value or at the lower of cost or fair value. Furthermore, accounting principles generally accepted in the United States require disclosure of the fair value of financial instruments as a part of the notes to the consolidated financial statements. Fair values are volatile and may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates and the shape of yield curves.

     Fair values for trading account assets and most available for sale investment securities are based on quoted market prices. If quoted market prices are not available, fair values are based on the quoted prices of similar instruments. The fair values of loans held for resale are based on anticipated liquidation values, while the fair values of mortgage servicing rights are based on discounted cash flow analysis utilizing dealer consensus prepayment speeds and market discount rates. The fair values of residual interests in loans securitized or sold (included as part of available for sale investment securities) are estimated based on prepayment speeds, weighted-average life, expected credit losses and an assumed discount rate. The fair values of other real estate owned are typically determined based on appraisals by third parties, less estimated costs to sell. The fair values of derivative financial instruments are estimated based on current market quotes.

ACQUISITIONS

     In 2001, Union Planters completed one acquisition, which was accounted for as a purchase and is included in Union Planters' financial results from the date of acquisition. The table below presents the six acquisitions completed over the last three years. Table 3 and Note 2 to the consolidated financial statements present additional information regarding acquisitions.

     Management's philosophy has been to provide additional diversification of the revenue sources and earnings of Union Planters through the acquisition of well-managed financial institutions. This strategy generally targets in-market institutions, institutions in contiguous markets and institutions having significant local market share. Acquisitions are sought that provide the opportunity to enhance Union Planters' existing product lines and to introduce new products and services. This strategy is also designed to enhance Union Planters' delivery system, to lower overall distribution costs, and to leverage existing banking and operational capabilities.

                  ACQUISITIONS COMPLETED SINCE JANUARY 1, 1999

                                                                                                            ACCOUNTING
INSTITUTION ACQUIRED              DATE       STATE        ASSETS               CONSIDERATION                  METHOD
--------------------              ----       -----        ------               -------------                ----------
                                                                 (DOLLARS IN MILLIONS)
First Mutual Bancorp, Inc.......  1/99   Illinois         $  403   1.4 million shares of common stock       Purchase
First & Farmers Bancshares,
  Inc...........................  2/99   Kentucky            411   $ 76.0 in cash                           Purchase
Indiana Branch Purchase.........  3/99   Indiana           1,903   $283.0 in cash                           Purchase
Republic Banking Corporation of
  Florida.......................  7/99   Florida           1,792   $410.3 in cash                           Purchase
Strategic Outsourcing, Inc......  4/00   North Carolina       20   $ 45.9 in cash                           Purchase
Jefferson Savings Bancorp,
  Inc...........................  2/01   Missouri          1,605   4.4 million shares of common stock       Purchase
                                                          ------
Total assets of acquisitions....                          $6,134
                                                          ======

                               EARNINGS ANALYSIS

NET EARNINGS

     Net earnings for 2001 were a record $443.6 million, or $3.20 per diluted common share, an increase of 6.7% over the $409.3 million, or $3.00 per diluted share, reported for 2000. Net earnings for 1999 were $410.0 million, or $2.85 per diluted share. Net earnings for 2001 represented a return on average assets of 1.30%, a return on average common equity of 14.34% and a return on average tangible common equity of 20.83%, compared to 1.21%, 14.63% and 22.39%, respectively for 2000.

NET INTEREST INCOME

     Net interest income is comprised of interest income and loan-related fees less interest expense. Net interest income is affected by a number of factors including the level, pricing, mix, and maturity of earning assets and interest-bearing liabilities; interest rate fluctuations; and asset quality. For purposes of this discussion, net interest income is presented on a fully-taxable equivalent basis (FTE), which adjusts tax-exempt income to an amount that would yield the same after-tax income had the income been subject to taxation at the federal statutory income tax rate (currently 35% for Union Planters). Reference is made to Tables 4 and 5, which present Union Planters' average balance sheet and volume/rate analysis for each of the three years in the period ended December 31, 2001.

     Taxable-equivalent net interest income was $1.31 billion in 2001, compared to $1.27 billion in 2000 and $1.29 billion in 1999. The net interest margin (taxable-equivalent net interest income as a percentage of average earning assets) was 4.20% in 2001, compared to 4.11% in 2000 and 4.36% in 1999. The net interest spread between earning assets and interest-bearing liabilities was 3.53% in 2001, compared to 3.41% in 2000 and 3.69% in 1999.

     MANAGEMENT INITIATIVES. Net interest margin performance in 2001 was driven by focused management initiatives and a favorable interest rate environment. The key business drivers supporting growth in net interest income and improved net interest margin included:

     - Growth in full-year-average loans and core deposits of $1.3 billion and $.7 billion, respectively

     - Sale or reduction of low return assets, including investment securities and selected loan products

     - Increased focus on customer and product pricing strategies

     - Sale of under-performing branches with higher-rate deposit balances totaling $1.0 billion

     This improvement was accomplished while reducing the level of earnings risk to changes in market interest rates. Reference is made to the Market Risk and Asset/Liability Management discussion for more details on interest-rate risk management activities.

     IMPACT OF MARKET INTEREST RATES. In the middle of 1999, the Federal Reserve Bank increased the targeted Federal Funds Rate in an effort to slow down the rapidly growing economy. As market interest rates were rising, Union Planters was able to reprice certain earning assets to higher yields and at the same time replace higher-costing certificates of deposit with lower-costing certificates of deposit or other short-term borrowings, while holding other interest-bearing deposit rates stable. This allowed for a widening of the interest-rate spread and an increase in net interest income.

     In 2000, the Federal Reserve continued increasing the Federal Funds rate from 5.50% at the end of 1999 to 6.50% at the end of 2000. This rising rate environment and the fact that Union Planters was liability-sensitive (within a one-year period of time, the interest rates paid for liabilities were repricing faster than interest rates earned on earning assets) caused a decrease in net interest income. This reduction was also seen in decreases in the interest-rate spread and net interest margin. This trend was prevalent within the banking industry; however, strong loan growth in 2000 helped offset some of the downward pressure.

     Throughout 2001, the Federal Reserve Bank steadily decreased the Federal Funds rate by a total of 475 basis points to 1.75% in an effort to stimulate economic growth. This decline in interest rates brought about increased prepayments on both loans and investment securities. In addition, the interest rates on variable rate loans were reset to the lower market interest rates. These factors combined to cause a reduction in interest income, which was more than offset by the decline in interest expense. This expense reduction resulted from repayment of higher-cost borrowing sources and reduced funding requirements that were an outgrowth of various management initiatives. During 2001, management initiated a number of strategies to reduce the exposure of net interest income to changes in market interest rates. These initiatives are detailed in the Market Risk and Asset/Liability Management discussion.

     A summary of the components of average earning assets and interest-bearing liabilities is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
AVERAGE EARNING ASSETS (IN BILLIONS)........................  $31.2    $30.8    $29.7
Comprised of:
  Loans.....................................................     81%      75%      71%
  Investment securities.....................................     18       24       27
  Other earning assets......................................      1        1        2
Yield earned on average earning assets......................   7.72     8.32     7.87
AVERAGE INTEREST-BEARING LIABILITIES (IN BILLIONS)..........  $26.2    $26.4    $24.9
Comprised of:
  Deposits..................................................     74%      73%      83%
  Short-term borrowings.....................................     16       22       12
  FHLB advances, short- and medium-term bank notes, and
    other long-term debt....................................     10        5        5
Rate paid on average interest-bearing liabilities...........   4.19     4.91     4.18
INTEREST-RATE SPREAD........................................   3.53     3.41     3.69
NET INTEREST MARGIN.........................................   4.20     4.11     4.36

     INTEREST INCOME. Taxable-equivalent interest income decreased 6.0% in 2001 to $2.41 billion. The decrease was attributable primarily to the decline in the average yield on earning assets, which fell from 8.32% in 2000 to 7.72% in 2001 and reduced interest income $217.3 million. This decrease was somewhat offset by the growth of earning assets, principally loans, which increased interest income $62.7 million. The yield on loans was 7.96% in 2001, compared to 8.86% in 2000. The lower yield on loans was the primary factor driving the decrease in the earning assets yield.

     Average loans increased 9.2% (9.7% excluding FHA/VA loans) in 2001, net of loan securitizations and sales totaling $1.94 billion. The key product drivers of the 2001 growth were one-to-four family residential real estate loans, home equity loans and loans held for resale, the total of which increased 11.6% from December 31, 2000 to $8.2 billion at December 31, 2001. Additionally, commercial real estate loans increased 16.6% to $4.8 billion at December 31, 2001. These increases were somewhat offset by a decline in consumer loans of 9.4% to $2.3 billion at December 31, 2001. Loan demand slowed during the fourth quarter of 2001 due to the slowing economy, but management anticipates modest loan growth during 2002, which will have a favorable impact on net interest income. The growth could be offset by continued mortgage prepayments resulting from current low interest rates. Average investment securities continued to decrease in 2001 as a result of management's strategy of reducing the proportion of investment securities to total earning assets as loan growth occurs. Reference is made to the Noninterest Income, Loan and Investments discussions for additional information regarding the changes in loans and investment securities.

     In 2000, taxable-equivalent interest income was $2.56 billion, an increase of 9.7% compared to 1999. The increase was attributable primarily to the 3.8% growth of earning assets, principally loans, which increased interest income $119.6 million. Also contributing to the growth was the increase in the average yield on earning assets, which rose from 7.87% in 1999 to 8.32% in 2000 and increased interest income $107.8 million. The higher yield on loans was the primary factor driving the increase in the earning assets yield.

     During 2000, average loans increased 9.8% (11.4% excluding FHA/VA loans), net of loan securitizations and sales totaling $776 million, compared to 1999. This increase was fueled by growth in one-to-four family residential real estate and home equity loans, the total of which increased 14.1% from December 31, 1999 to $7.0 billion at December 31, 2000. Additionally, commercial, financial and agricultural loans, most of which are to small- and middle-market customers, increased 11.5% to

$5.4 billion at December 31, 2000. Average investment securities decreased in 2000 as a result of management's strategy to decrease the level of the investment portfolio.

     INTEREST EXPENSE. Interest expense decreased $198.4 million, or 15.3%, in 2001 compared to 2000. The decrease was attributable to the average rate paid for interest-bearing liabilities, which decreased from 4.91% in 2000 to 4.19% in 2001. This accounted for $189.5 million of the decrease in interest expense and was due primarily to the falling interest-rate environment discussed previously. Additionally, interest expense declined $8.9 million due to a $188.1 million decrease in interest-bearing liabilities. Average interest-bearing liabilities were impacted by a $1.6 billion decline in short-term borrowings, primarily short-term FHLB advances, a $1.3 billion increase in long-term debt, including long-term FHLB advances and $500 million of subordinated debentures, and a $127 million increase in interest-bearing deposits (see the discussion on Deposits).

     In 2000, interest expense increased $255.1 million to $1.3 billion. The increase was attributable to the average rate paid for interest-bearing liabilities, which increased from 4.18% in 1999 to 4.91% in 2000. This accounted for $146.3 million of the increase in interest expense and was due primarily to the rising interest-rate environment discussed previously. Additionally, interest expense increased $108.8 million due to a $1.5 billion increase in interest-bearing liabilities. Average interest-bearing liabilities were impacted by $3.0 billion in short-term borrowings, primarily short-term FHLB advances, which were increased in response to a $1.5 billion decrease in average interest-bearing deposits.

PROVISION FOR LOSSES ON LOANS

     The provision for losses on loans (the provision) is the charge to earnings that management determines to be necessary to maintain the allowance for losses on loans at an adequate level. In 2001, the provision was $132.0 million, or ..53% of average loans, net of FHA/VA loans. This compares to a provision of $77.1 million, or .34% of average loans in 2000, and $74.0 million, or .36% of average loans in 1999.

     The higher provision in 2001 compared to 2000 and 1999 is attributable to the growth in nonperforming loans largely caused by the downturn in the economy. Reference is made to the Allowance for Losses on Loans and Nonperforming Assets discussions for additional information regarding loan charge-offs and other items impacting the provision for losses on loans.

NONINTEREST INCOME

     Noninterest income in 2001 was $769.7 million, an increase of $210.3 million from $559.4 million in 2000 and compared to $512.7 million in 1999. The major components of noninterest income are presented on the statement of earnings and in Note 13 to the consolidated financial statements. Table 1 presents a five-year trend of the major components of noninterest income, including certain significant items that impact the five-year trend.

     The following is a discussion of the noninterest income items which management considers significant to the indicated periods:

     - In 2001, Union Planters sold numerous branches, primarily those identified through a branch optimization project, at a gain of $44.8 million. This compares to a $2.8 million gain on branch sales in 2000.

     - Investment securities gains amounted to $9.6 million in 2001. This compares to $381,000 in 2000 and $2.1 million in 1999.

     - Union Planters sold its merchant services portfolio in 2001 at a gain of $23.4 million.

     - In 2001, a $4.3 million charge to net employee leasing revenues was recorded related to additional workers' compensation cost.

     - From time to time, Union Planters securitizes and sells previously past due FHA/VA guaranteed-loans serviced by Union Planters Bank. In 2000, $707 million of these loans were sold at a gain of $2.8 million. This compares to sales of $132 million in 1999, which resulted in a gain of $5.3 million.

     - From time to time, Union Planters sells certain portions of its loan portfolio as part of its overall asset/liability management strategy and in response to specific events. In 2000, Capital Factors sold $68.8 million of asset-based loans and recognized a gain of $3.7 million. In 1999, Union Planters sold $296 million of ARM loans, which resulted in a gain of $5.0 million.

     - In 2000, Union Planters recognized a net gain of $4.8 million related to the reversion of excess assets of a terminated pension plan of an acquired entity.

     - In 1999, gains of $3.3 million were recognized on the sale of credit card portfolios of acquired entities.

     - Union Planters' corporate trust business (primarily general obligation bond administration for government entities) was sold in 1999, resulting in a gain of $2.4 million.

     Excluding these significant items, noninterest income was $696.2 million in 2001, an increase of $151.3 million from 2000. The 2000 balance of $544.9 million represented an increase of $50.4 million over the 1999 amount. A discussion of the major components of noninterest income follows.

     SERVICE CHARGES ON DEPOSIT ACCOUNTS. Service charges on deposit accounts are fees received for services related to retail and commercial deposit products. These fees are the largest component of noninterest income. Service charges increased 19.9% in 2001 to $218.3 million. This compares to $182.0 million and $170.0 million in 2000 and 1999, respectively. The increase in 2001 is attributable to a more consistent administration of competitive pricing and collections on account relationships across the entire franchise. The increase in 2000 over 1999 resulted primarily from a full year of income from the 1999 acquisitions, primarily the Republic Banking Corporation of Florida (Republic) acquisition and the Indiana Branch Purchase. The growth of these fees is dependent on the level of deposits, the volume of customer transactions and competitive conditions in local markets.

     MORTGAGE BANKING REVENUES. Mortgage banking revenues are comprised of mortgage servicing income, mortgage origination fees, gains or losses on the sale of mortgage loans, capitalized mortgage servicing rights, gains on the sale of mortgage servicing rights, and other miscellaneous fees related to mortgage origination and servicing activities. Mortgage banking revenues increased 72.7% in 2001 to $182.4 million. This compares to $105.6 million in 2000 and $96.8 million in 1999.

     Mortgage banking revenues increased in the first half of 1999 as a low interest-rate environment increased mortgage originations due to a high level of refinancing activity; these increases slowed in the last half of 1999 as rates began to rise. In 2000, mortgage revenues continued to grow due to the expansion of operations and the sale of servicing but continued to be adversely impacted by the higher-rate environment. The low interest-rate environment that characterized virtually all of 2001 again increased mortgage loan production and mortgage refinancing activity. The increased mortgage production in 2001 contributed to an 8.3% increase in mortgage servicing income, a 127.8% increase in origination and other miscellaneous mortgage fees, and a 334.0% increase in gain on sale of residential mortgages and capitalization of mortgage servicing rights.

     The majority of mortgage loans originated is either retained for UPB's portfolio or is sold into the secondary market, and the servicing rights are typically retained. "Conforming conventional loans" sold into the secondary market are typically pooled and exchanged for securities issued by FNMA or FHLMC, which are sold to investment banking firms. "Jumbo loans" produced are sold to private investors. FHA-insured and VA-guaranteed loans produced for sale in the secondary market are pooled to form GNMA mortgage-backed securities, which are sold to investment banking firms. Loans originated through the wholesale offices are purchased through approximately 3,000 approved mortgage brokers. A formal approval and monitoring process is in place to select all brokers, assess their performance and evaluate the credit quality of loans they originate. Mortgage brokers demonstrating unacceptable performance or insufficient loan activity are removed from UPB's program.

     Single family mortgage loans originated were $10.9 billion in 2001, compared to $4.8 billion and $3.6 billion in 2000 and 1999, respectively. In 2001 and 2000, $9.5 billion and $2.8 billion of mortgage loan originations, respectively, were sold in the secondary market, and the balance was retained in Union Planters' portfolio.

     At December 31, 2001, Union Planters' single family mortgage loan servicing portfolio totaled $22.1 billion, or 345,700 loans, including $5.2 billion, or 104,000 loans, serviced for Union Planters' own account. At December 31, 2000, Union Planters' single family mortgage loan servicing portfolio totaled $19.6 billion, or 353,000 loans, including $5.9 billion, or 116,000 loans, serviced for Union Planters.

     FACTORING COMMISSIONS AND FEES. A separate subsidiary of Union Planters Bank, Capital Factors, provides factoring and other specialized commercial financial services to small- and medium-sized companies. Capital Factors purchases accounts receivable from its clients pursuant to factoring agreements, earning commissions and other fees in return for the services rendered to clients, including credit protection, collection and management information services. Commissions and fees earned from these activities were $38.1 million in 2001, a decrease from $38.3 million in 2000 and compared to $35.2 million in 1999. The growth in 2000 was related to a $325 million increase in factored sales purchased. Factoring volume was $3.70 billion in 2001, compared to $3.81 billion and $3.49 billion in 2000 and 1999, respectively. Factoring fees as a percentage of factored sales purchased have declined from .85% in 1999 to .82% in 2000 and 2001, due primarily to competitive market pressures.

     MERCHANT SERVICING INCOME. Merchant servicing income is primarily Union Planters' merchant processing revenues. Income is earned by the conversion to cash of payments received by merchants from customers using credit cards, debit cards, purchase cards and private label credit cards. Merchant servicing income was $65.5 million in 2001, compared to $37.0 million in 2000 and $26.9 million in 1999. The growth in 2001 is attributable to a gain of $23.4 million on the sale of substantially all of the merchant services portfolio in the fourth quarter of 2001, a $3.1 million increase in merchant discounts and a $2.0 million increase in other fees. The growth in 2000 related partially to a full year of merchant operations associated with the acquisition of Republic Banking Corporation of Florida in July 1999. As a result of the aforementioned sale, Union Planters anticipates that it will have no merchant servicing income after the third quarter of 2002.

     TRUST SERVICE INCOME. Trust service income represents fees from the administration of estates, personal trusts and employee benefit plans, investment advisory services and stock transfer services, which were provided for a limited number of companies until Union Planters exited the stock transfer business in the fourth quarter of 2001. Trust service income in 2001 was $28.0 million, an increase of 5.9% from $26.4 million in 2000 and compared to $23.9 million in 1999. At December 31, 2001, total assets under administration were $9.8 billion, compared to $10.3 billion and $11.3 billion at December 31, 2000 and 1999, respectively. Of the assets under administration, managed assets were $4.5 billion at December 31, 2001, compared to $5.3 billion and $4.4 billion at December 31, 2000 and 1999, respectively. In 1999, Union Planters sold its corporate trust business, which decreased trust service income and assets under management.

     INVESTMENTS AND INSURANCE. Investments and insurance income includes annuity sales income, insurance commissions and brokerage fee income, which are generated by Union Planters' Financial Services Group. Revenues from these sources were $50.9 million in 2001, compared to $47.7 million in 2000 and $52.9 million in 1999. Union Planters utilizes a platform distribution format in which branch office personnel generate a majority of these revenues through customer contact in branch locations. Union Planters currently has over 1,800 licensed branch office annuity and insurance agents. Brokerage fee income is generated through a centrally located discount brokerage operation. In addition, full-service registered representatives handle sales of investment products, primarily in the metropolitan markets served by Union Planters.

     Annuity sales income is generated from commissions resulting from the sale of fixed-rate annuities. Income from annuity sales commissions was $18.3 million in 2001, an increase from $12.0 million in 2000 and compared to $17.5 million in 1999. The increase in 2001 was attributable to continued emphasis on identifying financial solutions for customers and developing relationship-management skills, as well as the falling interest-rate environment and stock market volatility. The decline in 2000 was primarily attributable to the rising interest-rate environment during the latter half of 1999 and 2000.

     Insurance commission income is generated from the sale of credit life, mortgage, property and casualty, and other bank-eligible insurance products. In 2001, insurance commissions were $16.6 million, compared to $17.8 million in 2000 and 1999. Union Planters owns a captive credit life underwriter that allows Union Planters to better serve its customers' needs and participate in underwriting gains.

     Brokerage fee income is generated through full-service and discount brokerage operations. Brokerage fee income in 2001 was $16.0 million, a 10.6% decrease from the $17.9 million in 2000. In 1999, these fees were $17.6 million. The decline in 2001 and limited growth in 2000 were related to the uncertainty in the stock market. This operation currently has over 500 licensed "Series 6" platform agents and dedicated full service representatives.

     OTHER INCOME. ATM transaction fees relate to noncustomer usage of Union Planters' ATMs and are directly related to the volume of transactions. Union Planters had 964 ATMs at December 31, 2001, compared to 1,065 at December 31, 2000 and 1,018 at December 31, 1999. Union Planters' ATMs by state are outlined in the Union Planters Overview discussion. These fees were $30.8 million in 2001, an increase of 7.5% over 2000. These fees were $28.6 million, an increase of 14.5%, in 2000 compared to 1999.

     In April 2000, Union Planters acquired Strategic Outsourcing, Inc. (SOI), which is headquartered in Charlotte, North Carolina. SOI is one of the largest providers of professional employment services in the United States, which include workers' compensation management, employee benefit management, payroll administration, safety and risk management services, human resource administration and compliance administration. Clients, which are typically small- and medium-sized businesses, are provided cost-effective approaches to the management of critical human resources responsibilities and employer risks. SOI's services complement other services offered to small- and medium-sized businesses by Union Planters. Net revenues (fees charged clients for services net of the direct costs to provide employees and services) generated from this operation were $21.9 million in 2001, compared with $13.8 million in 2000. The increase in SOI's net revenues is primarily attributable to reporting a full year of operations in 2001, compared to approximately nine months in 2000.

     Profits and commissions from trading activities relate to Union Planters' SBA (Small Business Administration) trading operation, which buys, sells and securitizes government-guaranteed SBA pools and government-guaranteed portions of SBA loans. Profits and commissions from this operation were $8.1 million in 2001, an increase of $2.2 million from 2000. In 2000, SBA trading profits and commissions were $5.9 million, an increase of $1.6 million from $4.3 million in 1999.

     Union Planters has a limited partnership investment of $10.7 million in VSIBG, a registered broker-dealer whose principal business is the purchase and sale of fixed income securities to institutional clients. This investment is accounted for under the equity method. Earnings from this investment increased $5.3 million to $5.9 million in 2001, compared to $.6 million in 2000 and $1.9 million in 1999. The changes in earnings are due primarily to uncertainty in the financial markets and the changing interest-rate environment. Union Planters had a $3.2 million investment in a third-party Internet delivery company that developed Union Planters' Internet delivery system. The investment was written-off in 2001. In 2000, the accounting for this investment was changed from the equity method to the cost method, due to a decline in Union Planters' ownership percentage and a reduction of Union Planters' representation on the board of directors. Declines in losses from this investment had the effect of increasing noninterest income in 2000 by $3.5 million. Union Planters' portion of the loss from this investment was $4.5 million in 1999.

NONINTEREST EXPENSE

     Noninterest expense increased 12.3% in 2001 to $1.24 billion, compared to $1.10 billion and $1.08 billion in 2000 and 1999, respectively. The components of noninterest expense are presented on the statement of earnings and in Note 13 to the consolidated financial statements. Table 1 presents a five-year trend of the major components of noninterest expense, including certain significant items that impacted the five-year trend.

     The following is a discussion of the noninterest expense items which management considers significant to the indicated periods:

     - In 2001, costs associated with the UPExcel strategic initiative, discussed below, were $30.9 million.

     - The charge for the amortization and impairment of mortgage servicing rights was $57.6 million in 2001. This compares to $19.9 million in 2000.

     - The write-off of software, equity investments and other items totaled $4.7 million in 2001.

     - In 2000, salaries and employee benefits expense included $11.5 million of charges related to the settlement of executive contractual obligations and death benefits.

     - In 1999, $7.2 million in previously recorded merger-related, charter consolidation and other expenses related to the ongoing integration of operations were reversed.

     Excluding these significant items, noninterest expense was $1.15 billion in 2001, an increase from $1.07 billion and $1.11 billion in 2000 and 1999, respectively. A discussion of the major components of noninterest expense follows.

     SALARIES AND EMPLOYEE BENEFITS. These expenses represent the largest category of noninterest expense and totaled $531.0 million in 2001, an increase of 6.9% from 2000. The 2001 amount excludes $5.6 million in severance that was accrued in connection with the UPExcel project, which is discussed below. Salaries and employee benefits were $497.0 million in 2000 and $502.3 million in 1999. The 2000 amount excludes the significant item discussed above. The 2001 increase in salaries and employee benefits is attributable to a 2001 purchase acquisition, salary increases, incentive compensation and severance pay, partially offset by a reduction in the number of personnel. The reduction in expenses in 2000 related to a reduction in the number of personnel, which was partially offset by an increase related to 1999 and 2000 purchase acquisitions, salary increases and incentive compensation. At December 31, 2001, Union Planters had 11,797 full-time equivalent employees compared to 12,444 and 13,156, respectively, at December 31, 2000 and 1999.

     NET OCCUPANCY AND EQUIPMENT EXPENSE. Net occupancy expense was $104.7 million, an increase of 12.5% over the $93.1 million reported for 2000. Net occupancy expense for 1999 was $88.1 million. Equipment expense was $89.4 million in 2001, an increase of 5.6% over 2000. For 2000 and 1999, equipment expense was $84.7 million and $81.7 million, respectively. The growth of these expenses has largely been driven by acquisitions, by the write-off of obsolete software and related service agreements, and by investments in technology hardware and software.

     GOODWILL AND OTHER INTANGIBLES AMORTIZATION. In 2001, goodwill and other intangibles amortization increased $1.5 million to $65.6 million. This compares to $64.1 million in 2000 and $56.4 million in 1999. The increase in 2001 over 2000 is primarily attributable to the acquisition of Jefferson Heritage and a full year of amortization in 2001 of the goodwill arising from the acquisition of SOI in 2000. The increase in 2000 over 1999 is related primarily to a full year of amortization in 2000 of the goodwill and intangibles arising from the Indiana Branch purchase and the Republic acquisition in 1999, which increased intangibles by $552 million.

     MORTGAGE INTANGIBLES EXPENSE. In 2001, mortgage intangibles expense was $57.6 million compared to $19.9 million in 2000 and $19.8 million in 1999. The lower interest-rate environment during 2001 resulted in increased prepayments and payoffs, which accelerated the amortization of mortgage servicing rights and resulted in an impairment charge of $21.8 million.

     UPEXCEL PROJECT EXPENSE. During the first quarter of 2001, Union Planters began a strategic initiative, UPExcel, to drive significant new business growth and to better control costs. The UPExcel program is a comprehensive "grass roots" self-improvement project that is designed to enhance client service, identify opportunities for new revenue generation and expense savings, and result in more efficient and more profitable operations. At the end of the second quarter, the project was entering the final planning phase, after which implementation of the various initiatives was begun. Some of the changes resulting from the project are already in place, including a new management structure and enhanced customer service through certain delivery channels. Included in noninterest expense for 2001 are $30.9 million of costs related to this project, which break down as follows:

     - $12.5 million in consulting fees

     - $7.9 million in write-offs of various assets that were sold or otherwise disposed of due to obsolescence and replaced with new processes and systems

     - $5.6 million in severance accruals

     - $3.0 million in personnel related costs

     - $1.9 million in occupancy and equipment costs

     UPExcel is designed to be fully implemented over an 18-month period.

     OTHER NONINTEREST EXPENSES. Significant changes in other noninterest expenses in 2001 from 2000 include the following:

     - Credit-related expenses associated with the origination of loan products increased $16.8 million in 2001 to $25.5 million. The increase in credit-related expenses is attributable to the increase in loan production, primarily mortgage loans.

     - Miscellaneous charge-offs increased $4.0 million in 2001 to $22.0 million.

     Significant changes in other noninterest expenses in 2000 from 1999 include the following:

     - Communications expense was $37.1 million in 2000, an increase of $2.8 million compared to 1999. The increase in communications expense relates to expansion of operations and the technology to support operations in twelve states.

     - Merchant interchange fees, which are directly related to processing (merchant servicing income), increased $7.9 million in 2000 to $26.0 million. Merchant interchange fees were $18.1 million in 1999.

     - Stationery and supplies expense decreased $5.3 million to $26.2 million, as acquisition and conversion activity slowed.

     - Other personnel expense decreased $5.2 million in 2000 to $13.9 million, as compared to $19.1 million in 1999.

EFFICIENCY

     Productivity in the banking industry is commonly measured by the efficiency ratio, which measures the amount of expense dollars utilized to generate a dollar of revenue. Union Planters calculates this ratio by dividing noninterest expense less the significant items identified previously and goodwill and other intangibles amortization by the sum of fully taxable-equivalent net interest income and noninterest income less the significant items identified previously. For 2001, the efficiency ratio was 53.79% compared to 55.60% for 2000. Management believes the UPExcel strategic initiative will result in the growth of top line revenue while controlling the growth of noninterest expense, which will result in an improved efficiency ratio.

INCOME TAXES

     Income taxes consist of provisions for federal and state income taxes totaling $231.9 million in 2001, or an effective rate of 34.33%. This compares to applicable income taxes of $201.3 million in 2000 and $208.8 million in 1999, or effective tax rates of 32.97% and 33.75%, respectively. The variances from Federal statutory rates (35%) are primarily attributable to the level of tax-exempt income from investment securities and loans, nondeductible merger-related expenses and the effect of state income taxes. The increase in the effective tax rate in 2001, as compared to 2000, was attributable to changes in the mix of taxable and nontaxable revenues, primarily tax-exempt income from investment securities. The decrease in the effective tax rate in 2000, as compared to 1999, was attributable to a reduction of state income taxes and receipt of nontaxable insurance proceeds. For additional information regarding Union Planters' effective tax rates for all periods, see Note 15 to the consolidated financial statements.

     Union Planters and certain of its subsidiaries are currently finalizing the findings of a routine examination by the IRS. Management does not expect the findings of this examination to have a material adverse effect on Union Planters' results of operations, financial condition or liquidity.

     At December 31, 2001, Union Planters had a net deferred tax asset of $67.4 million, which is included in other assets. This compares to an asset of $124.5 million at December 31, 2000. The decrease is attributable primarily to the change in the net deferred tax asset related to the unrealized gain or loss on available for sale investment securities. Reference is made to the Investment Securities discussion below. Management believes that the deferred tax asset will be fully realized, and, therefore, no valuation allowance has been provided.

                          FINANCIAL CONDITION ANALYSIS

     At December 31, 2001, Union Planters reported total assets of $33.2 billion, a decrease of 4.4% from $34.7 billion at December 31, 2000. Average total assets for 2001 were $34.2 billion, compared to $33.9 billion for 2000.

EARNING ASSETS

     Earning assets are composed of loans, loans held for resale, investment securities, trading account assets, federal funds sold, securities purchased under resale agreements and interest-bearing deposits at financial institutions. The net interest income from these assets accounted for 62% of Union Planters' revenue stream in 2001, compared to 69% in 2000. At December 31, 2001, earning assets totaled $30.1 billion, compared to $31.6 billion at year-end 2000. Average earning assets were $31.2 billion in 2001, compared to $30.8 billion in 2000.

INVESTMENT SECURITIES

     As part of its asset/liability management strategy, Union Planters classifies all of its investment securities as available for sale securities, which are carried on the balance sheet at fair value. This strategy gives management flexibility to actively manage the investment portfolio as market conditions and funding requirements change. The investment securities portfolio was $4.8 billion at December 31, 2001, compared to $6.8 billion at December 31, 2000. Average investment securities were $5.5 billion and $7.3 billion, respectively, for these periods. The investment portfolio continued to decline between 2000 and 2001, which is consistent with management's strategy of reducing the mix of investment securities to total earning assets.

     At December 31, 2001, the investment portfolio had a net unrealized gain of $86.4 million, which compares to a net unrealized loss of $5.8 million at year-end 2000. The change from a net unrealized loss to a net unrealized gain is the result of market interest rates, which began to decline in the fourth quarter of 2000 and continued throughout 2001. Management does not expect any losses to result from any unrealized losses in the portfolio as maturities of securities and other funding sources should meet Union Planters' liquidity needs. Any losses taken will result from strategic or discretionary decisions to adjust the investment portfolio. Reference is made to Note 4 to the consolidated financial statements, which provides the composition of the investment portfolio for the last two years, along with a breakdown of the maturities and weighted average yields of the portfolio at December 31, 2001.

     U.S. Treasury and U.S. Government agency obligations represented 52.5% of the investment securities portfolio at December 31, 2001, 83.5% of which are collateralized mortgage obligation (CMO) and mortgage-backed security issues. At December 31, 2000, 53.7% of the investment portfolio was U.S. Treasury and U.S. Government agency obligations, of which 74.6% were CMOs and mortgage-backed securities. Union Planters has some credit risk in the investment securities portfolio; however, management does not consider that risk to be significant and does not believe that cash flows will be significantly impacted. Reference is made to the Net Interest Income and Market Risk and Asset/Liability Management discussions for information regarding the market risk in the investment securities portfolio.

     The limited credit risk in the investment securities portfolio at December 31, 2001 consisted of 18.1% of investment grade CMOs, 23.1% municipal obligations, and 6.2% other stocks and securities (primarily equity securities and Federal Reserve Bank and Federal Home Loan Bank stock).

LOANS

     Loans are the largest classification within earning assets of Union Planters and represented 81% of average earning assets in 2001, an increase from 75% for 2000. Loans at December 31, 2001 totaled $25.0 billion, compared to $24.4 billion at year-end 2000. Average loans were $25.4 billion in 2001, an increase of $2.2 billion, or 9.5%, from $23.2 billion in 2000. Excluding FHA/VA loans, average loans increased 9.6% in 2001 to $25.1 billion. The balances above include loans held for resale, which totaled $1.86 billion at December 31, 2001 and $457 million at December 31, 2000. Average loans held for resale totaled $1.17 billion in 2001 and $374 million in 2000. Table 7 presents a five-year summary of the composition of the loan portfolio, exclusive of loans held for resale.

     The securitization and sale of loans, including FHA/VA loans, totaling $1.94 billion and $776 million, respectively, impacted 2001 and 2000 loan volumes.

     The various categories of loans are subject to varying levels of risk. Management mitigates this risk through geographic diversification of the portfolio. Union Planters' loan portfolio is spread over the twelve states in which it has banking locations and other geographic areas serviced by these locations. Reference is made to the table at the beginning of this discussion, which presents the percentage of Union Planters' loans by state for the banking operations. The loan portfolio is comprised of 23% of single family residential loan products (one-to-four family residential mortgages, FHA/VA government-insured/guaranteed loans and home equity lines of credit), which historically have low loan loss experience. Union Planters has a limited amount of foreign exposure, which comprises less than 2% of the loan portfolio. The foreign loans are primarily U.S. dollar trade finance loans to correspondent banks in Central and South America. There are no significant loans to foreign governments.

     Union Planters' loan portfolio is also diversified by the relative size of loans in the portfolio. The largest outstanding loan relationship at December 31, 2001 was $45 million. The top 50 loan relationships totaled $941 million, or an average of $18.8 million. Union Planters has an overall internal limit for loan relationships of $50 million, subject to exception on a case-by-case basis. Lower sublimits have also been established for various risk classifications, subject to exception on a case-by-case basis.

     SINGLE FAMILY RESIDENTIAL LOANS. Single family residential loans totaled $5.2 billion at December 31, 2001, representing an 18% decrease compared to the $6.3 billion total at December 31, 2000. These loans represented 21% of the loan portfolio at December 31, 2001. The decrease is primarily attributable to the $1.94 billion in loan securitizations and sales during 2001. With interest rates at their lowest point in nearly 40 years, management expects continued production growth in this sector of the loan portfolio. Depending on conditions in the secondary market and other balance sheet considerations, this growth in production could result in an increase in the balance of these loans that is retained.

     COMMERCIAL LOANS. Commercial, financial and agricultural loans, including foreign loans and direct lease financing, totaled $5.6 billion, or 23% of the portfolio, at December 31, 2001. This represents a 5.9% decrease compared to the December 31, 2000 balance of $6.0 billion. Most of the loans in this category are to small- and middle-market customers.

     OTHER MORTGAGE LOANS. This segment of the portfolio totaled $6.1 billion, or 25% of the loan portfolio at December 31, 2001. This compares to $5.2 billion at December 31, 2000, or 22% of the loan portfolio. At December 31, 2001, loans for nonfarm nonresidential properties (commercial real estate) totaled $4.8 billion, or 79% of this category, which compares to $4.1 billion, or 77% at year-end 2000. Loans secured by multifamily residential properties and loans secured by farmland comprised 14% and 7%, respectively, of this category of the portfolio at December 31, 2001, which compares to 15% and 8%, respectively, at year-end 2000.

     REAL ESTATE CONSTRUCTION LOANS. These loans totaled $2.2 billion at December 31, 2001, or 9% of the loan portfolio, which compares to $2.0 billion at December 31, 2000, or 9% of the loan portfolio. At year-end 2001, 37% of these loans were single family construction loans, 36% were commercial construction loans and 27% were land development loans. These percentages were 31%, 43% and 26%, respectively, at year-end 2000.

     FHA/VA GOVERNMENT-INSURED/GUARANTEED LOANS (FHA/VA LOANS). The FHA/VA loans (single family residential loans) declined $150 million to $134 million at December 31, 2001, or less than 1% of the loan portfolio. The number of past due loans at above current market rates in the servicing portfolio has significantly declined, which has reduced the opportunities to increase interest income from the purchase of these loans.

     As a loan servicer, Union Planters is obligated to pass through to the holders of a GNMA mortgage-backed security the coupon rate, whether or not the interest due on the underlying loans has been collected from the borrower. When an FHA/VA government-insured/guaranteed single family loan, which carries an above-market rate of interest, has been in default for more than 90 days, it is Union Planters' policy to buy the delinquent FHA/VA loan out of the GNMA pools serviced by Union Planters. This action eliminates Union Planters' obligation to pay the coupon rate. Union Planters thereby earns the net interest-rate differential between the coupon rate, which it would otherwise be obligated to pay to the GNMA holder, and Union Planters' lower cost of funds. In prior years management has purchased additional delinquent FHA/VA government-insured/guaranteed loans from other GNMA servicers to leverage the operating costs of this operation.

     Union Planters, by purchasing the delinquent FHA/VA loans, also assumes the interest-rate risk associated with funding a loan if timely foreclosure should not occur. Risk also exists, under certain circumstances, that the FHA or VA might reject claims or the claim might otherwise not be fully collectable. FHA/VA claims receivables totaled $55.8 million at December 31, 2001, compared to $84.0 million at December 31, 2000.

     Provisions for losses related to the FHA/VA claims are provided through noninterest expense, and the corresponding liability is carried in other liabilities. Provisions for losses on FHA/VA foreclosure claims totaled $2.7 million, $75,000 and $1.2 million, respectively, in 2001, 2000 and 1999. At December 31, 2001, Union Planters had a reserve for FHA/VA claims losses of $1.1 million, compared to $11.2 million at December 31, 2000.

     CONSUMER LOANS. This segment of the loan portfolio totaled $2.3 billion at December 31, 2001, or 9% of the portfolio. This compares to consumer loans of $2.8 billion, or 11% of the loan portfolio, at year-end 2000. Automobile loans comprise 59% of these loans, with the balance being loans to individual consumers for a variety of uses.

     HOME EQUITY LOANS. These loans totaled $935.8 million at December 31, 2001, an increase of 36.4% compared to $685.6 million at December 31, 2000. These loans are typically revolving, open-ended single family residential loans that consumers use for various purposes.

     ACCOUNTS RECEIVABLE -- FACTORING. This category of the loan portfolio totaled $640.3 million at December 31, 2001, a decrease of $37.7 million from the December 31, 2000 total of $678.0 million. Capital Factors, a separate subsidiary of Union Planters Bank, provides factoring and other specialized commercial financial services to small- and medium-size companies. Capital Factors purchases accounts receivable from its clients pursuant to factoring agreements. Its clients include manufacturers, importers, wholesalers and distributors in the apparel and textile-related industries and, to a lesser extent, in consumer goods-related industries. Also included in this category are asset-based loans, which are collateralized primarily by receivables owned by the borrowers.

     LOANS HELD FOR RESALE. These loans primarily represent mortgages to be sold in the secondary market and totaled $1.86 billion, or 7% of the portfolio, at December 31, 2001, an increase from $457 million, or 2% of the portfolio, at December 31, 2000. The increase is attributable to the increased production in mortgage loans consistent with the lower interest rate environment that characterized 2001.

     LOAN OUTLOOK. Union Planters experienced a decline in loan demand in the fourth quarter of 2001; however, management anticipates moderate loan growth over the next several quarters as activity in the loan production pipeline has increased for certain strategic markets served by Union Planters, including Memphis, Nashville, Indianapolis, St. Louis and Miami. Loan growth continues to be an area of emphasis in 2002 for Union Planters.

ALLOWANCE FOR LOSSES ON LOANS

     The allowance for losses on loans (the Allowance) at December 31, 2001 was $341.9 million, or 1.48% of loans, compared to $335.5 million, or 1.42% of loans, at December 31, 2000. In calculating the Allowance to loans ratio, FHA/VA loans have been excluded (see the FHA/VA Government-Insured/Guaranteed Loans discussion above). The Allowance is increased by the provision for losses on loans and recoveries and is decreased by charged-off loans. The Allowance decreased $3.6 million in 2001 due to loan sales and decreased $2.0 million in 2000 due to loan sales.

     Management's policy is to maintain the Allowance at a level deemed sufficient to absorb probable losses in the loan portfolio at the balance sheet date. The Allowance is reviewed quarterly in accordance with the methodology described in Note 1 to the consolidated financial statements. This methodology includes assigning loss factors to loans with similar characteristics for which inherent probable loss can be assessed. The loss factors are based on historical experience as adjusted for current business and economic conditions and are applied to the respective portfolios to assist in determination of the overall adequacy of the Allowance.

     A periodic review of selected credits (based on loan size) is conducted to identify loans with heightened risks or inherent losses. The primary responsibility for this review rests with the management who have been assigned accountability for the credit relationship. This review is supplemented with a periodic review by Union Planters' credit review function, as well as periodic examinations by the applicable regulatory agencies. These reviews provide information which assists in the timely identification of problems and potential problems and provides a basis for deciding whether the credit represents a probable loss or risk which should be recognized.

     Tables 8 and 10 provide detailed information regarding the Allowance for each of the five years in the period ended December 31, 2001.

     Net charge-offs increased $45.8 million in 2001 to $127.7 million, which compares to $81.9 million in 2000 and $96.3 million in 1999. As a percentage of average loans, net charge-offs were .51% in 2001, .36% in 2000 and .47% in 1999.

     The increase in net charge-offs in 2001 related primarily to the slowing economy and a net one-time charge of $8 million related to a fraud associated with a mortgage warehouse line of credit. The decrease in net charge-offs in 2000 related primarily to a $12.1 million decrease in commercial real estate loan charge-offs.

NONPERFORMING ASSETS

     LOANS OTHER THAN FHA/VA LOANS. Nonperforming assets consist of nonaccrual loans, restructured loans and foreclosed properties less specific valuation allowances. Table 9 presents nonperforming assets in two categories, FHA/VA loans and all other loans. For this discussion and for the credit quality information presented in this annual report, FHA/VA loans are excluded from the calculations because of their minimal exposure to principal loss.

     Nonperforming loans (nonaccrual loans and restructured loans) increased $100.5 million in 2001 to $235.3 million, or 1.02% of loans, at December 31, 2001. This compares to $134.8 million, or .57% of loans, at December 31, 2000.

     Union Planters' nonaccrual loans are primarily smaller, well-secured loans. At December 31, 2001, there were only eight nonaccrual loan relationships over $3 million. The largest of these loans totaled $24.5 million and is well-secured. Union Planters does not expect any loss on this loan. At December 31, 2000, three loan relationships greater than $3 million were considered nonaccrual, the largest of which was $7.5 million. The average loan size of the nonaccrual loans at December 31, 2001 was $94,000.

     Loans past due 90 days or more and still accruing interest, which are not included in nonperforming assets, were $173.1 million at December 31, 2001, or ..75% of loans. This compares to $96.7 million, or .41% of loans at December 31, 2000. Consistent with industry practice, single family residential mortgage loans are placed on nonaccrual status if the loan is not in the process of collection or is not well secured.

     A breakdown of nonaccrual loans and loans past due 90 days or more and still accruing interest, both excluding FHA/VA loans, follows:

                                                                  LOANS PAST DUE
                                 NONACCRUAL LOANS                90 DAYS OR MORE
                          ------------------------------   ----------------------------
                                   DECEMBER 31,                    DECEMBER 31,
                          ------------------------------   ----------------------------
LOAN TYPE                   2001       2000       1999       2001      2000      1999
---------                 --------   --------   --------   --------   -------   -------
                                             (DOLLARS IN THOUSANDS)
Secured by single family
  residential...........  $ 45,710   $ 33,542   $ 20,031   $120,584   $69,401   $64,515
Secured by nonfarm
  nonresidential........    59,752     28,803     33,818      9,508     3,832     3,975
Other real estate.......    18,008     18,486     23,453      3,459     5,403     3,480
Commercial, financial
  and agricultural,
  including foreign
  loans and direct lease
  financing.............   108,905     50,727     47,551     33,870    12,666    15,130
Credit card and related
  plans.................        --         --          3         --        --        67
Other consumer..........     2,030      1,711      2,910      5,671     5,360     5,667
                          --------   --------   --------   --------   -------   -------
          Total.........  $234,405   $133,269   $127,766   $173,092   $96,662   $92,834
                          ========   ========   ========   ========   =======   =======

     FHA/VA LOANS. As discussed in the Loans section of this report, FHA/VA loans do not, in management's opinion, have traditional credit risk similar to the rest of the loan portfolio. Risk of principal loss is considered minimal due to the government guarantee. FHA/VA loans past due 90 days or more and still accruing interest totaled $47.6 million at December 31, 2001, compared to $121.3 million at December 31, 2000. The decrease in the loans past due relates to the decline in the volume of these loans. At December 31, 2001 and 2000, $1.9 million and $3.6 million, respectively, of FHA/VA loans were placed on nonaccrual status by management because the contractual payment of interest by FHA/VA had stopped due to missed filing dates; however, no loss of principal is expected from these loans.

     POTENTIAL PROBLEM ASSETS. Potential problem assets consist of assets which are generally secured and are not currently considered nonperforming. They include those assets where information about possible credit problems has raised serious doubts as to the ability of the borrowers to comply with present repayment terms. Historically, such assets have been loans, which have ultimately become nonperforming. At December 31, 2001, Union Planters had potential problem assets (all loans) aggregating $75.3 million, comprised of 16 loans, the largest of which was $19.8 million. This compares to potential problem assets (all loans) at December 31, 2000 aggregating $44.1 million, comprised of 11 loans, the largest of which was $23.9 million.

OTHER EARNING ASSETS

     Other earning assets include interest-bearing deposits at financial institutions, federal funds sold, securities purchased under agreements to resell and trading account assets. These assets averaged $336.8 million, or 1.1% of average earning assets, in 2001, with an average yield of 5.97%. This compares to $328 million in 2000, with a 7.32% average yield, and $397 million in 1999, with an average yield of 5.73%. Trading account assets, the largest category, are comprised of government-guaranteed SBA pools and the government-guaranteed portion of SBA loans. Management considers these assets to have minimal interest-rate and credit risk. Trading account assets fluctuate depending on market conditions and demand. The other categories fluctuate depending on funding needs and investment opportunities.

DEPOSITS

     Union Planters' deposit base is its primary source of liquidity and consists of deposits from the communities served in Union Planters' twelve-state market area. The mix of deposits has remained relatively constant as shown in the table below. Tables 4 and 6 present the components of Union Planters' average deposits. Note 8 to the consolidated financial statements presents the maturities of interest-bearing deposits at December 31, 2001.

     The composition of average deposits over the last three years was as follows:

                                                                 DECEMBER 31,
                                                              ------------------
TYPE OF DEPOSIT                                               2001   2000   1999
---------------                                               ----   ----   ----
Noninterest-bearing deposits................................   18%    17%    17%
Interest-bearing checking...................................   13     14     14
Money market deposits.......................................   20     17     16
Savings deposits............................................    6      6      6
Other time deposits.........................................   35     36     38
Certificates of deposit of $100,000 and over................    8     10      9

     Deposits were $23.4 billion at December 31, 2001 and averaged $23.5 billion for the year. This compares to period-end deposits of $23.1 billion and average deposits of $23.2 billion in 2000. The increase in deposits in 2001 over 2000 is primarily represented by increased core deposits resulting from management's focused effort to develop banking relationships with customers that include more of Union Planters' product offerings. Furthermore, core deposits grew as Union Planters experienced a shift by customers out of certificates of deposit into transaction accounts consistent with the rest of the banking industry. The decline in deposits in 2000 versus 1999 was due to several factors, including time deposits that matured and were not renewed (including higher priced deposits of acquired entities), not competing as aggressively for public fund deposits (which require pledging of investment securities), the competitive market in general and increased competition from other investment sources (annuities, mutual funds, broker money market accounts, etc.), including Union Planters' sale of nontraditional products. Union Planters reduced reliance on brokered deposits throughout 2001 as the deposit base shifted toward more core funding.

OTHER SOURCES OF FUNDS

     Short-term borrowings averaged $4.2 billion in 2001, compared to $5.9 billion in 2000. The decrease in short-term borrowings is primarily attributable to a decrease in higher cost short-term FHLB advances. These borrowings were replaced with long-term debt, resulting in an increase in average long-term debt in 2001 to $2.7 billion, compared to $1.3 billion in 2000, and new core deposit balances. Note 9 to the consolidated financial statements provides additional information regarding Union Planters' borrowings.

CAPITAL AND DIVIDENDS

     Union Planters' shareholders' equity increased by $303.7 million to $3.2 billion at December 31, 2001. At period-end, the shareholders' equity to total assets ratio was 9.71%. Shareholders' equity at December 31, 2000 was $2.9 billion, or 8.41% of total assets.

     The increase in shareholders' equity is attributable to retained net earnings (net earnings less common and preferred dividends paid) of $168.9 million. The net change in the unrealized gain/loss on available for sale securities increased shareholders' equity $58.4 million due to a change from a net unrealized loss to a net unrealized gain of $54.6 million at December 31, 2001 (all net of deferred taxes). Additionally, shareholders' equity was increased $190.1 million by stock issued in connection with the acquisition of Jefferson Heritage, employee benefit and dividend reinvestment plans and option exercises. These increases were partially offset by shares purchased under Union Planters' share purchase plan and the repurchase of 2.3 million of the 4.4 million shares issued in connection with the acquisition of Jefferson Heritage, which reduced shareholders' equity $113.7 million.

     On February 17, 2000, the Union Planters' Board of Directors authorized the purchase of up to 7.1 million shares of Union Planters' common stock. Through December 31, 2001, 1.6 million shares had been purchased.

     Union Planters has consistently maintained regulatory capital ratios above the "well capitalized" standard. Table 13, the statement of changes in shareholders' equity and Note 12 to the consolidated financial statements present further information regarding Union Planters' capital adequacy and changes in shareholders' equity.

     Union Planters and its subsidiaries must comply with the capital guidelines established by the regulatory agencies that supervise their operations. These agencies have adopted a system to monitor the capital adequacy of all insured financial institutions. The system includes ratios based on the risk weighting of on- and off-balance-sheet transactions. At December 31, 2001, Union Planters' Tier 1 and Total risk-weighted capital ratios were 9.77% and 14.48%, respectively. These ratios compare to 8.63% and 11.47%, respectively, at December 31, 2000. The leverage ratio (Tier 1 capital divided by unweighted average quarterly total assets) was 7.56% at December 31, 2001, compared to 6.53% at December 31, 2000.

     Union Planters declared cash dividends on its common stock of $2.00 per share in both 2001 and 2000. In January 2002, a regular quarterly dividend of $.50 per share ($2.00 per share annualized) was declared. Union Planters also declared and paid cash dividends of $2.00 per share on its 8% Series E Convertible Preferred Stock in both 2001 and 2000. Management's goal is to maintain the common dividend payout ratio at current levels.

     The primary sources for payment of dividends by Union Planters to its shareholders and the share purchase plan are dividends received from its lead bank, UPB, dividends from other subsidiaries, interest on loans to subsidiaries and interest on its available for sale investment securities. Payment of dividends by UPB and other banking subsidiaries are subject to various statutory limitations that are described in Note 12 to the consolidated financial statements. Reference is made to the Liquidity discussion for additional information regarding the parent company's liquidity.

MARKET RISK AND ASSET/LIABILITY MANAGEMENT

     Union Planters' assets and liabilities are principally financial in nature, and the resulting earnings, primarily net interest income, are subject to change as a result of fluctuations in market interest rates and the mix of the various assets and liabilities. Interest rates in the financial markets affect pricing decisions on assets and liabilities, and the resulting net interest income represented approximately 62% of Union Planters' revenues for the year ended December 31, 2001. Consequently, a substantial part of Union Planters' risk-management activities are devoted to managing interest-rate risk. Currently, Union Planters does not have any significant risks related to foreign exchange, commodities or equity risk.

     INTEREST-RATE RISK. Since one of the most important aspects of management's efforts to sustain long-term profitability for Union Planters is the management of interest-rate risk, management's goal is to optimize net interest income within acceptable levels of interest-rate and liquidity risk. To achieve this goal, a proper balance must be maintained between assets and liabilities with respect to size, maturity, repricing date, rate of return and degree of risk. Reference is made to the Investment Securities, Loans and Other Earning Assets discussions for additional information regarding the risks related to these items.

     Union Planters' Asset/Liability Management Committee (the ALCO Committee) oversees the management of interest-rate risk, investments, capital and liquidity management activities. The ALCO Committee meets monthly and reviews the outlook for the economy and interest rates, Union Planters' balance sheet structure, yields on earning assets and rates on interest-bearing liabilities, and the impact of anticipated business activities on these items. The primary methods of analyzing and managing interest-rate risk at Union Planters are repricing gap (the difference between assets and liabilities that are repricing within a specified time) and simulation analysis (projecting net interest income under various interest rate and balance sheet assumptions).

     Gap analysis is used to monitor the amounts and timing of balances exposed to changes in interest rates, as shown in Table 11. The analysis has been made at a point in time and could change significantly on a daily basis. At December 31, 2001, the cumulative one-year gap was 1% of Union Planters' total assets, with $273 million more assets repricing than liabilities. This position compares to a December 31, 2000 cumulative one-year gap of (13)% of total assets, with $4.6 billion more liabilities repricing than assets.

     Since December 31, 2000, the one-year cumulative GAP change has been a planned shift to a less rate-sensitive position and has occurred primarily due to the following initiatives:

     - Extension of the maturity of borrowings (e.g., issuance of subordinated debt)

     - Sale of loans that produce returns that are lower than management thresholds

     - Sale of and planned amortization of investment securities

     - Long-term certificate of deposit promotions

     - Retirement of short-term borrowings

     Additionally, an increase in prepayments on assets and linking the rates on administered-rate accounts more closely to money market rates have shortened the sensitivity positions of these balances, resulting in a more matched one-year gap.

     Interest-rate risk is evaluated by conducting balance sheet simulations to project net interest income for twelve months forward under various interest-rate scenarios. Each of these scenarios is compared with a base case scenario wherein current market rates and current period balances are held constant for the simulation period.

     The scenarios include immediate "shocks" to current rates of 200 basis points up and down and a "most likely" scenario in which current rates are moved according to economic forecasts and management's expectations of changes in administered rates. At December 31, 2001, an additional scenario of 100 basis points down was run due to the unique interest-rate environment in which a 200 basis point decrease would drive many key market interest rates below zero, and, therefore, the risk assessment would not be meaningful.

     The results of these simulations are compared to policy guidelines approved by the ALCO Committee, which limit the change in net interest income to 20% of net earnings when compared with the base case (flat) scenario.

     At December 31, 2001, the 200 basis point immediate rise in interest rates produced a 2.8% ($12.4 million after-tax) decrease in net earnings, which compared to a 15.4% ($63 million after-tax) decrease at December 31, 2000. The 100 basis point immediate fall in interest rates produced a 1% ($3.4 million after-tax) decrease in net earnings versus a 7.6% ($31 million after-tax) increase from a 200 basis point immediate fall at December 31, 2000. The "most likely" scenario (Federal Funds rate increasing 175 basis points over the last eight months of 2002) at December 31, 2001 produced an approximate 1.0% ($.85 million after-tax) decrease in net earnings. At December 31, 2000, the "most likely" scenario (Federal Funds rate decreasing 100 basis points over the first six months of 2001) produced a 2.6% ($11 million after-tax) increase at the end of 2000.

     The key assumptions used in simulation analysis include the following:

     - Prepayment rates on mortgage-related assets and fixed rate loans

     - Cash flows and repricings of all financial instruments

     - Changes in volumes and pricing

     - Future shapes of the yield curve

     - Relationship of market interest rates to each other (basis risk)

     - Credit spread

     - Deposit sensitivity

     - Management's financial plan

     The assumptions are inherently uncertain, and, as a result, the simulation cannot precisely estimate net interest income nor predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest-rate changes, the difference between actual experience and the characteristics assumed, and changes in market conditions and management strategies.

     LIQUIDITY. Liquidity for Union Planters is its ability to meet cash requirements for deposit withdrawals, to make new loans and satisfy loan commitments, to take advantage of attractive investment opportunities and to repay borrowings when they mature. As discussed previously, Union Planters' primary sources of liquidity are its deposit base, available for sale securities and money-market investments. Liquidity is also achieved through short-term borrowings, borrowing under available lines of credit and issuance of securities and debt instruments in the financial markets. Note 9 to the consolidated financial statements presents information regarding the various types of borrowings Union Planters uses to provide liquidity.

     Parent company liquidity is achieved and maintained by dividends received from subsidiaries, interest on advances to subsidiaries and interest on the available for sale investment securities portfolio. At December 31, 2001, the parent company had cash and cash equivalents totaling $518.4 million, which compares to $154.6 million at December 31, 2000. Net working capital (total assets maturing within one year less similar liabilities) was $502.0 million at December 31, 2001, compared to $162.8 million at December 31, 2000. The increase in liquidity at the parent company resulted from the issuance of $500 million in subordinated notes.

     At January 1, 2002, the parent company could have received dividends from subsidiaries of $285.4 million without prior regulatory approval. The payment of dividends by Union Planters' subsidiaries will be dependent on their future earnings and capital and liquidity considerations. Management believes that the parent company has adequate liquidity to meet its cash needs, including the payment of its regular dividends and servicing of its debt.

     OFF-BALANCE SHEET ARRANGEMENTS. Consistent with practices in the banking industry and in the normal course of business, Union Planters becomes a party to various types of financial instruments to meet the financing needs of its customers. These instruments include commitments to extend credit to customers and standby, commercial and similar letters of credit. At December 31, 2001, Union Planters had outstanding commitments to extend credit, both conditionally and unconditionally cancelable, totaling $5.5 billion and conditional letters of credit totaling $466 million. Since many of the commitments to extend credit expire without being drawn upon, the commitment amounts do not necessarily represent future cash requirements. Reference is made to Note 17 to the consolidated financial statements where financial instruments with off-balance-sheet risk are more fully discussed.

     Union Planters has no off-balance-sheet arrangements other than those discussed above that in management's view will have a material effect on its liquidity or availability of or requirements for capital.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The disclosures regarding the fair value of financial instruments are included in Note 19 to the consolidated financial statements along with a summary of the methods and assumptions used by management in determining fair value. The differences between the fair values and book values were primarily caused by differences between contractual and market interest rates at the respective year-ends. Fluctuations in the fair values will occur from period to period, due to changes in the composition of the balance sheet and changes in market interest rates.

EFFECTS OF INFLATION

     Since the majority of assets and liabilities of a financial institution are monetary in nature, a financial institution differs greatly from most commercial and industrial companies, which have significant investments in fixed assets and inventories. However, inflation does have an important impact on growth of total assets in the banking industry and the resulting need to increase equity capital at higher costs in order to maintain an appropriate shareholders' equity to total assets ratio. Inflation also affects other expenses that tend to rise during periods of general inflation.

     Management believes the most significant protection from the impact of inflation on financial results is Union Planters' ability to react to changes in interest rates. As discussed previously, management is attempting to maximize net interest income within acceptable levels of interest-rate risk and liquidity.

FOURTH QUARTER RESULTS

     Net earnings for the fourth quarter of 2001 were $115.9 million, or $.83 per diluted share, an increase of 9.2% over the $.76 per diluted share for the same period in 2000.

     Fully taxable-equivalent net interest income for the fourth quarter of 2001 was $334.4 million, up 7.9% from the fourth quarter of 2000. The increase in net interest income is attributable to specific initiatives aimed at strengthening the balance sheet while reducing interest-rate risk. These initiatives have increased the net interest margin through lower funding costs due to a more favorable deposit mix and a focus on pricing at the relationship level. Reference is made to the Net Interest Income discussion.

     The provision for losses on loans for the fourth quarter of 2001 was $35.8 million, or .57% of average loans, compared to $20.1 million, or .34% of average loans for the fourth quarter of 2000. Net charge-offs as a percentage of average loans were .57% for the quarter compared to .42% for the fourth quarter of 2000.

     Noninterest income for the fourth quarter of 2001 was $221.2 million, an increase of $75.3 million, or 51.6% from the fourth quarter of 2000. The increase is attributable to a $13.3 million increase in mortgage banking revenues, a $23.4 million gain on the sale of the merchant services portfolio, a $24.9 million increase in gain on branch sales and a $7.1 million increase in service charges on deposit accounts.

     The following is a discussion of the noninterest income items recorded in the fourth quarter of 2001 which management considers significant:

     - Union Planters sold certain branches, primarily those identified through a branch optimization project, at a gain of $25.0 million. This compares to a $105,000 gain on branch sales in the fourth quarter of 2000.

     - Investment securities gains amounted to $648,000. This compares to $304,000 in the fourth quarter of 2000.

     - Union Planters sold its merchant services portfolio for a gain of $23.4 million.

     - A $4.3 million reduction in net employee leasing revenues was recorded related to additional workers' compensation cost.

     In addition, in the fourth quarter of 2000, Capital Factors recognized a gain of $1.1 million on the sale of asset-based loans. Management also considers this item to be significant.

     Excluding these significant items, noninterest income was $176.6 million in 2001, an increase of $32.1 million from 2000.

     Noninterest expenses for the fourth quarter of 2001 were $332.0 million, up $55.8 million, or 20.2%, from the fourth quarter of 2000. The increase related primarily to an increase in salaries and employee benefits.

     The following is a discussion of the noninterest expense items recorded during the fourth quarter of 2001 which management considers significant:

     - Costs associated with the UPExcel strategic initiative were $13.0 million.

     - The charge for the amortization and impairment of mortgage servicing rights was $27.5 million. This compares to $5.3 million in the fourth quarter of 2000.

     - The write-off of software, equity investments and other items totaled $3.1 million.

     Excluding these significant items, noninterest expense was $288.4 million in 2001, an increase of $17.5 million from the fourth quarter of 2000. Excluding the significant items above, the efficiency ratio for the fourth quarter of 2001 was 53.22%, compared to 56.04% for the fourth quarter of 2000.

                    TABLE 1. SUMMARY OF CONSOLIDATED RESULTS

                                                                      YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------------------------
                                                      2001         2000         1999         1998         1997
                                                   ----------   ----------   ----------   ----------   ----------
                                                                       (DOLLARS IN THOUSANDS)
Interest income..................................  $2,374,092   $2,527,654   $2,297,932   $2,314,381   $2,264,485
Interest expense.................................   1,098,119    1,296,538    1,041,401    1,107,148    1,064,586
                                                   ----------   ----------   ----------   ----------   ----------
    NET INTEREST INCOME..........................   1,275,973    1,231,116    1,256,531    1,207,233    1,199,899
PROVISION FOR LOSSES ON LOANS....................     131,963       77,062       74,045      204,056      153,100
                                                   ----------   ----------   ----------   ----------   ----------
    NET INTEREST INCOME AFTER PROVISION FOR
      LOSSES ON LOANS............................   1,144,010    1,154,054    1,182,486    1,003,177    1,046,799
NONINTEREST INCOME
  Service charges on deposit accounts............     218,341      182,035      170,052      156,445      157,256
  Mortgage banking revenue.......................     182,368      105,602       96,785       89,965       80,658
  Merchant servicing income......................      42,168       37,047       26,880       38,562       39,497
  Factoring commissions and fees.................      38,061       38,275       35,246       35,363       32,778
  Trust service income...........................      27,961       26,395       23,920       24,116       24,029
  Profits and commissions from trading
    activities...................................       8,120        5,937        4,321        5,402        7,323
  Investments and insurance......................      50,891       47,744       52,962       40,905       33,407
  Other income...................................     128,334      101,886       84,306       88,561       74,625
                                                   ----------   ----------   ----------   ----------   ----------
        Total noninterest income.................     696,244      544,921      494,472      479,319      449,573
                                                   ----------   ----------   ----------   ----------   ----------
NONINTEREST EXPENSE
  Salaries and employee benefits.................     531,460      496,983      502,279      468,675      440,511
  Net occupancy expense..........................     104,727       93,054       88,122       75,974       74,750
  Equipment expense..............................      89,371       84,668       81,720       72,718       62,736
  Goodwill amortization..........................      48,440       46,290       40,027       20,310       14,357
  Other intangibles amortization.................      17,156       17,811       16,341        9,023        7,029
  Other expense..................................     353,887      332,675      353,925      344,919      333,186
                                                   ----------   ----------   ----------   ----------   ----------
        Total noninterest expense................   1,145,041    1,071,481    1,082,414      991,619      932,569
                                                   ----------   ----------   ----------   ----------   ----------
    EARNINGS BEFORE SIGNIFICANT ITEMS AND INCOME
      TAXES......................................     695,213      627,494      594,544      490,877      563,803
SIGNIFICANT ITEMS
  Reversion of excess assets of a pension plan of
    an acquired entity...........................          --        4,762           --           --           --
  Net gain on sale of loans (1)..................          --        3,744        8,376       70,100           --
  Gain on securitization and sale of loans.......          --        2,764        5,317       19,605           --
  Investment securities gains (losses)...........       9,582          381        2,128       (9,074)       4,888
  Merchant services portfolio sale...............      23,350           --           --           --           --
  Gain on sale of corporate trust business.......          --           --        2,417           --           --
  Net gain on sales of branches and other
    selected assets..............................      44,795        2,830           --        2,221       16,290
  Merger-related, charter consolidation and other
    expenses related to ongoing integration of
    operations...................................          --           --        7,153     (182,253)     (64,854)
  UPExcel project expenses.......................     (30,893)          --           --           --           --
  Write-off investment and software..............      (4,746)          --           --           --           --
  Contribution of securities to a charitable
    foundation...................................          --           --           --       (7,609)          --
  Settlement of executive contractual
    obligations..................................          --      (11,456)          --           --           --
  Expenses related to employee benefit plan
    changes......................................          --           --           --      (11,090)          --
  Mortgage servicing amortization and
    impairment...................................     (57,582)     (19,903)          --           --           --
  SOI workers' compensation......................      (4,300)          --           --           --           --
  Other, net.....................................          --           --       (1,083)        (855)      (4,278)
                                                   ----------   ----------   ----------   ----------   ----------
    EARNINGS BEFORE INCOME TAXES.................     675,419      610,616      618,852      371,922      515,849
Income taxes.....................................     231,869      201,306      208,834      146,316      176,014
                                                   ----------   ----------   ----------   ----------   ----------
    NET EARNINGS.................................  $  443,550   $  409,310   $  410,018   $  225,606   $  339,835
                                                   ==========   ==========   ==========   ==========   ==========
PER COMMON SHARE DATA
  Diluted earnings per share.....................  $     3.20   $     3.00   $     2.85   $     1.58   $     2.47

---------------

(1) Beginning in 2001, management no longer considers the gain on sale of loans to be a significant item based on their recurring nature.

              TABLE 2. CONTRIBUTION TO DILUTED EARNINGS PER SHARE

                                                                  YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------------------
                                                      2001       2000       1999       1998       1997
                                                    --------   --------   --------   --------   --------
Net interest income -- FTE........................  $   9.45   $   9.27   $   8.99   $   8.72   $   8.89
Provision for losses on loans.....................      (.95)      (.56)      (.51)     (1.43)     (1.11)
                                                    --------   --------   --------   --------   --------
         NET INTEREST INCOME AFTER PROVISION FOR
           LOSSES ON LOANS -- FTE.................      8.50       8.71       8.48       7.29       7.78
NONINTEREST INCOME
  Service charges on deposit accounts.............      1.57       1.33       1.18       1.10       1.14
  Mortgage banking revenue........................      1.31        .77        .67        .63        .58
  Bank card income................................       .47        .27        .19        .27        .29
  Factoring commissions and fees..................       .27        .28        .24        .25        .24
  Trust service income............................       .20        .19        .17        .17        .17
  Profits and commissions from trading
    activities....................................       .06        .04        .03        .04        .05
  Investments and insurance.......................       .37        .35        .37        .29        .24
  Investment securities gains (losses)............       .07         --        .01       (.06)       .04
  Other income....................................      1.23        .86        .70       1.30        .67
                                                    --------   --------   --------   --------   --------
         Total noninterest income.................      5.55       4.09       3.56       3.99       3.42
                                                    --------   --------   --------   --------   --------
NONINTEREST EXPENSE
  Salaries and employee benefits..................      3.87       3.72       3.49       3.36       3.19
  Net occupancy expense...........................       .76        .68        .61        .53        .54
  Equipment expense...............................       .64        .62        .57        .51        .45
  Goodwill amortization...........................       .35        .34        .28        .15        .10
  Other intangibles amortization..................       .12        .13        .11        .06        .05
  Other expense...................................      3.18       2.58       2.42       3.80       2.92
                                                    --------   --------   --------   --------   --------
         Total noninterest expense................      8.92       8.07       7.48       8.41       7.25
                                                    --------   --------   --------   --------   --------
         EARNINGS BEFORE INCOME TAXES -- FTE......      5.13       4.73       4.56       2.87       3.95
Income taxes -- FTE...............................      1.93       1.73       1.71       1.29       1.48
                                                    --------   --------   --------   --------   --------
         NET EARNINGS.............................      3.20       3.00       2.85       1.58       2.47
Less preferred stock dividends....................        --         --         --         --         --
                                                    --------   --------   --------   --------   --------
         DILUTED EARNINGS PER SHARE...............  $   3.20   $   3.00   $   2.85   $   1.58   $   2.47
                                                    ========   ========   ========   ========   ========
Change in net earnings applicable to diluted
  earnings per share using previous year average
  shares outstanding..............................  $    .25   $   (.01)  $   1.29   $   (.84)  $    .35
Change in average shares outstanding..............      (.05)       .16       (.02)      (.05)      (.09)
                                                    --------   --------   --------   --------   --------
         Change in net earnings...................  $    .20   $    .15   $   1.27   $   (.89)  $    .26
                                                    ========   ========   ========   ========   ========
Average diluted shares (in thousands).............   138,695    136,656    143,983    142,693    138,220
                                                    ========   ========   ========   ========   ========

---------------

FTE - Fully taxable-equivalent

                 TABLE 3. BALANCE SHEET IMPACT OF ACQUISITIONS

                                                                                     1999
                                                              ---------------------------------------------------
                                         2001        2000                  INDIANA BRANCH
                                      JEFFERSON      SOI       REPUBLIC       PURCHASE       OTHERS      TOTAL
                                      ----------   --------   ----------   --------------   --------   ----------
                                                                (DOLLARS IN THOUSANDS)
ASSETS
  Interest-bearing deposits at
    financial institutions..........  $    5,519   $      2   $      656     $  745,321     $ 24,078   $  770,055
  Loans, net of unearned income.....   1,337,139         --      960,672        850,463      469,934    2,281,069
  Allowance for losses on loans.....      (5,753)        --      (21,244)       (14,500)      (6,960)     (42,704)
                                      ----------   --------   ----------     ----------     --------   ----------
    Net loans.......................   1,331,386         --      939,428        835,963      462,974    2,238,365
  Investment securities.............      41,824         --      128,543             --      137,978      266,521
  Intangible assets.................      46,499     46,501      269,247        282,770       79,392      631,409
  Cash and cash equivalents(1)......      61,970    (39,620)     (34,071)        12,565         (956)     (22,462)
  Other real estate, net............       3,713         --        1,418             --          476        1,894
  Premises and equipment............      13,166      1,266       47,888         23,047       12,492       83,427
  Other assets......................      83,454     12,037       28,989          3,753       21,328       54,070
                                      ----------   --------   ----------     ----------     --------   ----------
    TOTAL ASSETS....................  $1,587,531   $ 20,186   $1,382,098     $1,903,419     $737,762   $4,023,279
                                      ==========   ========   ==========     ==========     ========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits..........................  $  876,635   $     --   $1,318,405     $1,697,690     $633,128   $3,649,223
  Other interest-bearing
    liabilities.....................     547,030        383       49,526        197,964       14,625      262,115
  Other liabilities.................      20,535     19,803       14,167          7,765       11,629       33,561
  Shareholders' equity..............     143,331         --           --             --       78,380       78,380
                                      ----------   --------   ----------     ----------     --------   ----------
    TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY..........  $1,587,531   $ 20,186   $1,382,098     $1,903,419     $737,762   $4,023,279
                                      ==========   ========   ==========     ==========     ========   ==========

---------------

(1) Cash paid for acquisitions has been netted with cash and cash equivalents.

           TABLE 4. AVERAGE BALANCE SHEET AND AVERAGE INTEREST RATES

                                                                             YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------------------------------------
                                                                     2001                                2000
                                                       ---------------------------------   ---------------------------------
                                                                      INTEREST     FTE                    INTEREST     FTE
                                                         AVERAGE      INCOME/     YIELD/     AVERAGE      INCOME/     YIELD/
                                                         BALANCE      EXPENSE      RATE      BALANCE      EXPENSE      RATE
                                                       -----------   ----------   ------   -----------   ----------   ------
                                                                              (DOLLARS IN THOUSANDS)
ASSETS

 Interest-bearing deposits at financial
   institutions......................................  $    44,510   $    2,047    4.60%   $    31,669   $    2,170    6.85%

 Federal funds sold and securities purchased under
   agreements to resell..............................       61,116        2,213    3.62         79,777        5,072    6.36

 Trading account assets..............................      231,180       15,836    6.85        216,866       16,806    7.75

 Investment securities(1)(2)

   Taxable securities................................    4,355,636      281,741    6.47      6,027,238      387,505    6.43

   Tax-exempt securities.............................    1,141,384       87,965    7.71      1,239,113       94,935    7.66
                                                       -----------   ----------            -----------   ----------

      Total investment securities....................    5,497,020      369,706    6.73      7,266,351      482,440    6.64

 Loans held for resale...............................    1,174,070       75,733    6.45        373,611       26,087    6.98

 Other loans, net of unearned income(1)(3)(4)........   24,187,131    1,943,192    8.03     22,842,592    2,030,775    8.89
                                                       -----------   ----------            -----------   ----------

 Total loans, net of unearned income(1)(3)(4)........   25,361,201    2,018,925    7.96     23,216,203    2,056,862    8.86
                                                       -----------   ----------            -----------   ----------

      TOTAL EARNING ASSETS(1)(2)(3)(4)...............   31,195,027    2,408,727    7.72     30,810,866    2,563,350    8.32

 Cash and due from banks.............................      777,311                             906,399

 Premises and equipment..............................      588,487                             622,762

 Allowance for losses on loans.......................     (340,422)                           (345,245)

 Goodwill and other intangibles......................      959,934                             966,718

 Other assets........................................    1,029,534                             920,905
                                                       -----------                         -----------

      Total assets...................................  $34,209,871                         $33,882,405
                                                       ===========                         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

 Money market accounts...............................  $ 4,649,833      161,590    3.48%   $ 3,836,818      164,662    4.29%

 Interest-bearing checking...........................    3,143,605       43,054    1.37      3,238,841       48,538    1.50

 Savings deposits....................................    1,346,492       19,274    1.43      1,465,482       21,294    1.45

 Certificates of deposit of $100,000 and over........    2,012,495      109,887    5.46      2,330,670      138,381    5.94

 Other time deposits.................................    8,176,438      423,549    5.18      8,330,353      462,234    5.55

 Short-term borrowings

   Federal funds purchased and securities sold under
    agreements to repurchase.........................    3,198,989      125,423    3.92      2,907,150      173,389    5.96

   Short-term senior notes...........................           --           --      --        250,273       17,190    6.87

   Other.............................................    1,037,933       51,226    4.94      2,720,661      176,174    6.48

 Long-term debt

 Federal Home Loan Bank advances.....................    1,411,805       72,842    5.16        446,964       29,363    6.57

 Subordinated capital notes..........................      896,085       64,119    7.16        475,133       31,016    6.53

 Medium-term senior notes............................       41,863        2,871    6.86         60,000        4,098    6.83

 Trust Preferred Securities..........................      199,098       16,511    8.29        199,062       16,511    8.29

 Other...............................................      102,842        7,773    7.56        144,160       13,688    9.50
                                                       -----------   ----------            -----------   ----------

      TOTAL INTEREST-BEARING LIABILITIES.............   26,217,478    1,098,119    4.19     26,405,567    1,296,538    4.91

 Noninterest-bearing demand deposits.................    4,141,565           --              4,009,843           --
                                                       -----------   ----------            -----------   ----------

      TOTAL SOURCES OF FUNDS.........................   30,359,043    1,098,119             30,415,410    1,296,538

Other liabilities....................................      749,883                             659,323

Shareholders' equity

 Preferred stock.....................................       18,091                              20,241

 Common equity.......................................    3,082,854                           2,787,431
                                                       -----------                         -----------

      TOTAL SHAREHOLDERS' EQUITY.....................    3,100,945                           2,807,672
                                                       -----------                         -----------

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....  $34,209,871                         $33,882,405
                                                       ===========                         ===========

Net interest income(1)...............................                $1,310,608                          $1,266,812
                                                                     ==========                          ==========

Net interest spread(1)...............................                              3.53%                               3.41%
                                                                                   ====                                ====

Net interest margin(1)...............................                              4.20%                               4.11%
                                                                                   ====                                ====

Taxable-equivalent adjustments

 Loans...............................................                $    5,977                          $    5,658

 Investment securities...............................                    28,658                              30,038
                                                                     ----------                          ----------

      Total..........................................                $   34,635                          $   35,696
                                                                     ==========                          ==========

                                                           YEARS ENDED DECEMBER 31,
                                                       ---------------------------------
                                                                     1999
                                                       ---------------------------------
                                                                      INTEREST     FTE
                                                         AVERAGE      INCOME/     YIELD/
                                                         BALANCE      EXPENSE      RATE
                                                       -----------   ----------   ------
                                                            (DOLLARS IN THOUSANDS)
ASSETS
 Interest-bearing deposits at financial
   institutions......................................  $    67,831   $    2,763    4.07%
 Federal funds sold and securities purchased under
   agreements to resell..............................       82,098        4,014    4.89
 Trading account assets..............................      247,181       15,970    6.46
 Investment securities(1)(2)
   Taxable securities................................    6,817,453      421,162    6.18
   Tax-exempt securities.............................    1,320,134      102,438    7.76
                                                       -----------   ----------
      Total investment securities....................    8,137,587      523,600    6.43
 Loans held for resale...............................      392,506       24,235    6.17
 Other loans, net of unearned income(1)(3)(4)........   20,749,070    1,765,328    8.51
                                                       -----------   ----------
 Total loans, net of unearned income(1)(3)(4)........   21,141,576    1,789,563    8.46
                                                       -----------   ----------
      TOTAL EARNING ASSETS(1)(2)(3)(4)...............   29,676,273    2,335,910    7.87
 Cash and due from banks.............................    1,018,264
 Premises and equipment..............................      605,512
 Allowance for losses on loans.......................     (353,198)
 Goodwill and other intangibles......................      783,709
 Other assets........................................    1,171,810
                                                       -----------
      Total assets...................................  $32,902,370
                                                       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Money market accounts...............................  $ 3,940,579      154,537    3.92%
 Interest-bearing checking...........................    3,403,227       44,154    1.30
 Savings deposits....................................    1,612,055       22,077    1.37
 Certificates of deposit of $100,000 and over........    2,274,323      118,760    5.22
 Other time deposits.................................    9,481,751      471,883    4.98
 Short-term borrowings
   Federal funds purchased and securities sold under
    agreements to repurchase.........................    1,980,674       91,459    4.62
   Short-term senior notes...........................           --           --      --
   Other.............................................      929,335       50,477    5.43
 Long-term debt
 Federal Home Loan Bank advances.....................      301,773       15,631    5.18
 Subordinated capital notes..........................      478,369       31,103    6.50
 Medium-term senior notes............................       91,356        6,160    6.74
 Trust Preferred Securities..........................      199,027       16,511    8.30
 Other...............................................      234,668       18,649    7.95
                                                       -----------   ----------
      TOTAL INTEREST-BEARING LIABILITIES.............   24,927,137    1,041,401    4.18
 Noninterest-bearing demand deposits.................    4,315,708           --
                                                       -----------   ----------
      TOTAL SOURCES OF FUNDS.........................   29,242,845    1,041,401
Other liabilities....................................      678,861
Shareholders' equity
 Preferred stock.....................................       22,318
 Common equity.......................................    2,958,346
                                                       -----------
      TOTAL SHAREHOLDERS' EQUITY.....................    2,980,664
                                                       -----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....  $32,902,370
                                                       ===========
Net interest income(1)...............................                $1,294,509
                                                                     ==========
Net interest spread(1)...............................                              3.69%
                                                                                   ====
Net interest margin(1)...............................                              4.36%
                                                                                   ====
Taxable-equivalent adjustments
 Loans...............................................                $    5,078
 Investment securities...............................                    32,900
                                                                     ----------
      Total..........................................                $   37,978
                                                                     ==========

---------------

(1) Taxable-equivalent yields are calculated assuming a 35% Federal income tax rate.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gains (losses) on available for sale securities.

(3) Includes loan fees in both interest income and the calculation of the yield on income.

(4) Includes loans on nonaccrual status.

                  TABLE 5. ANALYSIS OF VOLUME AND RATE CHANGES

                                             2001 VERSUS 2000                     2000 VERSUS 1999
                                    ----------------------------------   ----------------------------------
                                     INCREASE (DECREASE)                  INCREASE (DECREASE)
                                    DUE TO CHANGE IN(1):                 DUE TO CHANGE IN(1):
                                    ---------------------     TOTAL      ---------------------     TOTAL
                                     AVERAGE     AVERAGE     INCREASE     AVERAGE     AVERAGE     INCREASE
                                     VOLUME       RATE      (DECREASE)    VOLUME       RATE      (DECREASE)
                                    ---------   ---------   ----------   ---------   ---------   ----------
                                                            (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Interest-bearing deposits at
    financial institutions........  $     720   $    (843)  $    (123)   $  (1,914)  $   1,321    $   (593)
  Federal funds sold and
    securities purchased under
    agreements to resell..........     (1,007)     (1,852)     (2,859)        (117)      1,175       1,058
  Trading account assets..........      1,063      (2,033)       (970)      (2,107)      2,943         836
  Investment securities -- FTE....   (118,921)      6,187    (112,734)     (57,435)     16,275     (41,160)
  Loans, net of unearned income --
    FTE...........................    180,849    (218,786)    (37,937)     181,164      86,135     267,299
                                    ---------   ---------   ---------    ---------   ---------    --------
         TOTAL INTEREST INCOME --
           FTE....................     62,704    (217,327)   (154,623)     119,591     107,849     227,440
                                    ---------   ---------   ---------    ---------   ---------    --------
INTEREST EXPENSE
  Money market accounts...........     31,394     (34,466)     (3,072)      (4,153)     14,278      10,125
  Interest-bearing checking.......     (1,396)     (4,088)     (5,484)      (2,212)      6,596       4,384
  Savings deposits................     (1,707)       (313)     (2,020)      (2,081)      1,298        (783)
  Certificates of deposit of
    $100,000 and over.............    (17,935)    (10,559)    (28,494)       3,005      16,616      19,621
  Other time deposits.............     (8,417)    (30,268)    (38,685)     (60,686)     51,037      (9,649)
  Short-term borrowings...........    (86,873)   (103,231)   (190,104)     176,501      48,316     224,817
  Long-term debt..................     76,062      (6,622)     69,440       (1,558)      8,180       6,622
                                    ---------   ---------   ---------    ---------   ---------    --------
         TOTAL INTEREST EXPENSE...     (8,872)   (189,547)   (198,419)     108,816     146,321     255,137
                                    ---------   ---------   ---------    ---------   ---------    --------
CHANGE IN NET INTEREST
  INCOME -- FTE...................  $  71,576   $ (27,780)  $  43,796    $  10,775   $ (38,472)   $(27,697)
                                    =========   =========   =========    =========   =========    ========
PERCENTAGE INCREASE (DECREASE) IN
  NET INTEREST INCOME (FTE) OVER
  PRIOR PERIOD....................                               3.46%                               (2.14)%
                                                            =========                             ========

---------------

FTE -- Fully taxable-equivalent

(1) The change due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

                          TABLE 6. AVERAGE DEPOSITS(1)

                                                             YEARS ENDED DECEMBER 31,
                                        -------------------------------------------------------------------
                                           2001          2000          1999          1998          1997
                                        -----------   -----------   -----------   -----------   -----------
                                                              (DOLLARS IN THOUSANDS)
Money market..........................  $ 4,649,833   $ 3,836,818   $ 3,940,579   $ 2,541,121   $        --
Interest-bearing checking.............    3,143,605     3,238,841     3,403,227     2,363,158            --
Savings...............................    1,346,492     1,465,482     1,612,055     2,748,556            --
                                        -----------   -----------   -----------   -----------   -----------
                                          9,139,930     8,541,141     8,955,861     7,652,835     7,109,808(2)
Other time(3).........................    8,176,438     8,330,353     9,481,751     9,525,197     9,239,875
Noninterest-bearing demand............    4,141,565     4,009,843     4,315,708     3,594,978     3,328,821
                                        -----------   -----------   -----------   -----------   -----------
  TOTAL AVERAGE CORE DEPOSITS.........   21,457,933    20,881,337    22,753,320    20,773,010    19,678,504
Certificates of deposit of $100,000
  and over............................    2,012,495     2,330,670     2,274,323     2,810,295     2,545,210
                                        -----------   -----------   -----------   -----------   -----------
  TOTAL AVERAGE DEPOSITS..............  $23,470,428   $23,212,007   $25,027,643   $23,583,305   $22,223,714
                                        ===========   ===========   ===========   ===========   ===========

---------------

(1) Table 4 presents the average rate paid on the above deposit categories for the three years in the period ended December 31, 2001.

(2) A breakdown of these deposits in the categories shown is not available due to the number of acquisitions and the lack of consistent information.

(3) Comprised primarily of certificates of deposit of less than $100,000 and IRAs.

                   TABLE 7. COMPOSITION OF THE LOAN PORTFOLIO

                                                                   DECEMBER 31,
                                        -------------------------------------------------------------------
                                           2001          2000          1999          1998          1997
                                        -----------   -----------   -----------   -----------   -----------
                                                              (DOLLARS IN THOUSANDS)
Secured by 1-4 family residential.....  $ 5,166,097   $ 6,318,291   $ 5,554,943   $ 5,647,520   $ 5,704,490
Other mortgage
  Nonfarm nonresidential properties...    4,821,293     4,064,433     3,646,859     3,511,988            --
  Multifamily (5 or more)
    residential.......................      846,259       771,587       575,883       538,843            --
  Secured by farmland.................      462,676       411,186       368,368       335,351            --
                                        -----------   -----------   -----------   -----------   -----------
    Total other mortgage..............    6,130,228     5,247,206     4,591,110     4,386,182     4,226,944(1)
FHA/VA government-insured/guaranteed..      133,751       283,543       519,213       759,911     1,331,993
Commercial, financial and
  agricultural........................    5,145,917     5,350,425     4,799,840     3,543,925     3,397,348
Foreign...............................      397,737       539,181       374,814       197,120       208,081
Accounts receivable -- factoring......      640,312       677,996       555,128       615,952       579,067
Real estate -- construction...........    2,190,854     2,012,611     1,581,164     1,195,779     1,074,279
Home equity...........................      935,841       685,567       584,546       482,665       452,870
Consumer..............................    2,338,560     2,756,834     2,835,014     2,718,493     3,302,958
Direct lease financing................      104,705       110,583        78,726        63,621        66,039
                                        -----------   -----------   -----------   -----------   -----------
    TOTAL LOANS.......................   23,184,002    23,982,237    21,474,498    19,611,168    20,344,069
Less:  Unearned income................      (20,963)      (24,743)      (28,098)      (34,342)      (41,100)
                                        -----------   -----------   -----------   -----------   -----------
    TOTAL LOANS, NET OF UNEARNED
      INCOME..........................  $23,163,039   $23,957,494   $21,446,400   $19,576,826   $20,302,969
                                        ===========   ===========   ===========   ===========   ===========

---------------

(1) A breakdown of these loans in the categories shown is not available due to the number of acquisitions and the lack of consistent information.

 TABLE 8. ALLOCATION OF THE ALLOWANCE FOR LOSSES ON LOANS BY CATEGORY OF LOANS
       AND THE PERCENTAGE OF LOANS BY CATEGORY TO TOTAL LOANS OUTSTANDING

                                                                 DECEMBER 31,
                              -----------------------------------------------------------------------------------
                                       2001                     2000                     1999              1998
                              ----------------------   ----------------------   ----------------------   --------
                                         PERCENTAGE               PERCENTAGE               PERCENTAGE
                                         OF LOANS TO              OF LOANS TO              OF LOANS TO
                               AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS    AMOUNT
                              --------   -----------   --------   -----------   --------   -----------   --------
                                                            (DOLLARS IN THOUSANDS)
Commercial, financial and
  agricultural..............  $103,241        25%      $ 99,370        25%      $ 97,328        26%      $ 86,275
Foreign.....................     6,700         2          7,373         2          5,525         2          3,500
Real
  estate -- construction....    33,279         9         27,822         9         36,720         8         19,672
Real estate -- mortgage.....   162,711        50        142,168        49        136,287        48        160,728
Consumer....................    35,439        14         57,153        15         64,770        16         50,043
Direct lease financing......       560        --          1,566        --          1,670        --          1,258
                              --------       ---       --------       ---       --------       ---       --------
  Total.....................  $341,930       100%      $335,452       100%      $342,300       100%      $321,476
                              ========       ===       ========       ===       ========       ===       ========

                                          DECEMBER 31,
                              ------------------------------------
                                 1998                1997
                              -----------   ----------------------
                              PERCENTAGE               PERCENTAGE
                              OF LOANS TO              OF LOANS TO
                              TOTAL LOANS    AMOUNT    TOTAL LOANS
                              -----------   --------   -----------
                                     (DOLLARS IN THOUSANDS)
Commercial, financial and
  agricultural..............       22%      $ 77,618        21%
Foreign.....................        1          3,150         1
Real
  estate -- construction....        6         14,079         6
Real estate -- mortgage.....       54        129,573        52
Consumer....................       17         99,129        20
Direct lease financing......       --            925        --
                                  ---       --------       ---
  Total.....................      100%      $324,474       100%
                                  ===       ========       ===

---------------

Note: The allocation of the allowance is presented based in part on evaluations of specific loans, past history, and economic conditions within specific industries or geographic areas. Since all of these factors are subject to change, the current allocation of the allowance is not necessarily indicative of the breakdown of future losses.

TABLE 9. NONACCRUAL, RESTRUCTURED, AND PAST DUE LOANS AND FORECLOSED PROPERTIES

                                                                        DECEMBER 31,
                                                    ----------------------------------------------------
                                                      2001       2000       1999       1998       1997
                                                    --------   --------   --------   --------   --------
                                                                   (DOLLARS IN THOUSANDS)
Nonaccrual loans(1):
  Domestic........................................  $234,405   $133,269   $127,080   $150,378   $138,800
  Foreign.........................................        --         --        686         --         96
Restructured loans................................       868      1,512      1,878      5,612     15,250
                                                    --------   --------   --------   --------   --------
         TOTAL NONPERFORMING LOANS................   235,273    134,781    129,644    155,990    154,146
                                                    --------   --------   --------   --------   --------
Foreclosed properties:
  Other real estate, net..........................    65,661     40,366     35,943     23,937     31,914
  Other foreclosed properties.....................     1,128      2,770      1,921      2,670      5,062
                                                    --------   --------   --------   --------   --------
         TOTAL FORECLOSED PROPERTIES..............    66,789     43,136     37,864     26,607     36,976
                                                    --------   --------   --------   --------   --------
         TOTAL NONPERFORMING ASSETS...............  $302,062   $177,917   $167,508   $182,597   $191,122
                                                    ========   ========   ========   ========   ========
LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING
  INTEREST(1).....................................  $173,092   $ 96,662   $ 92,834   $ 48,626   $ 51,128
                                                    ========   ========   ========   ========   ========
FHA/VA LOANS
  Loans past due 90 days or more and still
    accruing interest.............................  $ 47,612   $121,303   $240,799   $355,124   $517,124
  Nonaccrual......................................     1,872      3,615      6,613      9,232     14,933

---------------

(1) In the third quarter of 1999, Union Planters changed its policy related to placing single family residential mortgage loans on nonaccrual status to conform to industry practice. Previously, single family residential mortgage loans were automatically placed on nonaccrual status after they became past due 90 days or more. Prospectively, these loans are placed on nonaccrual status unless the loan is both well secured and in the process of collection. The impact of this change was to reduce single family residential mortgage loans on nonaccrual status approximately $50 million, with loans past due 90 days or more and still accruing interest increasing by a corresponding amount. Periods prior to 1999 do not reflect this change.

                    TABLE 10. ALLOWANCE FOR LOSSES ON LOANS

                                                                                  YEARS ENDED DECEMBER 31,
                                                             -------------------------------------------------------------------
                                                                2001          2000          1999          1998          1997
                                                             -----------   -----------   -----------   -----------   -----------
                                                                                   (DOLLARS IN THOUSANDS)
BALANCE AT BEGINNING OF PERIOD.............................  $   335,452   $   342,300   $   321,476   $   324,474   $   270,439
LOANS CHARGED OFF
  Commercial, financial and agricultural...................       72,294        57,591        67,649        65,815        41,881
  Foreign..................................................          819           120           459         1,831            --
  Real estate -- construction..............................        2,667         3,292         3,330         3,714           400
  Real estate -- mortgage..................................       63,367        17,391        28,076        28,654        10,618
  Consumer.................................................       52,449        49,512        45,089        64,435        35,425
  Credit cards and related plans...........................          363         3,447         4,158        50,723        52,177
  Direct lease financing...................................          586            28           396           125            30
                                                             -----------   -----------   -----------   -----------   -----------
    Total charge-offs......................................      192,545       131,381       149,157       215,297       140,531
                                                             -----------   -----------   -----------   -----------   -----------
RECOVERIES ON LOANS PREVIOUSLY CHARGED OFF
  Commercial, financial and agricultural...................       18,230        16,057        23,266         8,931         8,259
  Foreign..................................................          531           214            77            20            10
  Real estate -- construction..............................          721         2,173           670           310           546
  Real estate -- mortgage..................................       22,614         8,338         7,639         5,825         3,620
  Consumer.................................................       22,403        21,531        18,805         9,812         4,916
  Credit cards and related plans...........................          254         1,150         2,278         4,113         6,903
  Direct lease financing...................................          109            --           126             5            27
                                                             -----------   -----------   -----------   -----------   -----------
    Total recoveries.......................................       64,862        49,463        52,861        29,016        24,281
                                                             -----------   -----------   -----------   -----------   -----------
Net charge-offs............................................     (127,683)      (81,918)      (96,296)     (186,281)     (116,250)
Provisions charged to expense..............................      131,963        77,062        74,045       204,056       153,100
Allowance related to the sale of certain loans.............       (3,555)       (1,992)           --       (36,693)           --
Increase due to acquisitions...............................        5,753            --        43,075        15,920        17,185
                                                             -----------   -----------   -----------   -----------   -----------
BALANCE AT END OF PERIOD...................................  $   341,930   $   335,452   $   342,300   $   321,476   $   324,474
                                                             ===========   ===========   ===========   ===========   ===========
Total loans, net of unearned income, at end of period......  $23,383,434   $23,957,494   $21,446,400   $19,576,826   $20,302,969
Less:  FHA/VA government-insured/guaranteed loans..........      133,751       283,543       519,213       759,911     1,331,993
                                                             -----------   -----------   -----------   -----------   -----------
  LOANS USED TO CALCULATE RATIOS...........................  $23,249,683   $23,673,951   $20,927,187   $18,816,915   $18,970,976
                                                             ===========   ===========   ===========   ===========   ===========
Average total loans, net of unearned income, during
  period...................................................  $25,361,201   $23,216,203   $21,141,576   $20,498,773   $19,992,626
Less:  Average FHA/VA government-insured/guaranteed
  loans....................................................      252,924       334,172       597,944       958,921     1,500,120
                                                             -----------   -----------   -----------   -----------   -----------
  AVERAGE LOANS USED TO CALCULATE RATIOS...................  $25,108,277   $22,882,031   $20,543,632   $19,539,852   $18,492,506
                                                             ===========   ===========   ===========   ===========   ===========
CREDIT QUALITY RATIOS(1)
  Allowance for losses on loans/loans, net of unearned
    income.................................................         1.48%         1.42%         1.64%         1.71%         1.71%
  Allowance for losses on loans/average loans, net of
    unearned income........................................         1.36          1.47          1.67          1.65          1.75
  Allowance for losses on loans/nonperforming loans........          145           249           264           206           210
  Net charge-offs/average loans, net of unearned income....          .51           .36           .47           .95           .63
  Provision for losses on loans/average loans, net of
    unearned income........................................          .53           .34           .36          1.04           .83
  Nonperforming loans/loans................................         1.02           .57           .62           .83           .81
  Nonperforming assets/loans plus foreclosed properties....         1.31           .75           .80           .97          1.01
  Loans past due 90 days or more and still accruing
    interest/loans.........................................          .75           .41           .44           .26           .27

---------------

(1) Ratio calculations exclude FHA/VA government-insured/guaranteed loans since they represent minimal credit risk to Union Planters. See the "Loans" discussion in Management's Discussion and Analysis for additional information regarding the FHA/ VA government-insured/guaranteed loans and Table 9 for the detail of nonperforming assets.

            TABLE 11. RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 2001

                                                          INTEREST-SENSITIVE WITHIN(1)(7)
                            -------------------------------------------------------------------------------------------
                             0-90     91-180    181-365    1-3      3-5      5-15     OVER 15    NONINTEREST-
                             DAYS      DAYS      DAYS     YEARS    YEARS     YEARS     YEARS       BEARING       TOTAL
                            -------   -------   -------   ------   ------   -------   --------   ------------   -------
                                                               (DOLLARS IN MILLIONS)
ASSETS
  Loans and
    leases(2)(3)(4).......  $ 9,312   $ 1,906   $ 2,715   $5,869   $2,197   $   514    $   24      $   647      $23,184
  Investment
    securities(5)(6)......      547       183       344    1,606    1,035       747       233           86        4,781
  Other earning assets....    2,193        --        --       --       --        --        --           --        2,193
  Other assets............       --        --        --       --       --        --        --        3,040        3,040
                            -------   -------   -------   ------   ------   -------    ------      -------      -------
        TOTAL ASSETS......  $12,052   $ 2,089   $ 3,059   $7,475   $3,232   $ 1,261    $  257      $ 3,773      $33,198
                            =======   =======   =======   ======   ======   =======    ======      =======      =======
SOURCES OF FUNDS
  Money market
    deposits(7)(8)........  $ 4,446   $    --   $   542   $  542   $   --   $    --    $   --      $    --      $ 5,530
  Savings and interest-
    bearing checking
    deposits(7)(8)........    1,531        --        --    1,531       --     1,578        --           --        4,640
  Other time deposits.....    1,864     1,471     1,607    1,806      373        25         2           --        7,148
  Certificates of deposit
    of $100,000 and
    over..................      579       286       319      342       74         1         1           --        1,602
  Short-term borrowings...    3,075         2        --       --       --        --        --           --        3,077
  Short- and medium-term
    senior notes..........       --        --        --       --       --        --        --           --           --
  Federal Home Loan Bank
    advances..............      500       500       100      141       --       220        --           --        1,461
  Other long-term debt....      102        --        --       75      100       800       199           --        1,276
  Noninterest-bearing
    deposits..............       --        --        --       --       --        --        --        4,510        4,510
  Other liabilities.......       --        --        --       --       --        --        --          730          730
  Shareholders' equity....       --        --        --       --       --        --        --        3,224        3,224
                            -------   -------   -------   ------   ------   -------    ------      -------      -------
        TOTAL SOURCES OF
          FUNDS...........  $12,097   $ 2,259   $ 2,568   $4,437   $  547   $ 2,624    $  202      $ 8,464      $33,198
                            =======   =======   =======   ======   ======   =======    ======      =======      =======
INTEREST-RATE SENSITIVITY
  GAP.....................  $   (45)  $  (170)  $   491   $3,038   $2,685   $(1,363)   $   55      $(4,691)
CUMULATIVE INTEREST RATE
  SENSITIVITY GAP(8)......      (45)     (215)      276    3,314    5,999     4,636     4,691           --
CUMULATIVE GAP AS A
  PERCENTAGE OF TOTAL
  ASSETS(8)...............       (0)%      (1)%       1%      10%      18%       14%       14%          --%
POLICY GUIDELINES.........     none     +/-15%    +/-10%    +/-5%      >0%       >0%       >0%

---------------

Management has made the following assumptions in presenting the above analysis:

(1) Assets and liabilities are generally scheduled according to their earliest repricing dates regardless of their contractual maturities.

(2) Nonaccrual loans and accounts receivable-factoring are included in the noninterest-bearing category.

(3) Fixed-rate mortgage loan maturities are estimated based on the currently prevailing principal prepayment patterns of comparable mortgage-backed securities.

(4) Delinquent FHA/VA loans are scheduled based on foreclosure and repayment patterns.

(5) The scheduled maturities of mortgage-backed securities and CMOs assume principal prepayment of these securities on dates estimated by management, relying primarily upon current and consensus interest-rate forecasts in conjunction with the latest three-month historical prepayment schedules.

(6) Securities are generally scheduled according to their call dates when valued at a premium to par.

(7) Money market deposits, interest-bearing checking and savings deposits that have no contractual maturities are scheduled according to management's best estimate of their repricing in response to changes in market rates. The impact of changes in market rates would be expected to vary by product type and market.

(8) If all money market, interest-bearing checking and savings deposits had been included in the 0-90 Days category above, the cumulative gap as a percentage of total assets would have been negative (13%), (13%) and (10%) for the 0-90 Days, 91-180 Days and 181-365 Days categories, and positive 5%, 13%, 14% and 14%, respectively, for the 1-3 Years, 3-5 Years, 5-15 Years and Over 15 Years categories at December 31, 2001.

            TABLE 12. INVESTMENT SECURITIES AND OTHER EARNING ASSETS

                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                 2001         2000         1999
                                                              ----------   ----------   ----------
                                                                     (DOLLARS IN THOUSANDS)
U.S. Government obligations
  U.S. Treasury.............................................  $   79,736   $  100,009   $  164,543
  U.S. Government agencies..................................   2,430,862    3,577,506    4,016,038
                                                              ----------   ----------   ----------
    Total U.S. Government obligations.......................   2,510,598    3,677,515    4,180,581
Obligations of states and political subdivisions............   1,104,773    1,227,329    1,273,145
Other investment securities.................................   1,165,258    1,938,826    2,018,729
                                                              ----------   ----------   ----------
    Total investment securities.............................   4,780,629    6,843,670    7,472,455
Interest-bearing deposits at financial institutions.........      54,351       43,525       73,062
Federal funds sold and securities purchased under agreements
  to resell.................................................      13,067       36,384       51,117
Trading account assets......................................     263,315      233,878      315,734
Loans held for resale.......................................   1,862,637      457,107      430,690
                                                              ----------   ----------   ----------
    TOTAL INVESTMENT SECURITIES AND OTHER EARNING ASSETS....  $6,973,999   $7,614,564   $8,343,058
                                                              ==========   ==========   ==========

                          TABLE 13. RISK-BASED CAPITAL

                                                                           DECEMBER 31,
                                                              ---------------------------------------
                                                                 2001          2000          1999
                                                              -----------   -----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
TIER 1 CAPITAL
  Shareholders' equity......................................  $ 3,223,741   $ 2,920,054   $ 2,776,109
  Trust Preferred Securities and minority interest in
    consolidated subsidiaries...............................      199,115       202,268       202,232
  Less: Goodwill and other intangibles......................     (926,012)     (949,842)     (971,770)
        Disallowed deferred tax asset.......................         (347)         (557)       (1,053)
        Unrealized (gain) loss on available for sale
          securities........................................      (54,564)        3,841       134,217
        Other...............................................           --          (191)           --
                                                              -----------   -----------   -----------
        TOTAL TIER 1 CAPITAL................................    2,441,933     2,175,573     2,139,735
TIER 2 CAPITAL
  Allowance for losses on loans.............................      312,757       315,385       282,149
  Qualifying long-term debt.................................      874,603       410,381       445,590
  Other adjustments.........................................          727            --            --
                                                              -----------   -----------   -----------
        TOTAL CAPITAL BEFORE DEDUCTIONS.....................    3,630,020     2,901,339     2,867,474
  Less investment in unconsolidated subsidiaries............      (10,679)       (9,617)      (10,289)
                                                              -----------   -----------   -----------
        TOTAL CAPITAL.......................................  $ 3,619,341   $ 2,891,722   $ 2,857,185
                                                              ===========   ===========   ===========
RISK-WEIGHTED ASSETS........................................  $25,020,556   $25,210,701   $22,511,772
                                                              ===========   ===========   ===========
RATIOS
  Shareholders' equity/total assets.........................         9.71%         8.41%         8.34%
  Leverage ratio(1).........................................         7.56          6.53          6.65
  Tier 1 capital/risk-weighted assets(1)....................         9.77          8.63          9.50
  Total capital/risk-weighted assets(1).....................        14.48         11.47         12.69

---------------

(1) Regulatory minimums for institutions considered "well capitalized" are 5%, 6% and 10% for the leverage, Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios, respectively. As of December 31, 2001, all of Union Planters' banking subsidiaries were considered "well capitalized" for purposes of FDIC deposit insurance assessments. See Note 12 to the consolidated financial statements for a comparison of Union Planters' capital levels and ratios to the regulatory minimums for "adequately capitalized" and "well capitalized."

                       TABLE 14. SELECTED QUARTERLY DATA

                                                                2001 QUARTERS ENDED(1)
                                        ----------------------------------------------------------------------
                                         MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,      TOTAL
                                        -----------   -----------   -------------   ------------   -----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income...................  $   311,026   $   316,164    $   322,678    $   326,105    $ 1,275,973
Provision for losses on loans.........      (25,300)      (28,900)       (41,933)       (35,830)      (131,963)
Investment securities gains...........           25         8,330            580            647          9,582
Noninterest income....................      164,889       178,842        195,761        220,597        760,089
Noninterest expense...................     (289,672)     (308,993)      (307,591)      (332,006)    (1,238,262)
                                        -----------   -----------    -----------    -----------    -----------
Earnings before income taxes..........      160,968       165,443        169,495        179,513        675,419
Income taxes..........................      (54,601)      (56,118)       (57,491)       (63,659)      (231,869)
                                        -----------   -----------    -----------    -----------    -----------
Net earnings..........................  $   106,367   $   109,325    $   112,004    $   115,854    $   443,550
                                        ===========   ===========    ===========    ===========    ===========
PER COMMON SHARE DATA
  Net earnings
    Basic.............................  $       .78   $       .79    $       .81    $       .84    $      3.22
    Diluted...........................          .77           .79            .81            .83           3.20
  Dividends(2)........................          .50           .50            .50            .50           2.00
UPC COMMON STOCK DATA(3)
  High closing price..................  $     39.12   $     43.69    $     46.94    $     45.63    $     46.94
  Low closing price...................        34.70         36.40          38.63          38.07          34.70
  Closing price at quarter-end........        38.49         43.60          42.90          45.13          45.13
  Trading volume (in thousands)(4)....       25,291        19,100         20,463         22,563         87,417
KEY FINANCIAL DATA
  Return on average assets............         1.23%         1.26%          1.31%          1.38%          1.30%
  Return on average common equity.....        14.54         14.28          14.18          14.39          14.34
  Expense ratio(5)....................         1.25          1.22           1.20           1.24           1.17
  Efficiency ratio(6).................        56.31         56.52          55.03          53.22          53.79
  Equity/assets (period-end)..........         8.72%         9.07%          9.62%          9.71%          9.71%
  Average earning assets..............  $32,103,877   $31,689,438    $30,798,779    $30,213,145    $31,195,027
  Interest income -- FTE..............      657,683       623,223        588,645        539,178      2,408,729
  Yield on average earning
    assets -- FTE.....................         8.31%         7.89%          7.58%          7.08%          7.72%
  Average interest-bearing
    liabilities.......................  $27,546,058   $26,804,659    $25,710,751    $24,843,709    $26,217,478
  Total interest expense..............      337,391       298,550        257,388        204,790      1,098,119
  Rate on average interest-bearing
    liabilities.......................         4.97%         4.47%          3.97%          3.27%          4.19%
  Net interest income -- FTE..........  $   320,292   $   324,673    $   331,257    $   334,386    $ 1,310,608
  Net interest margin -- FTE..........         4.05%         4.11%          4.27%          4.39%          4.20%

                                                                2000 QUARTERS ENDED(1)
                                        ----------------------------------------------------------------------
                                         MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,      TOTAL
                                        -----------   -----------   -------------   ------------   -----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  Net interest income.................  $   314,750   $   311,352    $   304,008    $   301,006    $ 1,231,116
  Provision for losses on loans.......      (17,303)      (19,699)       (19,939)       (20,121)       (77,062)
  Investment securities gains.........           --            77             --            304            381
  Noninterest income..................      127,569       138,423        147,345        145,684        559,021
  Noninterest expense.................     (271,705)     (275,885)      (279,070)      (276,180)    (1,102,840)
                                        -----------   -----------    -----------    -----------    -----------
  Earnings before income taxes........      153,311       154,268        152,344        150,693        610,616
  Income taxes........................      (51,974)      (51,383)       (50,763)       (47,186)      (201,306)
                                        -----------   -----------    -----------    -----------    -----------
  Net earnings........................  $   101,337   $   102,885    $   101,581    $   103,507    $   409,310
                                        ===========   ===========    ===========    ===========    ===========
PER COMMON SHARE DATA
  Net earnings
    Basic.............................  $       .74   $       .76    $       .75    $       .77    $      3.02
    Diluted...........................          .73           .76            .75            .76           3.00
  Dividends(2)........................          .50           .50            .50            .50           2.00
UPC COMMON STOCK DATA(3)
  High closing price..................  $     37.25   $     33.88    $     33.81    $     36.58    $     37.25
  Low closing price...................        25.63         27.69          28.69          29.44          25.63
  Closing price at quarter-end........        30.81         27.94          33.06          35.75          35.75
  Trading volume (in thousands)(4)....       29,094        22,619         18,901         21,839         92,453
KEY FINANCIAL DATA
  Return on average assets............         1.23%         1.22%          1.18%          1.20%          1.21%
  Return on average common equity.....        14.39         14.73          14.67          14.71          14.63
  Expense ratio(5)....................         1.55          1.50           1.27           1.34           1.41
  Efficiency ratio(6).................        56.68         57.27          55.31          56.04          55.60
  Equity/assets (period-end)..........         8.09          7.88           8.17           8.41           8.41
  Average earning assets..............  $30,048,208   $30,759,224    $31,232,634    $31,194,550    $30,810,866
  Interest income -- FTE..............      610,109       635,780        657,774        659,687      2,563,350
  Yield on average earning
    assets -- FTE.....................         8.17%         8.31%          8.38%          8.41%          8.32%
  Average interest-bearing
    liabilities.......................  $25,781,245   $26,361,429    $26,750,564    $26,721,762    $26,405,567
  Total interest expense..............      286,238       315,392        345,046        349,862      1,296,538
  Rate on average interest-bearing
    liabilities.......................         4.47%         4.81%          5.13%          5.21%          4.91%
  Net interest income -- FTE..........  $   323,871   $   320,388    $   312,728    $   309,825    $ 1,266,812
  Net interest margin -- FTE..........         4.34%         4.19%          3.98%          3.95%          4.11%

---------------

FTE -- Fully taxable-equivalent basis

(1) Certain quarterly amounts have been reclassified to conform to current financial reporting presentation.

(2) See Note 12 to the consolidated financial statements for a description of dividend restrictions.

(3) Union Planters common stock is listed on the New York Stock Exchange (NYSE) and is traded under the symbol UPC. All share prices represent closing prices as reported by the NYSE. There were approximately 33,600 registered holders of Union Planters common stock as of December 31, 2001.

(4) Trading volume represents total volume for the period shown as reported by NYSE.

(5) The expense ratio equals noninterest expense minus noninterest income (excluding significant nonrecurring revenues and expenses, investment securities gains and losses, and goodwill and other intangibles amortization) divided by average assets.

(6) The efficiency ratio is calculated excluding the same items as in the expense ratio calculation, dividing noninterest expense by net interest income (FTE) plus noninterest income.

                              REPORT OF MANAGEMENT

    The accompanying financial statements and related financial information were prepared by the management of Union Planters Corporation (Union Planters) in accordance with accounting principles generally accepted in the United States of America and, where appropriate, reflect management's best estimates and judgment. Management is responsible for the integrity, objectivity, consistency and fair presentation of the financial statements and all financial information contained herein.

    Management maintains and depends upon internal accounting systems and related internal controls. Internal controls are designed to ensure that transactions are properly authorized and recorded in Union Planters' financial records and to safeguard Union Planters' assets from material loss or misuse. Union Planters utilizes internal monitoring mechanisms and an external audit to monitor compliance with, and assess the effectiveness of, the internal controls. Management believes Union Planters' internal controls provide reasonable assurance that Union Planters' assets are safeguarded and that its financial records are reliable.

    The Audit Committee of the Board of Directors meets periodically with representatives of Union Planters' independent accountants, the corporate audit manager and management to review accounting policies, control procedures and audit and regulatory examination reports. The independent accountants and corporate audit manager have free access to the Committee, with and without the presence of management, to discuss the results of their audit work and their evaluation of the internal controls and the quality of financial reporting.

    The financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, who were engaged to express an opinion as to the fairness of presentation of such financial statements.

Memphis, Tennessee
January 17, 2002


/s/ JACKSON W. MOORE                        /s/ BOBBY L. DOXEY

Jackson W. Moore                  Bobby L. Doxey
Chairman and                      Senior Executive Vice President and
Chief Executive Officer         Chief Financial Officer

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Union Planters Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Union Planters Corporation (Union Planters) and its subsidiaries at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Union Planters' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Memphis, Tennessee
January 17, 2002

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks.....................................  $   953,846   $ 1,018,318
Interest-bearing deposits at financial institutions.........       54,351        43,525
Federal funds sold and securities purchased under agreements
  to resell.................................................       13,067        36,384
Trading account assets......................................      263,315       233,878
Loans held for resale.......................................    1,862,637       457,107
Available for sale investment securities (amortized cost:
  $4,694,248 and $6,849,457, respectively)..................    4,780,629     6,843,670
Loans.......................................................   23,184,002    23,982,237
  Less:  Unearned income....................................      (20,963)      (24,743)
         Allowance for losses on loans......................     (341,930)     (335,452)
                                                              -----------   -----------
        Net loans...........................................   22,821,109    23,622,042
Premises and equipment, net.................................      556,686       602,218
Accrued interest receivable.................................      245,847       304,488
FHA/VA claims receivable....................................       55,813        84,015
Mortgage servicing rights...................................      150,303       123,940
Goodwill....................................................      780,612       793,831
Other intangibles...........................................      146,695       158,558
Other assets................................................      512,694       398,744
                                                              -----------   -----------
          TOTAL ASSETS......................................  $33,197,604   $34,720,718
                                                              ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................................  $ 4,509,944   $ 4,064,298
  Certificates of deposit of $100,000 and over..............    1,602,117     2,453,621
  Other interest-bearing....................................   17,318,441    16,595,464
                                                              -----------   -----------
          Total deposits....................................   23,430,502    23,113,383
Short-term borrowings.......................................    3,076,679     6,086,896
Short- and medium-term senior notes.........................           --        60,000
Federal Home Loan Bank advances.............................    1,461,190     1,101,619
Other long-term debt........................................    1,275,509       777,352
Accrued interest, expenses and taxes........................      282,211       308,241
Other liabilities...........................................      447,772       353,173
                                                              -----------   -----------
          TOTAL LIABILITIES.................................   29,973,863    31,800,664
                                                              -----------   -----------
Commitments and contingent liabilities (Notes 14, 17 and
  20).......................................................           --            --
Shareholders' equity
  Convertible preferred stock (Note 10).....................       16,101        19,691
  Common stock, $5 par value; 300,000,000 shares authorized;
     137,408,887 issued and outstanding (134,734,841 at
     December 31, 2000).....................................      687,044       673,674
  Additional paid-in capital................................      878,901       754,380
  Retained earnings.........................................    1,600,153     1,493,072
  Unearned compensation.....................................      (13,022)      (16,922)
  Accumulated other comprehensive income-unrealized gain
     (loss) on available for sale securities, net...........       54,564        (3,841)
                                                              -----------   -----------
          TOTAL SHAREHOLDERS' EQUITY........................    3,223,741     2,920,054
                                                              -----------   -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $33,197,604   $34,720,718
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF EARNINGS

                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                  2001            2000            1999
                                                              -------------   -------------   -------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
  Interest and fees on loans................................  $  1,937,215    $  2,025,117    $  1,760,250
  Interest and dividends on investment securities
    Taxable.................................................       281,741         387,505         421,162
    Tax-exempt..............................................        59,307          64,897          69,538
  Interest on deposits at financial institutions............         2,047           2,170           2,763
  Interest on federal funds sold and securities purchased
    under agreements to resell..............................         2,213           5,072           4,014
  Interest on trading account securities....................        15,836          16,806          15,970
  Interest on loans held for resale.........................        75,733          26,087          24,235
                                                              ------------    ------------    ------------
        Total interest income...............................     2,374,092       2,527,654       2,297,932
                                                              ------------    ------------    ------------
INTEREST EXPENSE
  Interest on deposits......................................       757,354         835,109         811,411
  Interest on short-term borrowings.........................       176,649         366,753         141,936
  Interest on long-term debt................................       164,116          94,676          88,054
                                                              ------------    ------------    ------------
        Total interest expense..............................     1,098,119       1,296,538       1,041,401
                                                              ------------    ------------    ------------
        NET INTEREST INCOME.................................     1,275,973       1,231,116       1,256,531
PROVISION FOR LOSSES ON LOANS...............................       131,963          77,062          74,045
                                                              ------------    ------------    ------------
        NET INTEREST INCOME AFTER PROVISION FOR LOSSES ON
          LOANS.............................................     1,144,010       1,154,054       1,182,486
                                                              ------------    ------------    ------------
NONINTEREST INCOME
  Service charges on deposit accounts.......................       218,341         182,035         170,052
  Mortgage banking revenue..................................       182,368         105,602          96,785
  Merchant servicing income.................................        65,518          37,047          26,880
  Factoring commissions and fees............................        38,061          38,275          35,246
  Trust service income......................................        27,961          26,395          23,920
  Profits and commissions from trading activities...........         8,120           5,937           4,321
  Investments and insurance.................................        50,891          47,744          52,962
  Investment securities gains...............................         9,582             381           2,128
  Other income..............................................       168,829         115,986         100,416
                                                              ------------    ------------    ------------
        Total noninterest income............................       769,671         559,402         512,710
                                                              ------------    ------------    ------------
NONINTEREST EXPENSE
  Salaries and employee benefits............................       537,060         508,439         502,279
  Net occupancy expense.....................................       104,727          93,054          88,122
  Equipment expense.........................................        89,371          84,668          81,720
  Goodwill amortization.....................................        48,440          46,290          40,027
  Other intangible amortization.............................        17,156          17,811          16,361
  Other expense.............................................       441,508         352,578         347,855
                                                              ------------    ------------    ------------
        Total noninterest expense...........................     1,238,262       1,102,840       1,076,364
                                                              ------------    ------------    ------------
        EARNINGS BEFORE INCOME TAXES........................       675,419         610,616         618,832
Income taxes................................................       231,869         201,306         208,834
                                                              ------------    ------------    ------------
        NET EARNINGS........................................  $    443,550    $    409,310    $    409,998
                                                              ============    ============    ============
        NET EARNINGS APPLICABLE TO COMMON SHARES............  $    442,162    $    407,703    $    408,240
                                                              ============    ============    ============
EARNINGS PER COMMON SHARE
  Basic.....................................................  $       3.22    $       3.02    $       2.88
  Diluted...................................................          3.20            3.00            2.85
AVERAGE COMMON SHARES OUTSTANDING
  Basic.....................................................   137,028,743     135,170,801     141,854,254
  Diluted...................................................   138,695,024     136,655,629     143,982,511

  The accompanying notes are an integral part of these consolidated financial statements.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                          UNREALIZED
                                                                                                             GAIN
                                                                                                          (LOSS) ON
                                                                 ADDITIONAL                               AVAILABLE
                                          PREFERRED    COMMON     PAID-IN      RETAINED      UNEARNED      FOR SALE
                                            STOCK      STOCK      CAPITAL      EARNINGS    COMPENSATION   SECURITIES     TOTAL
                                          ---------   --------   ----------   ----------   ------------   ----------   ----------
                                                                          (DOLLARS IN THOUSANDS)
BALANCE, DECEMBER 31, 1998.............   $ 23,353    $709,625    $691,789    $1,516,712     $(14,646)    $  57,245    $2,984,078
 Comprehensive income
   Net earnings........................         --          --          --       409,998           --            --       409,998
   Other comprehensive income, net of
     taxes
     Net change in net unrealized gain
       (loss) on available for sale
       securities......................         --          --          --            --           --      (191,462)     (191,462)
                                                                                                                       ----------
       Total comprehensive income......         --          --          --            --           --            --       218,536
 Cash dividends
   Common stock, $2.00 per share.......         --          --          --      (284,965)          --            --      (284,965)
   Preferred stock, $2.00 per share....         --          --          --        (1,758)          --            --        (1,758)
 Common stock issued under employee
   benefit plans and dividend
   reinvestment plan, net of stock
   exchanged...........................         --       3,014      18,100            --        2,886            --        24,000
 Issuance of stock for acquisitions....         --       7,024      71,340         4,120           --            --        82,484
 Conversion of preferred stock.........     (2,478)        619       1,858            --           --            --            (1)
 Common stock purchased and retired....         --     (29,103)    (31,063)     (190,639)          --            --      (250,805)
 Conversion of debt of acquired
   entity..............................         --       1,258       3,282            --           --            --         4,540
                                          --------    --------    --------    ----------     --------     ---------    ----------
BALANCE, DECEMBER 31, 1999.............     20,875     692,437     755,306     1,453,468      (11,760)     (134,217)    2,776,109
                                          --------    --------    --------    ----------     --------     ---------    ----------
 Comprehensive income
   Net earnings........................         --          --          --       409,310           --            --       409,310
   Other comprehensive income, net of
     taxes
     Net change in net unrealized gain
       (loss) on available for sale
       securities......................         --          --          --            --           --       130,376       130,376
                                                                                                                       ----------
       Total comprehensive income......         --          --          --            --           --            --       539,686
 Cash dividends
   Common stock, $2.00 per share.......         --          --          --      (271,091)          --            --      (271,091)
   Preferred stock, $2.00 per share....         --          --          --        (1,607)          --            --        (1,607)
 Common stock issued under employee
   benefit plans and dividend
   reinvestment plan, net of stock
   exchanged...........................         --       3,320      22,681        (1,616)      (5,162)           --        19,223
 Conversion of preferred stock.........     (1,184)        296         888            --           --            --            --
 Common stock repurchased and
   retired.............................         --     (22,379)    (24,495)      (95,392)          --            --      (142,266)
                                          --------    --------    --------    ----------     --------     ---------    ----------
BALANCE, DECEMBER 31, 2000.............     19,691     673,674     754,380     1,493,072      (16,922)       (3,841)    2,920,054
                                          --------    --------    --------    ----------     --------     ---------    ----------
 Comprehensive income
   Net earnings........................         --          --          --       443,550           --            --       443,550
   Other comprehensive income, net of
     taxes
     Net change in net unrealized gain
       (loss) on available for sale
       securities......................         --          --          --            --           --        58,405        58,405
                                                                                                                       ----------
       Total comprehensive income......         --          --          --            --           --            --       501,955
 Cash dividends
   Common stock, $2.00 per share.......         --          --          --      (273,256)          --            --      (273,256)
   Preferred stock, $2.00 per share....         --          --          --        (1,388)          --            --        (1,388)
 Common stock issued under employee
   benefit plans and dividend
   reinvestment plan, net of stock
   exchanged...........................         --       2,116      14,724            (2)       3,900            --        20,738
 Issuance of stock for acquisition.....         --      21,857     121,474            --           --            --       143,331
 Conversion of preferred stock.........     (3,590)        897       2,692            --           --            --            (1)
 Common stock repurchased and
   retired.............................         --     (11,500)    (14,369)      (61,823)          --            --       (87,692)
                                          --------    --------    --------    ----------     --------     ---------    ----------
BALANCE, DECEMBER 31, 2001.............   $ 16,101    $687,044    $878,901    $1,600,153     $(13,022)    $  54,564    $3,223,741
                                          ========    ========    ========    ==========     ========     =========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2001          2000          1999
                                                              -----------   -----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
 Net earnings...............................................  $   443,550   $   409,310   $   409,998
 Reconciliation of net earnings to net cash (used) provided
   by operating activities:
   Provision for losses on loans, other real estate and
     FHA/VA foreclosure claims..............................      157,805        76,040        75,024
   Depreciation and amortization of premises and
     equipment..............................................       77,001        79,225        69,625
   Amortization and write-offs of intangibles...............      101,409        84,004        76,182
   Net amortization of investment securities................       10,078         2,798         6,153
   Net realized gains on sales of investment securities.....       (9,582)         (381)       (2,128)
   Gain on sale of residential mortgages....................      (20,425)       (6,508)      (10,358)
   Gain on sale of branches.................................      (48,955)       (2,830)       (3,914)
   Deferred income tax expense..............................       23,256        53,796        28,171
   (Increase) decrease in assets
     Trading account assets and loans held for resale.......   (1,214,573)       55,439       (23,591)
     Other assets...........................................     (100,726)       81,426       130,967
   Increase (decrease) in accrued interest, expenses, taxes
     and other liabilities..................................      106,722        49,695      (167,926)
   Other, net...............................................        3,965        12,341        10,786
                                                              -----------   -----------   -----------
     Net cash (used) provided by operating activities.......     (470,475)      894,355       598,989
                                                              -----------   -----------   -----------
INVESTING ACTIVITIES
 Net (increase) decrease in short-term investments..........       (5,307)       29,539       744,576
 Proceeds from sales of available for sale securities.......    1,176,837       453,839     1,171,870
 Proceeds from maturities, calls and prepayments of
   available for sale securities............................    1,298,788     1,037,613     4,711,359
 Purchases of available for sale securities.................     (279,155)     (659,391)   (5,098,264)
 Net increase in loans......................................     (369,749)   (3,403,062)     (160,651)
 Net cash received from (paid for) acquired institutions....       61,970       (39,620)      (45,302)
 Proceeds from sale of residential mortgages................    1,955,915       780,316       452,358
 Purchases of premises and equipment, net...................      (33,886)      (42,423)      (67,407)
                                                              -----------   -----------   -----------
     Net cash provided (used) by investing activities.......    3,805,413    (1,843,189)    1,708,539
                                                              -----------   -----------   -----------
FINANCING ACTIVITIES
 Net increase (decrease) in deposits........................      408,337      (257,567)   (5,173,562)
 Net (decrease) increase in short-term borrowings...........   (3,018,777)      664,392     3,515,085
 Proceeds from issuance of long-term debt, net..............    1,467,415     1,100,550           186
 Repayment of long-term debt................................   (1,211,442)     (279,828)     (320,301)
 Proceeds from issuance of common stock.....................       17,962        11,950        20,660
 Purchase and retirement of common stock, including stock
   transactions of acquired entities prior to acquisition...      (87,692)     (142,266)     (250,805)
 Net cash paid for sales of branches, including deposits....     (723,839)           --            --
 Cash dividends paid........................................     (274,691)     (272,714)     (286,756)
 Other, net.................................................           --            --           802
                                                              -----------   -----------   -----------
     Net cash (used) provided by financing activities.......   (3,422,727)      824,517    (2,494,691)
                                                              -----------   -----------   -----------
 Net decrease in cash and cash equivalents..................      (87,789)     (124,317)     (187,163)
 Cash and cash equivalents at the beginning of the year.....    1,054,702     1,179,019     1,366,182
                                                              -----------   -----------   -----------
 Cash and cash equivalents at the end of the year...........  $   966,913   $ 1,054,702   $ 1,179,019
                                                              ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURES
 Cash paid for
   Interest.................................................  $ 1,413,403   $ 1,222,028   $ 1,057,553
   Income taxes.............................................      188,376       101,574       169,612
 Unrealized gain (loss) on available for sale securities....       86,381        (5,787)     (212,641)

NONCASH ACTIVITIES. See Notes 1, 2 and 10, respectively, regarding other real estate transfers, acquisitions and conversions of preferred stock.

  The accompanying notes are an integral part of these consolidated financial statements.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS. Union Planters Corporation (Union Planters or the Company) is a multi-state bank holding company headquartered in Memphis, Tennessee. Union Planters operates four banking subsidiaries with 764 banking offices and 964 ATMs in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. At December 31, 2001, Union Planters had consolidated total assets of $33.2 billion, making it the 28th largest bank holding company based in the United States and the largest headquartered in Tennessee. Through its subsidiaries, Union Planters provides a diversified range of financial services in the communities in which it operates, including consumer, commercial and corporate lending; retail banking; and other ancillary financial services traditionally furnished by full-service financial institutions. Additional services offered include factoring operations; mortgage origination and servicing; investment management and trust services; the issuance of debit cards; the offering of credit cards; the origination, packaging and securitization of loans, primarily the government-guaranteed portion of Small Business Administration (SBA) loans; the collection of delinquent FHA/VA government-insured/guaranteed loans purchased from third parties and from GNMA pools serviced for others; full-service and discount brokerage; and the sale of annuities and bank-eligible insurance products.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES. The accounting and reporting policies of Union Planters and its subsidiaries conform with accounting principles generally accepted in the United States and general practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Examples of estimates include the adequacy of the allowance for losses on loans, accruals for income taxes and estimated fair value of mortgage servicing rights. Actual results could differ from those estimates. The following is a summary of the more significant accounting policies of Union Planters:

     BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Union Planters and its subsidiaries after elimination of significant intercompany accounts and transactions. Business combinations accounted for as purchases are included in the consolidated financial statements from their respective dates of acquisition. Assets and liabilities of financial institutions accounted for as purchases are adjusted to their fair values as of their dates of acquisition. Certain 1999 and 2000 amounts have been reclassified to conform with the 2001 financial reporting presentation.

     STATEMENT OF CASH FLOWS. Cash and cash equivalents include cash, due from banks and federal funds sold in the amounts of $13 million, $36 million and $51 million at December 31, 2001, 2000 and 1999, respectively. Noncash transfers to foreclosed properties from loans for the years ended December 31, 2001, 2000 and 1999 were $51 million, $36 million and $43 million, respectively. Other noncash transactions are detailed in Notes 2 and 10.

     SECURITIES AND TRADING ACCOUNT ASSETS. Debt and equity securities that are bought and principally held for the purpose of selling them in the near term are classified as trading securities. These consist primarily of the government-guaranteed portion of SBA loans and SBA participation certificates. Gains and losses on sales and fair-value adjustments of trading securities are included in profits and commissions from trading activities.

     Debt securities that Union Planters has the positive intent and ability to hold to maturity are classified as held to maturity securities and carried at cost, adjusted for the amortization of premium and accretion of discount using the level-yield method. Generally, the held to maturity portfolios of acquired entities are reclassified to the available for sale portfolio upon acquisition. At December 31, 2001 and 2000, Union Planters had no securities classified as held to maturity.

     Debt and equity securities that Union Planters has not classified as held to maturity or trading are classified as available for sale securities. These are reported at fair value, with unrealized gains and losses, net of deferred taxes, reported as a component of shareholders' equity. Gains or losses from sales of available for sale securities are computed using the specific identification method and are included in investment securities gains (losses) together with impairment losses considered other than temporary.

     LOANS HELD FOR RESALE. Loans held for resale include mortgage and other loans and are carried at the lower of cost or fair value on an aggregate basis.

     LOANS. Loans are carried at the principal amount outstanding. Interest income on loans is recognized using constant yield methods except for unearned income, which is recorded as income using a method that approximates the interest method. Loan origination fees and direct loan origination costs are deferred and recognized over the life of the related loans as adjustments to interest income.

     LOAN SALES. When Union Planters sells loans in securitizations, it may retain one or more subordinated tranches, servicing rights and, in some cases, a cash reserve account, all of which are retained interests in the securitized loans. Gain or loss on the sale of the loans depends in part on the previous carrying amounts of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. To obtain fair values, quoted market prices are used if available. If quotes are not available for the retained interests, Union Planters estimates fair value based on the present value of future expected cash flows estimated using management's best estimate of key assumptions -- expected credit losses, prepayment speeds, weighted average life and discount rates commensurate with the risks involved.

     NONPERFORMING LOANS. Nonperforming loans consist of nonaccrual loans and restructured loans. Loans, other than consumer loans, are generally placed on nonaccrual status and interest is not recorded if, in management's opinion, payment in full of principal or interest is not expected or when payment of principal or interest is past due 90 days or more, unless the loan is both well-secured and in the process of collection. Consistent with industry practice, single-family residential mortgage loans are placed on nonaccrual status if the loan is not in the process of collection or is not well secured. FHA/VA government-insured/guaranteed loans which are past due 90 days or more are placed on nonaccrual status when interest claim reimbursements are likely to be denied due to missed filing dates in the foreclosure process. Consumer loans are automatically charged off when they become 120 days past due. In the interim, consumer loans are placed on nonaccrual status upon the occurrence of certain events, such as bankruptcy.

     ALLOWANCE FOR LOSSES ON LOANS. The allowance for losses on loans represents management's best estimate of losses inherent in the existing loan portfolio. The allowance for losses on loans is increased by the provision for losses on loans charged to expense and reduced by loans charged off, net of recoveries. The provision for losses on loans is determined based on management's assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current and anticipated economic conditions and the related impact on specific borrowers and industry groups, historical loan loss experience, the level of classified and nonperforming loans and the results of regulatory examinations.

     Loans are considered impaired if, based on current information and events, it is probable that Union Planters will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

     PREMISES AND EQUIPMENT. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method and is charged to operating expense over the estimated useful lives of the assets. Depreciation expense has been computed principally using estimated lives of five to forty years for premises and two to ten years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the initial term of the respective lease or the estimated useful life of the improvement. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred.

     GOODWILL AND OTHER INTANGIBLES. The unamortized costs in excess of the fair value of acquired net tangible assets are included in goodwill and other intangibles. Identifiable intangibles, except for premiums on purchased deposits that are amortized on a straight-line method over periods up to 15 years, are amortized over the estimated periods benefited. Goodwill is generally amortized on a straight-line basis over periods up to 25 years. For acquisitions where the fair value of net assets acquired exceeds the purchase price, the resulting negative goodwill is allocated proportionally to noncurrent, nonmonetary assets.

     MORTGAGE SERVICING RIGHTS. Mortgage servicing rights are accounted for under the provisions of Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which became effective April 1, 2001. SFAS No. 140 replaced SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," but did not significantly change the methodology used to account for servicing rights. The adoption did not have a material impact on financial position or results of operations. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Management stratifies servicing rights based on guarantor, origination period and interest rate and evaluates the recoverability in relation to the impact of actual and anticipated loan portfolio prepayment, foreclosure and delinquency experience.

     OTHER REAL ESTATE. Properties acquired through foreclosure and unused bank premises are stated at fair value, reduced by estimated selling costs. Write-downs of the foreclosed assets at or prior to the date of foreclosure are charged to the allowance for losses on loans. Subsequent write-downs, income and expense incurred in connection with holding such assets, and gains and losses realized from the sales of such assets, are included in noninterest income and expense. At December 31, 2001 and 2000, net other real estate was $65.7 million and $40.4 million, respectively.

     STOCK COMPENSATION. Union Planters has elected not to adopt the recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which requires a fair-value-based method of accounting for stock options and similar equity awards. As permitted under SFAS No. 123, Union Planters continues to apply Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock compensation plans and, accordingly, does not recognize compensation cost, except for stock grants. See Note 14 for a summary of the pro forma effect if the accounting provisions of SFAS No. 123 had been elected.

     INCOME TAXES. Union Planters files a consolidated Federal income tax return which includes all of its subsidiaries except for a credit life insurance company and certain pass-through entities. Income tax expense is allocated among the parent company and its subsidiaries as if each had filed a separate return. The provision for income taxes is based on income reported for consolidated financial statement purposes and includes deferred taxes resulting from the recognition of certain revenues and expenses in different periods for tax reporting purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be realized or settled. Recognition of certain deferred tax assets is based upon management's belief that, based upon historical earnings and anticipated future earnings, normal operations will continue to generate sufficient future taxable income to realize these benefits. When, in the opinion of management, it is "more likely than not" that the asset will be realized, no valuation allowance is established for deferred tax assets.

RECENT ACCOUNTING PRONOUNCEMENTS

     DERIVATIVE INSTRUMENTS AND HEDGING. In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS

No. 133 requires that an entity record all derivatives in the consolidated balance sheet at their fair value. It also requires changes in fair value to be recorded each period in current earnings or other comprehensive income depending upon the purpose for using the derivative and/or its qualification, designation and effectiveness as a hedging transaction. In June 2000, the FASB amended portions of SFAS No. 133 by issuing SFAS No. 138. The Company adopted these new standards effective January 1, 2001. At adoption, the new accounting standards did not have a material impact on the Company's financial condition, results of operations or cash flows.

     Derivative Instruments and Hedging Activities -- Business
Perspective. Union Planters has developed risk management programs and processes designed to manage market risk associated with the Company's business activities. Interest-rate risk is a predominant risk that further influences a number of other business risks such as pricing risk, prepayment risk, valuation risk, balance sheet management and funding risk. As part of its risk management program, the Company utilizes a number of derivative instruments to manage these risks.

     Loan production activities include the origination or acquisition of mortgage loans, the warehousing of those loans in inventory and the resale of those loans to investors in the secondary market. The Company maintains a risk management program to protect and manage interest-rate risk and pricing risk associated with its mortgage commitment pipeline and mortgage inventory.

     Mortgage Pipeline. The Company's mortgage commitment pipeline includes interest-rate lock commitments (IRLCs) that have been extended to borrowers who have applied for loan funding and meet certain defined credit and underwriting criteria. During the term of the IRLC, the Company is exposed primarily to interest-rate risk, in that the value of the IRLC may change significantly before the loan closes. To mitigate this interest-rate risk, the Company enters into various hedges of its mortgage pipeline by selling loans forward to investors using mandatory and optional forward commitments. In accordance with SFAS No. 133, the Company classifies and accounts for IRLCs as nondesignated derivative hedges. Accordingly, IRLCs are recorded at fair value with changes in value recorded to current earnings. Risk management derivative contracts used to economically hedge the IRLCs are also classified and accounted for as nondesignated derivatives. Since a derivative instrument cannot hedge another derivative instrument (for accounting purposes) the pipeline is effectively accounted for as marked-to-market.

     Gains/losses on nondesignated IRLCs and related derivative contracts had an immaterial impact on the consolidated financial statements for the year ended December 31, 2001.

     Best Efforts Commitments. A best efforts commitment represents an agreement whereby a correspondent lender or broker has the option to sell a loan to the Company at a stated price. If the correspondent lender or broker exercises the option, the Company is committed to buy the loan. If the correspondent lender or broker does not exercise the option, no transaction takes place. Under the provisions of SFAS No. 133, the best efforts commitments are defined as derivatives and therefore are marked-to-market. The impact on the consolidated financial statements of best efforts commitments is immaterial.

     Mortgage Inventory. The Company's mortgage inventory includes closed loans that are held for resale pending completion of normal post-closing review. The Company normally requires 60 to 90 days from the date a loan application is received to process a loan for sale. From the loan's closing until its sale, the Company is exposed to credit and interest-rate risk. The primary objective of the warehouse hedge program is to minimize the overall risk to the income statement due to changes in the fair value of the warehouse resulting from fluctuating interest rates. Therefore, the Company will enter into a portfolio of derivative instruments, which, in the aggregate, react to offset changes in the fair value of the loans owned by the Company due to unfavorable changes in the interest rates. Under SFAS No. 133, these derivative instruments are fair value hedges. Derivative instruments related to the mortgage inventory had a carrying value of $20.1 million at December 31, 2001.

     TRANSFERS AND SERVICING OF FINANCIAL ASSETS. In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. This Standard replaces SFAS No. 125, although it retains most of SFAS No. 125's provisions without modification. SFAS No. 140 is effective for transfers occurring after March 31, 2001. The Company adopted SFAS No. 140 on April 1, 2001. The adoption had an immaterial impact on the Company's financial condition, results of operations and cash flows.

     BUSINESS COMBINATIONS. In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which addressed financial accounting and reporting for business combinations and supercedes APB Opinion No. 16. This Standard changes the accounting for business combinations in APB No. 16 in the following significant respects:

     - This Standard requires all business combinations to be accounted for using the purchase method of accounting.

     - APB No. 16 required separate recognition of intangible assets that can be identified. SFAS No. 141 requires that intangible assets be recognized as assets apart from goodwill if they meet one of two criteria -- the contractual -- legal criterion or the separability criterion.

     - In addition to the current disclosures in APB No. 16, SFAS No. 141 requires disclosure of the primary reasons for business combinations and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. If the amounts of goodwill and other intangibles are significant in relation to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class.

     The provisions of this Standard apply to business combinations initiated after June 30, 2001. The adoption of this Standard requires changes in the accounting and disclosures related to business combinations, but it did not have a material impact on the Company's financial condition, results of operations or cash flows for the year ended December 31, 2001.

     GOODWILL AND OTHER INTANGIBLE ASSETS. In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supercedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in the financial statements upon their acquisition. The Standard changes the accounting for goodwill and other intangible assets in the following significant respects:

     - Acquiring entities integrate acquired entities into their operations; thus, the acquirers' expectations of benefits from the resulting synergies usually are reflected in the premium that they pay to acquire those entities. APB No. 17 treated the acquired entity as if it remained a stand-alone entity rather than being integrated with the acquiring entity; as a result, the portion of the premium related to expected synergies (goodwill) was not accounted for appropriately. This Standard adopts a more aggressive view of goodwill and bases the accounting for goodwill on the units of the combined entity into which the acquired entity is integrated.

     - APB No. 17 presumed that goodwill and other intangible assets were wasting assets and were amortized over an estimated life. This Standard requires goodwill and other intangible assets that have indefinite lives to not be amortized but rather to be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of an arbitrary ceiling.

     - This Standard provides specific guidance for testing goodwill for impairment.

     - This Standard provides specific guidance on testing intangible assets that will not be amortized for impairment and thus removes those assets from the scope of other impairment guidance. Intangible assets that are not amortized will be tested for impairment at least annually by comparing the fair value of those assets with their recorded amount.

     - This Standard requires disclosure about changes in the carrying amount of goodwill from period to period (in the aggregate and by reportable segment), the carrying amount of intangible assets by major intangible asset class for those subject to amortization and for those not subject to amortization and the estimated asset amortization for the next five years.

     In October 2001, the FASB issued interpretive guidance for SFAS No. 142 affirming that intangible assets acquired through the purchase of branches will continue to be amortized. This will result in the continued amortization of certain goodwill associated with branch purchases. The FASB has undertaken a project to review this issue during 2002.

     The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001 and must be adopted as of the beginning of a fiscal year. Retroactive application is not permitted. Union Planters will adopt the new Standard on January 1, 2002 and is currently evaluating the potential impairment of intangibles as required by SFAS No. 142. No impairment is anticipated. Pending final implementation guidance, other related interpretations and the determination of any newly identified intangible assets, the Company expects the quarterly impact to be a decrease in amortization in the range of approximately $8 million to $11 million per quarter.

     IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a business and amends Accounting Research Bulletin (ARB) No. 51, "Consolidated Financial Statements." Significant changes in accounting include:

     - Establishment of a single accounting model for long-lived assets to be disposed of by sale.

     - Goodwill is no longer included in the scope of this guidance.

     - Long-lived assets to be abandoned are now required to have depreciable lives that are in accordance with APB Opinion 20 "Accounting Changes."

     - Long-lived assets to be disposed of by sale are required to be measured at the lower of book value or the fair value less the cost to sell.

     - Losses related to discontinued operations are no longer reported until they have been incurred.

     The provisions of this Standard are required to be applied starting with fiscal years beginning after December 15, 2001. Union Planters will adopt the new Standard on January 1, 2002 and does not expect it to have a material impact on the Company's financial condition, results of operations or cash flows.

NOTE 2. ACQUISITIONS

     During the three-year period ended December 31, 2001, Union Planters consummated the following acquisitions, which were accounted for as purchases:

                                 DATE                                       TOTAL     RESULTING    TOTAL
INSTITUTION                    ACQUIRED            CONSIDERATION            ASSETS   INTANGIBLES   EQUITY
-----------                    --------   -------------------------------   ------   -----------   ------
                                                                                (DOLLARS IN MILLIONS)
First Mutual Bancorp.........  1/31/99    1,404,816 shares of common        $  403      $ 37        $ 79
                                          stock
First & Farmers Bancshares,
  Inc........................  2/1/99     $76 million in cash                  411        42         N/A
Purchase of 56 branches and
  assumption of $1.7 billion
  of deposits of First
  Chicago NBD Corporation in
  Indiana (Indiana Branch
  Purchase)..................  3/5/99     $283 million in cash               1,903       283         N/A
Republic Banking Corporation
  of Florida.................  7/16/99    $410 million in cash               1,792       269         N/A
Strategic Outsourcing,
  Inc........................  4/26/00    $46 million in cash                   20        47         N/A
Jefferson Savings Bancorp,
  Inc........................  2/12/01    4,371,449 shares of common         1,605        47         163
                                          stock
                                                                            ------      ----        ----
        TOTAL................                                               $6,134      $725        $242
                                                                            ======      ====        ====

     Because all of the above purchase acquisitions, in the aggregate, are insignificant to the consolidated results of Union Planters, pro forma information has been omitted. Additionally, pro forma information for the Indiana Branch Purchase is not available due to lack of information available for operation of the branches on a historical basis.

NOTE 3.  RESTRICTIONS ON CASH AND DUE FROM BANKS

     Union Planters' banking subsidiaries are required to maintain noninterest-bearing average reserve balances with the Federal Reserve Bank. The average balance required to be maintained for such purposes was $11 million during both 2001 and 2000. At December 31, 2001 and 2000, the Company was also required to maintain reserve balances of $75 million and $4 million, respectively, related to other contractual obligations.

NOTE 4.  INVESTMENT SECURITIES

     The following is a summary of Union Planters' investment securities, all of which were classified as "available for sale":

                                                                      DECEMBER 31, 2001
                                                         -------------------------------------------
                                                                         UNREALIZED
                                                         AMORTIZED    -----------------
                                                            COST       GAINS    LOSSES    FAIR VALUE
                                                         ----------   -------   -------   ----------
                                                                   (DOLLARS IN THOUSANDS)
U.S. Government obligations
  U.S. Treasury........................................  $   78,414   $ 1,478   $   156   $   79,736
  U.S. Government agencies
    Collateralized mortgage obligations................   1,699,771    34,352     1,480    1,732,643
    Mortgage-backed....................................     355,830     9,323       621      364,532
    Other..............................................     324,361     9,421        95      333,687
                                                         ----------   -------   -------   ----------
         Total U.S. Government obligations.............   2,458,376    54,574     2,352    2,510,598
Obligations of states and political subdivisions.......   1,084,757    24,065     4,049    1,104,773
Other stocks and securities............................   1,151,115    21,277     7,134    1,165,258
                                                         ----------   -------   -------   ----------
         Total available for sale securities...........  $4,694,248   $99,916   $13,535   $4,780,629
                                                         ==========   =======   =======   ==========

                                                                   DECEMBER 31, 2000
                                                      -------------------------------------------
                                                                      UNREALIZED
                                                      AMORTIZED    -----------------
                                                         COST       GAINS    LOSSES    FAIR VALUE
                                                      ----------   -------   -------   ----------
                                                                (DOLLARS IN THOUSANDS)
U.S. Government obligations
  U.S. Treasury.....................................  $   99,396   $   691   $    78   $  100,009
  U.S. Government agencies
    Collateralized mortgage obligations.............   2,271,674     4,561    21,157    2,255,078
    Mortgage-backed.................................     484,557     5,391     2,852      487,096
    Other...........................................     835,997     3,795     4,460      835,332
                                                      ----------   -------   -------   ----------
         Total U.S. Government obligations..........   3,691,624    14,438    28,547    3,677,515
Obligations of states and political subdivisions....   1,208,201    24,355     5,227    1,227,329
Other stocks and securities.........................   1,949,632     8,792    19,598    1,938,826
                                                      ----------   -------   -------   ----------
         Total available for sale securities........  $6,849,457   $47,585   $53,372   $6,843,670
                                                      ==========   =======   =======   ==========

     The following table presents the gross realized gains and losses on available for sale investment securities for the years ended December 31, 2001, 2000 and 1999:

                                                               2001      2000      1999
                                                              -------   -------   -------
                                                                (DOLLARS IN THOUSANDS)
Realized gains..............................................  $12,276   $ 2,181   $ 5,785
Realized losses.............................................   (2,694)   (1,800)   (3,657)

     OTHER COMPREHENSIVE INCOME. The following table presents a reconciliation of the net change in unrealized gains (losses) on available for sale securities:

                                                  BEFORE-TAX   TAX (EXPENSE)     NET OF
                                                    AMOUNT        BENEFIT      TAX AMOUNT
                                                  ----------   -------------   ----------
                                                          (DOLLARS IN THOUSANDS)
2001
  Change in the unrealized gains/losses on
     available for sale securities..............  $ 101,750      $(37,289)     $  64,461
  Less: Reclassification for gains included in
     net earnings...............................      9,582        (3,526)         6,056
                                                  ---------      --------      ---------
  Net change in the unrealized losses on
     available for sale securities..............  $  92,168      $(33,763)     $  58,405
                                                  =========      ========      =========
2000
  Change in the unrealized losses on available
     for sale securities........................  $ 207,235      $(76,626)     $ 130,609
  Less: Reclassification for gains included in
     net earnings...............................        381          (148)           233
                                                  ---------      --------      ---------
  Net change in the unrealized losses on
     available for sale securities..............  $ 206,854      $(76,478)     $ 130,376
                                                  =========      ========      =========
1999
  Change in the unrealized losses on available
     for sale securities........................  $(303,646)     $113,484      $(190,162)
  Less: Reclassification for gains included in
     net earnings...............................      2,128          (828)         1,300
                                                  ---------      --------      ---------
  Net change in the unrealized losses on
     available for sale securities..............  $(305,774)     $114,312      $(191,462)
                                                  =========      ========      =========

     Investment securities having a fair value of approximately $2.2 billion and $3.3 billion at December 31, 2001 and 2000, respectively, were pledged to secure public and trust funds on deposit, securities sold under agreements to repurchase and Federal Home Loan Bank (FHLB) advances. Included within available for sale investment securities is $269.9 million and $230.9 million of Federal Home Loan Bank and Federal Reserve Bank stock at December 31, 2001 and 2000, respectively, for which there is no readily determinable market value.

     The fair values, contractual maturities and weighted average yields of available for sale investment securities as of December 31, 2001 are as follows:

                                                                MATURING
                             -------------------------------------------------------------------------------
                                                  AFTER ONE BUT        AFTER FIVE BUT
                             WITHIN ONE YEAR    WITHIN FIVE YEARS     WITHIN TEN YEARS     AFTER TEN YEARS           TOTAL
                             ----------------   ------------------   ------------------   ------------------   ------------------
                              AMOUNT    YIELD    AMOUNT     YIELD      AMOUNT     YIELD     AMOUNT     YIELD     AMOUNT     YIELD
                             --------   -----   ---------   ------   ----------   -----   ----------   -----   ----------   -----
                                                    (FULLY TAXABLE-EQUIVALENT BASIS/DOLLARS IN THOUSANDS)
U.S. Government obligations
 U.S. Treasury.............  $ 18,076   5.91%   $ 54,027     4.81%   $    6,311   4.44%   $       --     --%   $   78,414   5.03%
 U.S. Government agencies
   Collateralized mortgage
     obligations...........        --     --       2,882     6.59       417,639   5.99     1,279,250   6.23     1,699,771   6.17
   Mortgage-backed.........     6,692   6.26      55,945     6.17       126,049   6.61       167,144   6.85       355,830   6.65
   Other...................   108,741   5.58     122,374     5.98        76,187   6.57        17,059   3.31       324,361   5.84
                             --------           --------             ----------           ----------           ----------
       Total U.S.
         Government
         obligations.......   133,509   5.66     235,228     5.76       626,186   6.17     1,463,453   6.27     2,458,376   6.16
Obligations of states and
 political subdivisions....    33,501   8.22     194,034     8.14       487,915   7.65       369,307   7.87     1,084,757   7.83
Other Stocks and Securities
 Federal Reserve Bank and
   Federal Home Loan Bank
     stock.................        --     --          --       --            --     --       269,859   5.53       269,859   5.53
Bonds, notes and
 debentures................       204   6.65       3,352     7.40            --     --            --     --         3,556   7.36
Collateralized mortgage
 obligations...............        --     --          --       --        20,782   5.97       783,185   6.85       803,967   6.83
Other......................    12,672   6.18       4,716     5.85         6,449   7.40        49,896   8.45        73,733   7.80
                             --------           --------             ----------           ----------           ----------
       Total other stocks
         and securities....    12,876   6.19       8,068     6.49        27,231   6.31     1,102,940   6.60     1,151,115   6.59
                             --------           --------             ----------           ----------           ----------
       Total securities
         available for
         sale..............  $179,886   6.17    $437,330     6.83    $1,141,332   6.81    $2,935,700   6.59    $4,694,248   6.65
                             ========           ========             ==========           ==========           ==========
Total fair value...........  $182,052           $451,528             $1,167,563           $2,979,486           $4,780,629
                             ========           ========             ==========           ==========           ==========

     The weighted average yields are calculated by dividing the sum of the individual security yield weights (effective yield times book value) by the total book value of the securities. The weighted average yield for obligations of states and political subdivisions is adjusted to a taxable-equivalent yield using a federal income tax rate of 35%. Expected maturities of securities will differ from contractual maturities because some borrowers have the right to call or prepay obligations without prepayment penalties. The investment securities portfolio is expected to have a principal weighted average life of approximately
4.55 years.

NOTE 5.  LOANS

     The composition of loans is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural......................  $ 5,145,917   $ 5,350,425
Foreign.....................................................      397,737       539,181
Accounts receivable -- factoring............................      640,312       677,996
Real estate -- construction.................................    2,190,854     2,012,611
Real estate -- mortgage
  Secured by 1-4 family residential.........................    5,166,097     6,318,291
  FHA/VA government-insured/guaranteed......................      133,751       283,543
  Non-farm, nonresidential properties.......................    4,821,293     4,064,433
  Multifamily (5 or more) residential.......................      846,259       771,587
  Secured by farmland.......................................      462,676       411,186
Home equity.................................................      935,841       685,567
Consumer....................................................    2,338,560     2,756,834
Direct lease financing......................................      104,705       110,583
                                                              -----------   -----------
         Total loans........................................  $23,184,002   $23,982,237
                                                              ===========   ===========

     Nonperforming loans are summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Nonaccrual loans............................................   $234,405     $133,269
Restructured loans..........................................        868        1,512
                                                               --------     --------
         Total..............................................   $235,273     $134,781
                                                               ========     ========

     At December 31, 2001 and 2000, Union Planters had $1.9 million and $3.6 million, respectively, of FHA/VA government-insured/guaranteed loans on nonaccrual status. Since these loans are government-insured/guaranteed, Union Planters does not expect any loss of principal. The loans were placed on nonaccrual status because the contractual payment of interest by FHA/VA had stopped.

     The impact on net interest income of nonperforming loans was not material for the three years ended December 31, 2001. Also, there were no significant outstanding commitments to lend additional funds under the related loan agreements at December 31, 2001.

     Certain of Union Planters' bank subsidiaries, principally Union Planters Bank, National Association (UPB), have granted loans to Union Planters' directors, executive officers and their affiliates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risks of collectability. The aggregate dollar amount of these loans was $4.1 million and $15.1 million at December 31, 2001 and 2000, respectively. Changes in these loans for the year ended December 31, 2001 are summarized below (dollars in millions):

Balance, December 31, 2000..................................  $ 15.1
New loans...................................................     2.5
Adjustment for parties no longer related....................     (.1)
Repayments..................................................   (13.4)
                                                              ------
Balance, December 31, 2001..................................  $  4.1
                                                              ======

     SALES OF LOANS. During 2001, Union Planters securitized $791 million of residential mortgage loans and retained the rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trust have no recourse to Union Planters' other assets for failure of debtors to pay when due. The Company sold $566 million of whole mortgage loans (whole loan sales) and retained an interest in residual cash flows. Union Planters recognized a pretax gain of $10.3 million on the securitizations of residential mortgage loans and $10.4 million on the whole loan sales. Residential mortgage loans securitized in 2000 totaled $707 million, with a pretax gain of $2.8 million. Union Planters' retained interests are subordinate to investors' interests. Their value is subject to credit, prepayment and interest-rate risks on the transferred financial assets. Union Planters retained servicing on these sales and receives annual servicing fees equal to a percentage of the outstanding balance (.25% to ..375%).

     Key economic assumptions used in measuring the retained interests in loans at the date of securitization or sale were as follows:

                                                                  2001                     2000
                                                       ---------------------------      -----------
                                                       WHOLE LOAN      SECURITIZED      SECURITIZED
                                                         SALES            LOANS            LOANS
                                                       ----------      -----------      -----------
Prepayment speed.....................................    32.98% CPR       26.99% CPR       14.50% CPR
Weighted-average life (in years).....................     2.32             5.20             7.27
Expected credit losses...............................      N/A              .20%             .02%
Residual cash flows discounted at....................    13.00%           11.03%           12.78%

     At December 31, 2001, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in those assumptions are as follows:

                                                              WHOLE LOAN   SECURITIZED
                                                                SALES         LOANS
                                                              ----------   -----------
                                                               (DOLLARS IN MILLIONS)
Carrying amount/fair value of retained interests............    $ 20.0       $ 95.4
Weighted-average life (in years)............................      2.55         6.23
Weighted average prepayment speed assumptions (annual
  rate).....................................................     36.90%       26.17%
  Impact on fair value of 10% adverse change................    $ (1.3)      $ (1.7)
  Impact on fair value of 20% adverse change................      (2.5)        (3.4)
Weighted average discount rate..............................     13.00%       10.80%
  Impact on fair value of 10% adverse change................    $  (.5)      $ (5.0)
  Impact on fair value of 20% adverse change................       (.9)        (8.0)

     These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. The impact on the fair value of the retained interests related to residential mortgage loan credit losses for the 10% and 20% adverse changes totaled ($364,000) and ($727,000), respectively. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

     In 2001, the Company sold an additional $581 million of whole mortgage loans with no retained interest. Similar sales in 2000 totaled $68.8 million with a pretax gain of $3.7 million.

NOTE 6.  ALLOWANCE FOR LOSSES ON LOANS

     The changes in the allowance for losses on loans are summarized as follows:

                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS)
Balance, January 1,.........................................  $ 335,452   $ 342,300   $ 321,476
  Increase due to acquisitions..............................      5,753          --      43,075
  Decrease due to the sale of certain loans.................     (3,555)     (1,992)         --
  Provision for losses on loans.............................    131,963      77,062      74,045
  Recoveries of loans previously charged off................     64,862      49,463      52,861
  Loans charged off.........................................   (192,545)   (131,381)   (149,157)
                                                              ---------   ---------   ---------
Balance, December 31,.......................................  $ 341,930   $ 335,452   $ 342,300
                                                              =========   =========   =========

NOTE 7.  PREMISES AND EQUIPMENT

     A summary of premises and equipment follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Land........................................................  $  125,373   $  127,693
Buildings and improvements..................................     505,761      511,146
Leasehold improvements......................................      48,935       48,704
Equipment...................................................     431,271      437,986
Construction in progress....................................      20,974       14,992
                                                              ----------   ----------
                                                               1,132,314    1,140,521
Less accumulated depreciation and amortization..............    (575,628)    (538,303)
                                                              ----------   ----------
         Total premises and equipment.......................  $  556,686   $  602,218
                                                              ==========   ==========

NOTE 8.  INTEREST-BEARING DEPOSITS

     The following table presents the maturities of interest-bearing deposits at December 31, 2001 (dollars in thousands):

2002........................................................   $ 6,127,431
2003........................................................     1,402,558
2004........................................................       745,466
2005........................................................       137,094
2006........................................................       309,209
Thereafter..................................................        28,630
                                                               -----------
  Total time deposits.......................................     8,750,388
  Interest-bearing deposits with no stated maturity.........    10,170,170
                                                               -----------
         Total interest-bearing deposits....................   $18,920,558
                                                               ===========

NOTE 9.  BORROWINGS

     SHORT-TERM BORROWINGS. Short-term borrowings include short-term FHLB advances, federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings having original maturities of one year or less. Short-term FHLB advances are borrowings from the FHLB, which are secured by mortgage-backed securities and mortgage loans. Federal funds purchased arise primarily from Union Planters' market activity with its correspondent banks and generally mature in one business day. Securities sold under agreements to repurchase are secured by U.S. Government and agency securities. Short-term borrowings are summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Year-end balance
  Short-term FHLB advances..................................  $  400,000   $2,400,000
  Federal funds purchased...................................   1,266,804    1,813,639
  Securities sold under agreements to repurchase............   1,408,134    1,869,186
  Other short-term borrowings...............................       1,741        4,071
                                                              ----------   ----------
         Total short-term borrowings........................  $3,076,679   $6,086,896
                                                              ==========   ==========

                                                                         DECEMBER 31,
                                                             ------------------------------------
                                                                2001         2000         1999
                                                             ----------   ----------   ----------
                                                                    (DOLLARS IN THOUSANDS)
Federal funds purchased and securities sold under
  agreements to repurchase
  Daily average balance for the year ended.................  $3,198,989   $2,907,150   $1,980,674
  Weighted average interest rate for the year ended........        2.54%        5.96%        4.62%
  Maximum outstanding at any month-end.....................  $4,020,280   $3,750,359   $2,422,011
  Weighted average interest rate at year-end...............        1.59%        5.99%        4.65%
Short-term FHLB advances
  Daily average balance for the year ended.................  $1,035,616   $2,719,331   $  928,493
  Weighted average interest rate for the year ended........        4.93%        6.48%        5.42%
  Maximum outstanding at any month-end.....................  $2,400,000   $3,275,000   $3,000,000
  Weighted average interest rate at year-end...............        1.81%        6.59%        5.92%

     BANK NOTES. In December 1998, UPB established a $5 billion senior and subordinated bank note program. Under the program, UPB may issue senior bank notes with maturities ranging from 30 days to one year from their respective issue dates (Short-Term Senior Notes), senior bank notes with maturities more than one year to 30 years from their respective dates of issue (Medium-Term Senior Notes) and subordinated bank notes with maturities from 5 years to 30 years from their respective dates of issue (Subordinated Notes). At December 31, 2001, there were no notes outstanding under this program. Information concerning 2001 and 2000 is summarized as follows:

                                                      SHORT-TERM SENIOR     MEDIUM-TERM SENIOR
                                                            NOTES                  NOTES
                                                     -------------------   ---------------------
                                                        DECEMBER 31,           DECEMBER 31,
                                                     -------------------   ---------------------
                                                       2001       2000      2001        2000
                                                     --------   --------   -------   -----------
                                                               (DOLLARS IN THOUSANDS)
Balance at year-end................................  $     --   $     --   $    --   $    60,000
Average balance for the year ended.................        --    250,273    38,350        60,000
Weighted average interest rate for the year
  ended............................................        --       6.87%     6.86%         6.83%
Weighted average interest rate at year-end.........        --         --        --          6.79%
Fixed rate notes...................................        --         --        --   $    60,000
Range of maturities................................        --         --        --    8/01-10/01

     LONG-TERM FEDERAL HOME LOAN BANK ADVANCES. Certain of Union Planters' banking and thrift subsidiaries have advances from the FHLB under Blanket Agreements for Advances and Security Agreements (the Agreements). These advances have an original maturity of greater than one year. The Agreements enable these subsidiaries to borrow funds from the FHLB to fund mortgage loan programs and to satisfy certain other funding needs. The value of the mortgage-backed securities and mortgage loans pledged under the Agreements must be maintained at not less than 115% and 150%, respectively, of the advances outstanding. At December 31, 2001, Union Planters' subsidiaries had an adequate amount of mortgage-backed securities and loans to satisfy the collateral requirements. A summary of the advances is as follows:

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  2001            2000
                                                              -------------   -------------
                                                                 (DOLLARS IN THOUSANDS)
Balance at year-end.........................................  $   1,461,190   $   1,101,619
Range of interest rates.....................................   1.75% - 6.92%   1.75% - 6.72%
Range of maturities.........................................    2002 - 2021     2001 - 2021

     The principal maturities of FHLB advances at December 31, 2001 are as follows (dollars in thousands):

2002........................................................  $  501,277
2003........................................................     531,267
2004........................................................     111,310
2005........................................................       1,137
2006........................................................       1,139
Thereafter..................................................     315,060
                                                              ----------
  Total.....................................................  $1,461,190
                                                              ==========

     OTHER LONG-TERM DEBT. Union Planters' other long-term debt is summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              -----------   ---------
                                                              (DOLLARS IN THOUSANDS)
8.20% Trust Preferred Securities............................  $  199,115    $199,080
6.75% Subordinated Notes due 2005...........................      99,773      99,714
6.25% Subordinated Notes due 2003...........................      74,404      74,352
6.50% Putable/Callable Subordinated Notes due 2018..........     300,682     300,869
7.75% Subordinated Notes due 2011...........................     499,175          --
Variable rate asset-backed certificates.....................     100,000     100,000
Other long-term debt........................................       2,360       3,337
                                                              ----------    --------
         Total other long-term debt.........................  $1,275,509    $777,352
                                                              ==========    ========

     The 8.20% Trust Preferred Securities are issued by Union Planters Capital Trust A (the UPC Trust), a statutory business trust, and represent an undivided beneficial interest in its assets. Union Planters owns all the common securities of UPC Trust representing an undivided beneficial interest in its assets. The distributions payable on the Trust Preferred Securities are at a fixed rate of 8.20% annually. The sole assets of the UPC Trust are $206 million, 8.20% Junior Subordinated Deferrable Interest Debentures of Union Planters, which had a carrying value of $205 million at December 31, 2001 and 2000, and which mature in December 2026. Union Planters has the right, at any time, subject to certain conditions, to defer payments of interest on the Junior Subordinated notes, in which case distributions on Trust Preferred Securities would likewise be deferred. Upon electing to defer such interest payments, Union Planters will be prohibited from paying dividends on its common and preferred stock and interest on certain outstanding borrowings. The subordinated notes and, therefore, the Trust Preferred Securities are redeemable by Union Planters at a call price, plus accrued and unpaid interest to the date of redemption, in whole or in part and from time-to-time on or after December 15, 2006, subject to certain conditions. In certain limited circumstances, primarily related to certain tax events, the Junior Subordinated Debt and, therefore, the Trust Preferred Securities are redeemable at par, plus accrued interest to date of redemption.

     The 6.50% Putable/Callable Subordinated Notes are subject to mandatory redemption from the holders on March 15, 2008. The notes may be redeemed by exercise of the call option by the call holder, in which case the call holder would obtain the notes at 100% of the principle amount. In the event the call holder does not exercise the call option or for any reason fails to pay the call price, UPB will be required to repurchase the principal amount of the notes under automatic exercise of the put option.

     The 7.75% Subordinated Notes were issued in February 2001 for $500 million at 99.82% and mature in March 2011.

     The Trust Preferred Securities qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. All other subordinated notes are unsecured and qualify as Tier 2 capital. Interest payments on the Subordinated Notes and Trust Preferred Securities are semi-annual.

     The variable-rate asset backed certificates (the Variable Funding Certificates) are issued by Capital Factors, Inc., a subsidiary of Union Planters Bank. There is one series currently outstanding, which includes $95.25 million of senior Variable Funding Certificates and $4.75 million of senior subordinated Variable Funding Certificates. The senior certificates are collateralized by $232.8 million of interest-earning advances to factoring clients and are subject to acceleration if certain collateral requirements are not maintained. The interest rate at December 31, 2001 and 2000 was 2.65% and 7.46%, respectively, on the senior Variable Funding Certificates and 3.40% and 8.21%, respectively, on the senior subordinated Variable Funding Certificates. Interest payments on the Variable Funding Certificates are monthly.

     The principal maturities of other long-term debt are as follows (dollars in thousands):

2002........................................................   $    1,787
2003........................................................           26
2004........................................................      100,026
2005........................................................      174,204
2006........................................................           27
Thereafter..................................................      999,439
                                                               ----------
  Total.....................................................   $1,275,509
                                                               ==========

     The ability of Union Planters to service its long-term debt obligations is dependent upon the future profitability of its banking subsidiaries and their ability to pay dividends to Union Planters (see Note 12).

NOTE 10.  SHAREHOLDERS' EQUITY

     DIVIDENDS. The payment of dividends is determined by the Board of Directors (the Board) taking into account the earnings, capital levels, cash requirements and the financial condition of Union Planters and its subsidiaries, applicable government regulations and policies and other factors deemed relevant by the Board, including the amount of dividends payable to Union Planters by its subsidiaries. Various federal laws, regulations and policies limit the ability of Union Planters' subsidiary banks to pay dividends. See Note 12, "Regulatory Capital and Restrictions on Dividends and Loans from Subsidiaries."

     PREFERRED STOCK.  Union Planters' preferred stock is summarized as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
PREFERRED STOCK, WITHOUT PAR VALUE, 10,000,000 SHARES,
  TOTAL, AUTHORIZED FOR ALL ISSUES:
  Series E Preferred Stock..................................  $16,101   $19,691
  Series F Preferred Stock..................................       --        --
                                                              -------   -------
    Total preferred stock...................................  $16,101   $19,691
                                                              =======   =======

     SERIES E PREFERRED STOCK. At December 31, 2001 and 2000, 644,037 and 787,628 shares, respectively, of Union Planters' 8% Cumulative, Convertible, Preferred Stock, Series E (Series E Preferred Stock) were issued and outstanding. Such shares have a stated value of $25 per share on which dividends accrue at the rate of 8% per annum. Dividends are cumulative and are payable quarterly. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25 per share plus unpaid dividends accrued thereon and, with the prior approval of the Federal Reserve, may be redeemed by Union Planters, in whole or in part, at $25 per share. At any time prior to redemption, each share of Series E Preferred Stock is convertible, at the option of the holder, into
1.25 shares of Union Planters' common stock. Holders of Series E Preferred Stock have no voting rights except for those provided by law and in certain other limited circumstances.

     SERIES F PREFERRED STOCK (SHAREHOLDER RIGHTS PLAN). The Board adopted a Shareholder Rights Plan (the Rights Plan), which became effective upon the expiration of the former Shareholder Rights Plan on January 19, 1999. Under the Rights Plan, each share of common stock received a tax-free dividend of one Preferred Share Purchase Right (Right). The Rights are not exercisable unless a third party acquires 15% of the common stock or an offer is initiated for 15% or more of the common stock. At that time, the Rights can be exercised to purchase Units of Union Planters' Series F Preferred Stock. Each Unit has the same voting and dividend rights as one share of common stock, and each Right entitles the holder to purchase one Unit at a 50% discount from the then market value of one share of common stock. If a third party merges with or otherwise acquires Union Planters, each Right can be exercised to purchase one share of common stock of the acquiring company at a 50% discount from the then market value of that stock. Rights held by the potential acquiring company cannot be exercised. The Board may extend the time period before the Rights become exercisable or redeem the Rights at $.01 per Right. These provisions give the Board the flexibility to negotiate a transaction with a potential acquiring company in the best interests of the shareholders. The Rights Plan will expire on January 19, 2009. Union Planters authorized 300,000 shares of Series F Preferred Stock for issuance under the Rights Plan, none of which has been issued.

     DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN. The Dividend Reinvestment and Stock Purchase Plan (the DRiP) authorizes the issuance of 4,000,000 shares (2,902,879 issued through December 31, 2001) of common stock to shareholders who choose to invest all or a portion of their cash dividends or make optional cash purchases. On certain investment dates, shares may be purchased with reinvested dividends and optional cash payments without brokerage commissions. Shares issued under the DRiP totaled 340,861, 602,654 and 433,693 in 2001, 2000 and 1999, respectively.

NOTE 11.  UNION PLANTERS CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                            CONDENSED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
  Cash and cash equivalents at subsidiary banks.............  $  518,414   $  154,582
  Investment securities available for sale..................     128,698       87,891
  Advances to and receivables from subsidiaries.............      16,508       63,262
  Investment in bank and bank holding company
    subsidiaries............................................   3,415,106    2,991,262
  Investment in nonbank subsidiaries........................      16,580       16,903
  Other assets..............................................      61,395       49,277
                                                              ----------   ----------
         TOTAL ASSETS.......................................  $4,156,701   $3,363,177
                                                              ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Long-term debt (Note 9)...................................  $  878,626   $  379,303
  Other liabilities.........................................      54,334       63,820
  Shareholders' equity (Note 10)............................   3,223,741    2,920,054
                                                              ----------   ----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........  $4,156,701   $3,363,177
                                                              ==========   ==========

                        CONDENSED STATEMENT OF EARNINGS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
INCOME
  Dividends from bank and bank holding company
    subsidiaries............................................  $274,337   $302,323   $490,115
  Dividends from nonbank subsidiaries.......................     3,388      3,448      3,965
  Fees and interest from subsidiaries.......................    16,681     10,366      8,273
  Interest and dividends on investments, loans and
    interest-bearing deposits at other financial
    institutions............................................     8,378      6,260      8,930
  Other income..............................................     1,509        691      2,096
                                                              --------   --------   --------
         Total income.......................................   304,293    323,088    513,379
                                                              --------   --------   --------
EXPENSES
  Interest expense..........................................    61,828     28,725     28,782
  Other expense.............................................    14,823      7,694      7,012
                                                              --------   --------   --------
         Total expenses.....................................    76,651     36,419     35,794
                                                              --------   --------   --------
         EARNINGS BEFORE INCOME TAXES AND EQUITY IN
           UNDISTRIBUTED EARNINGS OF SUBSIDIARIES...........   227,642    286,669    477,585
Tax Benefit.................................................   (17,709)    (5,623)    (7,299)
                                                              --------   --------   --------
         EARNINGS BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF
           SUBSIDIARIES.....................................   245,351    292,292    484,884
Equity in undistributed earnings (loss) of subsidiaries.....   198,199    117,018    (74,886)
                                                              --------   --------   --------
         NET EARNINGS.......................................  $443,550   $409,310   $409,998
                                                              ========   ========   ========

                       CONDENSED STATEMENT OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net earnings..............................................  $ 443,550   $ 409,310   $ 409,998
  Equity in undistributed (earnings) loss of subsidiaries...   (198,199)   (117,018)     74,886
  Deferred income tax benefit...............................     (1,098)     (3,175)     (8,314)
  Other, net................................................     39,379      89,271      18,224
                                                              ---------   ---------   ---------
         Net cash provided by operating activities..........    283,632     378,388     494,794
                                                              ---------   ---------   ---------
INVESTING ACTIVITIES
  Purchases of available for sale securities................   (182,200)    (96,359)    (41,322)
  Proceeds from sales of available for sale securities......    144,890     106,177     115,758
  Net increase in investment in and receivables from
    subsidiaries............................................    (34,445)    (73,094)   (102,604)
  Sales of premises and equipment, net......................      5,991         760         204
                                                              ---------   ---------   ---------
    Net cash used by investing activities...................    (65,764)    (62,516)    (27,964)
                                                              ---------   ---------   ---------
FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt, net.............    495,850          --          --
  Repayment of long-term debt...............................         --        (500)       (356)
  Net repayments of loans from and payables to
    subsidiaries............................................         --     (21,825)       (922)
  Proceeds from issuance of common stock, net...............     12,497      11,732      20,660
  Purchase and retirement of common stock...................    (87,692)   (142,266)   (250,805)
  Cash dividends paid.......................................   (274,691)   (272,714)   (286,756)
                                                              ---------   ---------   ---------
         Net cash provided (used) by financing activities...    145,964    (425,573)   (518,179)
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........    363,832    (109,701)    (51,349)
Cash and cash equivalents at the beginning of the year......    154,582     264,283     315,632
                                                              ---------   ---------   ---------
Cash and cash equivalents at the end of the year............  $ 518,414   $ 154,582   $ 264,283
                                                              =========   =========   =========

     NONCASH ACTIVITIES. See Note 2 and Note 10, respectively, regarding acquisitions in 2001, 2000 and 1999 and the conversions of Series E Preferred Stock.

NOTE 12. REGULATORY CAPITAL AND RESTRICTIONS ON DIVIDENDS AND LOANS FROM SUBSIDIARIES

     REGULATORY CAPITAL. Union Planters and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Union Planters' or its banking subsidiaries' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Union Planters and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of Union Planters' and its banking subsidiaries' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Union Planters' and its banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Union Planters and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below for Union Planters and its significant subsidiary, UPB) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2001, management believes that Union Planters, UPB and Union Planters' other banking subsidiaries met all capital adequacy requirements to which they are subject.

     At December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized UPB as well capitalized under the regulatory framework for prompt corrective action. Additionally, all of Union Planters' other banking subsidiaries were categorized as well capitalized, and Union Planters' capital levels and ratios would be considered well capitalized. To be categorized as well capitalized, an institution must maintain Tier 1 leverage, Tier 1 risk-based and Total risk-based capital ratios as set forth in the table below. There are no conditions or events since the latest notification that management believes have changed any of the institutions' categories. The capital and ratios of Union Planters and UPB are presented in the following table:

                                                                            MINIMUM
                                                                            CAPITAL         TO BE WELL
                                                            ACTUAL          ADEQUACY      CAPITALIZED(1)
                                                        --------------   --------------   --------------
                                                        AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                                        ------   -----   ------   -----   ------   -----
                                                                     (DOLLARS IN MILLIONS)
AS OF DECEMBER 31, 2001
LEVERAGE (TIER 1 CAPITAL TO AVERAGE ASSETS)
  Union Planters......................................  $2,442    7.56%  $1,292   4.00%     N/A      N/A
  UPB.................................................   2,259    7.24    1,248   4.00    $1,560    5.00%
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
  Union Planters......................................  $2,442    9.77%  $1,000   4.00%     N/A      N/A
  UPB.................................................   2,259    9.26      967   4.00    $1,464    6.00%
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
  Union Planters......................................  $3,619   14.48%  $1,999   8.00%     N/A      N/A
  UPB.................................................   2,854   11.70    1,952   8.00    $2,441   10.00%
AS OF DECEMBER 31, 2000
LEVERAGE (TIER 1 CAPITAL TO AVERAGE ASSETS)
  Union Planters......................................  $2,176    6.53%  $1,333   4.00%     N/A      N/A
  UPB.................................................   2,036    6.19    1,316   4.00    $1,645    5.00%
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
  Union Planters......................................  $2,176    8.63%  $1,008   4.00%     N/A      N/A
  UPB.................................................   2,036    8.16      998   4.00    $1,497    6.00%
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
  Union Planters......................................  $2,892   11.47%  $2,017   8.00%     N/A      N/A
  UPB.................................................   2,639   10.58    1,996   8.00    $2,495   10.00%

---------------

(1) Not applicable (N/A) for bank holding companies such as Union Planters.

     RESTRICTIONS ON DIVIDENDS AND LOANS FROM SUBSIDIARIES. The amount of dividends which Union Planters' subsidiaries may pay is limited by applicable laws and regulations. For the subsidiary national banks, prior regulatory approval is required if dividends to be declared in any year would exceed net earnings of the current year (as defined under the National Bank Act) plus retained net profits for the preceding two years. The payment of dividends by state-chartered bank subsidiaries is regulated by applicable state laws and the regulations of the Federal Deposit Insurance Corporation (FDIC). The payment of dividends by savings and loan subsidiaries is subject to the regulations of the Office of Thrift Supervision (OTS). At January 1, 2002, its banking subsidiaries could have paid dividends to Union Planters aggregating approximately $285 million without prior regulatory approval. Future dividends will be dependent on the level of earnings and capital and liquidity considerations of the subsidiary financial institutions.

     Union Planters' banking subsidiaries are limited by federal law in the amount of credit which they may extend to their nonbank affiliates, including Union Planters. Loans and other extensions of credit to a single nonbank affiliate may not exceed 10% nor may loans to all nonbank affiliates exceed 20% of an individual bank's capital plus its allowance for losses on loans. Such loans must be collateralized by assets having market values of 100% to 130% of the loan amount depending on the nature of the collateral. The law imposes no restrictions upon extensions of credit between FDIC-insured banks which are 80%-owned subsidiaries of Union Planters. At December 31, 2001, Union Planters had no such loans outstanding.

NOTE 13.  OTHER NONINTEREST INCOME AND EXPENSE

     The major components of other noninterest income and expense are summarized as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
OTHER NONINTEREST INCOME
  ATM transaction fees......................................  $ 30,774   $ 28,616   $ 25,002
  Strategic Outsourcing, Inc. net revenues..................    21,916     13,755         --
  Reversion of excess assets of a pension plan of an
    acquired entity.........................................        --      4,762         --
  Gain on sale of asset-based loans.........................        --      3,744         --
  Gain on sale of branches/deposits and other selected
    assets..................................................    44,795      2,830      3,914
  Gain on sale of FHA/VA loans..............................        --      2,764      5,317
  Gain on sale of ARM loans.................................        --         --      5,041
  Gain on sale of credit card portfolio.....................        --         --      3,335
  Gain on sale of merchant servicing........................    23,350         --         --
  Earnings (loss) of equity method investments..............     5,941       (411)    (2,599)
  Other income..............................................    42,053     59,926     60,406
                                                              --------   --------   --------
         Total other noninterest income.....................  $168,829   $115,986   $100,416
                                                              ========   ========   ========
OTHER NONINTEREST EXPENSE
  Communications............................................  $ 35,307   $ 37,092   $ 34,295
  Other contracted services.................................    35,070     34,526     32,885
  Advertising and promotion.................................    27,607     29,641     29,807
  Postage and carrier.......................................    30,654     29,232     31,910
  Stationery and supplies...................................    22,933     26,168     31,523
  Credit related expense....................................    25,532      8,748      2,767
  Merchant interchange fees.................................    26,886     25,952     18,055
  Amortization of mortgage servicing rights.................    57,582     19,903     19,794
  Miscellaneous charge-offs.................................    21,959     17,958     14,727
  Other personnel services..................................    14,662     13,938     19,057
  Legal fees................................................    11,747     12,279     13,335
  Travel....................................................    10,274     10,934     11,699
  Federal Reserve fees......................................     7,896      7,359      5,666
  Other real estate expense.................................     7,391      6,325      5,383
  Accounting and audit fees.................................     6,116      6,042      4,498
  Taxes other than income...................................     7,334      5,989      6,941
  Consultant fees...........................................     5,188      5,940      8,487
  Brokerage and clearing fees on trading activities.........     7,065      5,800      4,848
  FDIC insurance............................................     4,422      4,798      6,104
  Dues, subscriptions and contributions.....................     6,476      4,446      4,536
  Insurance.................................................     3,672      3,468      2,850
  Provision for losses on FHA/VA foreclosure claims.........     2,706         75      1,177
  Reversal of severance reserves (1)........................        --         --     (7,153)
  UPExcel project expenses..................................    30,893         --         --
  Other expense.............................................    32,136     35,965     44,664
                                                              --------   --------   --------
         Total other noninterest expense....................  $441,508   $352,578   $347,855
                                                              ========   ========   ========

---------------

(1) The $7.2 million credit to expense in 1999 related to the reversal of severance reserves established in prior periods. The primary reasons for the reversal were higher than projected employee attrition and employees whose jobs were being eliminated transferred to fill new positions created by a larger organization.

NOTE 14.  EMPLOYEE BENEFIT PLANS

     401(K) RETIREMENT SAVINGS PLAN. Union Planters' 401(k) Retirement Savings Plan (401(k) Plan) is available to employees having one or more years of service and who work in excess of 1,000 hours per year. Employees may voluntarily contribute 1 to 16 percent of their gross compensation on a pretax basis up to a maximum of $10,500 in 2001, and Union Planters makes a matching contribution of 50 to 100 percent of the amounts contributed by the employee (up to 6% of compensation) depending upon his or her eligible years of service. Union Planters' contributions to the 401(k) Plan for 2001, 2000 and 1999 were $9.7 million, $9.8 million and $8.1 million, respectively.

     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Employee Stock Ownership Plan and Trust (ESOP) is noncontributory and covers employees having one or more years of service and who work in excess of 1,000 hours per year. The amounts of contributions to the ESOP are determined annually at the discretion of the Board of Directors and were $7.5 million for both 2001 and 2000 and $6.0 million for 1999. At December 31, 2001, the ESOP held 1,598,239 shares of Union Planters' common stock, which were allocated to participants. Debt payable to UPC related to a leveraged ESOP of an acquired institution, which was merged with Union Planters' ESOP effective January 1, 1998, was paid in 2000, and the 274,500 previously unallocated shares were allocated to participants. Included in unearned compensation in shareholders' equity at December 31, 1999 is $1.8 million, which represents the ESOP's debt to Union Planters. The $6.3 million market value of shares allocated to participants during 2000 is included in the $7.5 million ESOP contribution expense.

     The Board of Directors approved several amendments to the above qualified retirement plans maintained by Union Planters. The ESOP was frozen effective December 31, 2001 and merged into the 401(k) Plan effective January 1, 2002. As a result, no additional contributions will be made to the ESOP. The 401(k) Plan is also being amended and restated effective January 1, 2002 to provide for earlier participation (after 90 days of employment); to increase the matching contribution to 100% of a participant's salary reduction contributions (up to 6% of compensation); and to invest 50% of the matching contribution in Union Planters common stock in the year of allocation. Participants may redirect the investment of such contributions in the next year. The restated 401(k) Plan will be submitted to the IRS for a determination letter.

     STOCK INCENTIVE PLANS. Employees and directors of Union Planters and its subsidiaries are eligible to receive options or restricted grants under the following plans:

     The 1992 Stock Incentive Plan allows for a maximum of 13 million shares of Union Planters' common stock to be issued through the exercise of nonstatutory or incentive stock options and as restricted stock awards to employees and directors of Union Planters. The option price is the fair value of Union Planters' shares at the date of grant. Options granted generally become exercisable immediately or in installments of 20% to 33% each year beginning one year from the date of grant and expire ten years after the date of grant. The 1992 Stock Incentive Plan was scheduled to expire in 2002. However, the Board of Directors adopted an amendment to the plan, subject to approval of the shareholders, to renew the term of the plan for an additional ten years, to increase the number of shares available for awards under the plan from 13 million to 20 million shares, to permit the grant of performance-based restricted stock, to permit the grant of options at less than fair market value if the option is granted in lieu of payment of compensation, to update certain plan provisions and to affect minor procedural amendments.

     The 1998 Stock Incentive Plan for Officers and Employees was adopted in October 1998. The Board of Directors authorized 1.5 million shares in 1999, no shares in 2000 and 2.7 million shares in 2001 of Union Planters' common stock to be issued through the exercise of nonstatutory stock options to all officers (except executive officers) and employees of Union Planters and its subsidiaries who were employed on the date of grant. The option price is the fair value of Union Planters' shares at the date of grant. Options granted become exercisable three years after the date of grant and expire ten years after the date of grant.

     Additional options under a former plan and options assumed in connection with various acquisitions remain outstanding; however, no further options will be granted under such plans. Additional information with respect to the number of shares of Union Planters' common stock which are subject to stock options is as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------
                                                   2001                    2000                    1999
                                           ---------------------   ---------------------   ---------------------
                                           WEIGHTED                WEIGHTED                WEIGHTED
                                           AVERAGE                 AVERAGE                 AVERAGE
                                            PRICE       NUMBER      PRICE       NUMBER      PRICE       NUMBER
                                           --------   ----------   --------   ----------   --------   ----------
Options
  Outstanding, beginning of year.........   $37.88     7,935,531    $42.48    10,450,223    $41.88     9,186,313
  Granted................................    39.27     6,096,478     31.82     1,850,357     40.77     3,057,499
  Exercised..............................    29.36      (957,231)    12.05      (266,758)    28.27      (993,516)
  Canceled or surrendered................    42.43      (833,261)    48.55    (4,098,291)    46.68      (800,073)
                                                      ----------              ----------              ----------
  Outstanding at year-end................    38.93    12,241,517     37.88     7,935,531     42.48    10,450,223
                                                      ==========              ==========              ==========
Options exercisable at year-end..........   $38.79     5,221,884    $32.77     3,099,412    $40.41     4,617,826
                                                      ==========              ==========              ==========

     Options outstanding and exercisable at December 31, 2001 are summarized as follows:

                                           WEIGHTED AVERAGE
                                              REMAINING
RANGE OF EXERCISE       NUMBER OF SHARES   CONTRACTUAL LIFE   WEIGHTED AVERAGE   OUTSTANDING SHARES   WEIGHTED AVERAGE
PRICES                    OUTSTANDING          IN YEARS        EXERCISE PRICE       EXERCISABLE        EXERCISE PRICE
-----------------       ----------------   ----------------   ----------------   ------------------   ----------------
$ 0.53 -- $35.88......      2,669,804            6.19              $28.50            1,783,560             $26.01
$36.00 -- $39.25......      2,288,867            8.75               38.47            1,006,808              38.51
$39.44 -- $39.70......      3,887,117            9.79               39.70               40,464              39.66
$40.53 -- $46.94......      3,119,315            7.11               45.30            2,114,638              46.80
$47.38 -- $66.63......        276,414            5.63               60.83              276,414              60.83
                           ----------            ----              ------            ---------             ------
                           12,241,517            8.03              $38.93            5,221,884             $38.79
                           ==========            ====              ======            =========             ======

     No restricted stock grants were awarded in 2001. In 2000, substantially all of the stock options issued under the 1992 Stock Incentive Plan were "out of the money" in that the exercise price exceeded the market value of the option shares. Optionees were given the opportunity to surrender their out-of-the-money stock options in exchange for restricted stock having a fair market value equal to the present value of the surrendered options as calculated using the Black-Scholes pricing model; 453,560 shares of restricted stock were issued under this exchange program. Restrictions on the grants generally lapse in annual increments over twelve years. The market value of the restricted stock grants is charged to expense as the restrictions lapse. Total amounts expensed for 2001, 2000 and 1999 were $1.6 million, $6.5 million and $2.0 million, respectively, and the ending balances at December 31, 2001 and 2000 were $13.0 million and $16.9 million, respectively, which are included in unearned compensation in shareholders' equity.

     Had compensation cost for Union Planters' stock option plans been consistently determined based upon the fair value at the grant date for awards under the methodology prescribed under SFAS No. 123, Union Planters' net income and earnings per share would have been reduced as shown in the table below. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions in 2001, 2000 and 1999, respectively: expected dividend yield 5.15%, 5.91% and 4.92%; expected volatility of 29.75%, 30.85% and 25.91%; risk-free interest rate of 6.67%, 5.29% and 6.40%; and an expected life of 5.1 years, 4.4 years and 4.7 years. Forfeitures are recognized as they occur. This schedule excludes the earnings impact of options acquired and accelerated through acquisitions.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                               (DOLLARS IN MILLIONS, EXCEPT
                                                                     PER SHARE DATA)
Net earnings -- as reported.................................   $443.6     $409.3     $410.0
Net earnings -- pro forma...................................    432.9      400.9      396.9
Earnings per share -- as reported
  Basic(1)..................................................     3.22       3.02       2.88
  Diluted...................................................     3.20       3.00       2.85
Earnings per share -- pro forma
  Basic(1)..................................................     3.15       2.95       2.79
  Diluted...................................................     3.11       2.93       2.76

---------------

(1) For the purpose of calculating basic earnings per share, net earnings is adjusted by the dividend on preferred stock, which was $1.4 million in 2001, $1.6 million in 2000 and $1.8 million in 1999.

     RETIREE HEALTHCARE AND LIFE INSURANCE. Union Planters provides certain healthcare and life insurance benefits to retired employees who have completed 20 years of unbroken full-time service immediately prior to retirement and who have attained age 60 or more (the Postretirement Care Plan). Healthcare benefits are provided partially through an insurance company (for retirees age 65 and above) and partially through direct payment of claims.

     The Postretirement Care Plan's participating retirees share a portion of the cost of the postretirement plan. In addition to deductibles and co-payments, participant contributions in the current and prior year were as follows:

PARTICIPANTS RETIRING            2001 RETIREE CONTRIBUTION        2000 RETIREE CONTRIBUTION
---------------------            -------------------------        -------------------------
(1) Pre-1992                     (1) None                         (1) None
(2) 1993-1997                    (2) 40% of estimated costs       (2) 40% of estimated costs
(3) 1998 / 06-30-00              (3) 55% of estimated costs       (3) 55% of estimated costs
(4) 07-01-00 / 12-31-00          (4) 75% of estimated costs       (4) 75% of estimated costs
(5) 2001 and after               (5) 100% of estimated costs

     Estimated costs are based on the claims experience of the covered group.

     The following table reflects Union Planters' net periodic postretirement benefit costs for 2001, 2000 and 1999, which were determined assuming a discount rate of 7.25% for 2001, 7.5% for 2000 and 7.5% for 1999 and an expected return on Postretirement Care Plan assets of 5% for all years:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                               2001      2000     1999
                                                              -------   ------   ------
                                                               (DOLLARS IN THOUSANDS)
Service cost................................................  $  815    $ 369    $ 425
Interest cost of accumulated postretirement benefit
  obligation................................................   1,181      924      884
Expected return on plan assets..............................    (426)    (444)    (503)
Recognized net actuarial gain...............................      --     (287)    (229)
                                                              ------    -----    -----
         Total..............................................  $1,570    $ 562    $ 577
                                                              ======    =====    =====

     The following table reflects the change in the benefit obligation and change in the fair value of Postretirement Care Plan assets:

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
Change in benefit obligation
  Balance at beginning of year..............................  $16,943   $12,131
  Service cost..............................................      762       317
  Interest cost.............................................    1,180       924
  Plan amendments...........................................   (1,092)      736
  Actuarial (gains) losses..................................     (320)    4,859
  Plan participants' contributions..........................    1,049       830
  Benefits paid.............................................   (2,619)   (2,854)
                                                              -------   -------
  Balance at year-end.......................................  $15,903   $16,943
                                                              =======   =======
Change in fair value of plan assets
  Balance at beginning of year..............................  $ 9,635   $ 9,435
  Actual return on plan assets..............................      262       957
  Employer contributions....................................    1,706     1,267
  Plan participants' contributions..........................    1,049       830
  Benefits paid.............................................   (2,619)   (2,854)
                                                              -------   -------
  Balance at year-end.......................................  $10,033   $ 9,635
                                                              =======   =======
Funded status...............................................  $(5,870)  $(7,308)
Unrecognized net actuarial gain.............................     (763)     (607)
Unrecognized prior service cost.............................     (462)      684
                                                              -------   -------
Accrued benefit cost at year-end............................  $(7,095)  $(7,231)
                                                              =======   =======

     The assumed discount rate used to measure the accumulated postretirement benefit obligation (APBO) was 7.25% for 2001 and 7.50% for 2000. The weighted average healthcare cost trend rate in 2001 was 9%, increasing to 10% for 2002 and then gradually declining to an ultimate projected rate in 2007 of 5%. A one percent increase or decrease in the assumed healthcare cost trend rate would have changed the total of the 2001 service and interest cost components by $127,000 and ($110,000), respectively, and would have changed the APBO as of December 31, 2001 by $1.9 million and ($1.7 million), respectively.

NOTE 15.  INCOME TAXES

     The components of income tax expense are as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
CURRENT TAX EXPENSE
  Federal...................................................  $198,329   $135,976   $176,970
  State.....................................................    10,284     11,534      3,693
                                                              --------   --------   --------
         Total current tax expense..........................   208,613    147,510    180,663
                                                              --------   --------   --------
DEFERRED TAX EXPENSE (BENEFIT)
  Federal...................................................    17,926     56,312     17,356
  State.....................................................     5,330     (2,516)    10,815
                                                              --------   --------   --------
         Total deferred tax expense.........................    23,256     53,796     28,171
                                                              --------   --------   --------
         Total income tax...................................  $231,869   $201,306   $208,834
                                                              ========   ========   ========

     Deferred tax assets and liabilities are comprised of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
DEFERRED TAX ASSETS
  Allowance for losses on loans and other real estate.......   $136,227     $125,802
  Employee benefit plans....................................     11,741        9,914
  Goodwill and intangibles..................................         --        2,715
  Deferred compensation plans...............................     15,777       14,383
  Allowance for losses on FHA/VA foreclosure claims.........      1,403        3,872
  Unrealized loss on available for sale securities..........         --        1,946
  Other.....................................................     23,012       18,662
                                                               --------     --------
         Total deferred tax assets..........................    188,160      177,294
                                                               --------     --------
DEFERRED TAX LIABILITIES
  Basis difference on FHLB stock............................     27,023       21,430
  Mortgage servicing rights.................................     44,098       21,934
  Unrealized gain on available for sale securities..........     31,816           --
  Premises and equipment....................................      6,310        2,094
  Goodwill and intangibles..................................      1,395           --
  Loan origination fees.....................................      5,933        3,387
  Other.....................................................      4,141        3,987
                                                               --------     --------
         Total deferred tax liabilities.....................    120,716       52,832
                                                               --------     --------
         Deferred tax asset, net............................   $ 67,444     $124,462
                                                               ========     ========

     A reconciliation of income tax expense computed at the applicable statutory income tax rate of 35% to actual income tax expense is presented below:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Computed "expected" tax.....................................  $236,397   $213,716   $216,591
State income taxes, net of federal tax benefit..............    10,149      5,862      9,431
Tax-exempt interest, net....................................   (21,313)   (23,914)   (24,680)
Nondeductible merger charges................................        --         --        292
Other, net..................................................     6,636      5,642      7,200
                                                              --------   --------   --------
         Income tax.........................................  $231,869   $201,306   $208,834
                                                              ========   ========   ========

     Income tax expense applicable to securities transactions was $3.5 million for 2001, $148,000 for 2000 and $828,000 for 1999.

NOTE 16.  EARNINGS PER SHARE

     The following table sets forth the computation of basic net earnings per share and diluted net earnings per share:

                                                                 YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                           2001            2000            1999
                                                       -------------   -------------   -------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BASIC
  Net earnings.......................................  $    443,550    $    409,310    $    409,998
  Less preferred dividends...........................        (1,388)         (1,607)         (1,758)
                                                       ------------    ------------    ------------
  Net earnings applicable to common shares...........  $    442,162    $    407,703    $    408,240
                                                       ============    ============    ============
  Average common shares outstanding..................   137,028,743     135,170,801     141,854,254
                                                       ============    ============    ============
  Net earnings per common share -- basic.............  $       3.22    $       3.02    $       2.88
                                                       ============    ============    ============
DILUTED
  Net earnings.......................................  $    443,550    $    409,310    $    409,998
  Elimination of interest on convertible debt........            --              --              36
                                                       ------------    ------------    ------------
  Net earnings applicable to common shares...........  $    443,550    $    409,310    $    410,034
                                                       ============    ============    ============
  Average common shares outstanding..................   137,028,743     135,170,801     141,854,254
  Stock option adjustment............................       761,737         472,787         883,575
  Preferred stock adjustment.........................       904,544       1,012,041       1,115,884
  Effect of other dilutive securities................            --              --         128,798
                                                       ------------    ------------    ------------
  Average common shares outstanding..................   138,695,024     136,655,629     143,982,511
                                                       ============    ============    ============
  Net earnings per common share -- diluted...........  $       3.20    $       3.00    $       2.85
                                                       ============    ============    ============

NOTE 17.  OTHER FINANCIAL INSTRUMENTS

     In the normal course of business, Union Planters becomes a party to various types of financial instruments in order to meet the financing needs of its customers. These instruments involve elements of credit risk limited to the contractual amount of the instrument and are not reflected in the accompanying consolidated financial statements. Union Planters follows the same credit policies in making commitments and contractual obligations as it does for on-balance-sheet instruments. In addition, controls for these instruments related to approval, monetary limits and monitoring procedures are established by Union

Planters' Directors' Loan Committee. The following table presents the contractual amounts of these types of instruments:

                                                                 CONTRACT AMOUNT
                                                                  DECEMBER 31,
                                                                -----------------
                                                                 2001       2000
                                                                ------     ------
                                                                   (DOLLARS IN
                                                                    MILLIONS)
FINANCIAL INSTRUMENTS WHOSE CONTRACT AMOUNTS REPRESENT
  CREDIT RISK
  Commitments to extend credit..............................    $5,504     $5,070
  Standby, commercial and similar letters of credit.........       466        471

     Commitments to extend credit are legally binding agreements to extend credit to customers for specific purposes, at stipulated rates, with fixed expiration and review dates if the conditions in the agreement are met and may require payment of a fee. Since many of the commitments normally expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held, if any, varies but may include accounts receivable; inventory; property, plant and equipment; income-producing properties or securities. Loan commitments with an original maturity of one year or less or which are unconditionally cancelable totaled $3.3 billion. Loan commitments with maturities over one year that are not unconditionally cancelable totaled $2.2 billion.

     Letters of credit are conditional commitments issued by Union Planters to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In some cases, Union Planters holds various types of collateral to support those commitments for which collateral is deemed necessary. The outstanding letters of credit expire between 2002 and 2011.

     Forward contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of the counterparties to meet the terms of their contracts and from market movements in securities values and interest rates. Union Planters, as seller, utilizes short-term forward commitments to deliver mortgages to protect Union Planters against the risk of rate changes that could impact the value of mortgage originations to be securitized or otherwise sold to investors. Such commitments to deliver mortgages generally have maturities of 90 days or less. While these instruments were not reflected in the balance sheet at December 31, 2000, in accordance with SFAS No. 133, they are reflected in the December 31, 2001 balance sheet at their fair value of $20.1 million.

     When-issued securities are commitments to either purchase or sell securities when, as and if they are issued. The trades are contingent upon the actual issuance of the security. These transactions represent conditional commitments made by Union Planters, and risk arises from the possible inability of the counterparties to meet the terms of their contracts and from market movements in securities values and interest rates.

     The following table presents the notional amounts of these types of instruments:

                                                                 NOTIONAL AMOUNT
                                                                   DECEMBER 31,
                                                                 ----------------
                                                                  2001       2000
                                                                 ------      ----
                                                                   (DOLLARS IN
                                                                    MILLIONS)
FINANCIAL INSTRUMENTS WHOSE NOTIONAL CONTRACT AMOUNTS EXCEED
  THE AMOUNTS OF ACTUAL CREDIT RISK
  Forward contracts.........................................     $2,133      $499
  When-issued securities Commitments to sell................         51       108
    Commitments to purchase.................................         65       110

     Union Planters has a policy for its use of derivative products, including interest-rate swaps, which has been approved and is monitored by the Asset/Liability Management Committee and the Board of

Directors. Union Planters is not currently trading derivative products. The policy requires that individual positions for derivative products not exceed $100 million notional amount and that open positions in the aggregate not exceed 10% of consolidated total assets. The Board of Directors must approve any exceptions to the policy. The policy requires open positions to be reviewed monthly by the Asset/Liability Management Committee to ensure compliance with established policies. At December 31, 2001 and 2000, Union Planters had no interest-rate swap agreements outstanding.

     MORTGAGE LOAN SERVICING. Union Planters was acting as servicing agent for residential mortgage loans totaling approximately $16.2 billion at December 31, 2001, compared to $13.7 billion at December 31, 2000 and $12.2 billion at December 31, 1999. The loans serviced for others are not included in Union Planters' consolidated balance sheet. The following table presents a reconciliation of the changes in mortgage servicing rights for each of the three years in the period ended December 31, 2001:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Beginning balance...........................................  $123,940   $122,110   $101,466
Additions...................................................    94,684     39,314     40,438
Sales.......................................................   (10,739)   (17,581)        --
Amortization of servicing rights............................   (35,813)   (19,903)   (19,794)
Provision for impairment....................................   (21,769)        --         --
                                                              --------   --------   --------
Ending balance..............................................  $150,303   $123,940   $122,110
                                                              ========   ========   ========

     Union Planters had a valuation allowance of $15.1 million associated with the mortgage servicing rights portfolio as of December 31, 2001. The fair value of mortgage servicing rights at December 31, 2001 was $164.5 million. Significant assumptions utilized in determining the fair value were as follows:

Dealer consensus prepayment speeds..........................   23.5% CPR
Market discount rates.......................................   9.8%

     Both of the significant assumptions above directly relate to and move in concert with mortgage interest rates. In the view of management, in order to understand the hypothetical effect on the fair value of the mortgage servicing rights as a result of unfavorable variations in the significant assumptions, it is necessary to measure the effect that would result from a decline in mortgage interest rates. At December 31, 2001, the reduction in the current fair value of mortgage servicing rights resulting from an immediate 50 and 100 basis point decline in mortgage interest rates would be approximately $47.6 million and $71.8 million, respectively.

     In its capacity as servicer of certain of these loans, Union Planters is responsible for foreclosure and the related costs of foreclosure. These costs are estimated each period based on historical loss experience and are shown as provisions for losses on FHA/VA foreclosure claims in noninterest expense. At December 31, 2001 and 2000, Union Planters had reserves for these losses of $4.0 million and $11.2 million, respectively.

     In the normal course of business, Union Planters sells mortgage loans and makes certain limited representations and warranties to the purchaser. Management does not expect any significant losses to arise from these representations and warranties.

NOTE 18.  LINES OF BUSINESS REPORTING

     Union Planters operates only one major line of business, Banking. Other lines of business are evaluated by management, although none of the other operations qualifies as a separate reportable business segment.

     Banking includes the traditional deposit taking and lending functions of a bank, including consumer, commercial and corporate lending, retail banking and consumer services normally furnished by a bank.

The Banking unit is managed along local and regional geographic lines. Nontraditional services such as mortgage, SBA trading, trust, financial services (annuities, insurance products and brokerage services), factoring operations, issuance of bank cards and FHA/VA operations are managed separately but do not rise to the level of a reportable business segment.

     The accounting policies of the Banking unit are the same as those of Union Planters described in Note 1. Costs of funds are allocated between funds providers and funds users. Transactions between business units are primarily conducted at book value.

     The following table presents selected segment information for Banking, the Other Operating Units and the Parent Company. The Parent Company is primarily the funding source for acquisition activities.

                                                       YEAR ENDED DECEMBER 31, 2001
                                     ----------------------------------------------------------------
                                                        OTHER                            CONSOLIDATED
                                       BANKING     OPERATING UNITS   PARENT COMPANY(1)      TOTAL
                                     -----------   ---------------   -----------------   ------------
                                                          (DOLLARS IN THOUSANDS)
Net interest income................  $ 1,161,911     $  150,831          $(36,769)       $ 1,275,973
Provision for losses on loans......      (98,088)       (33,875)               --           (131,963)
Noninterest income.................      460,668        307,494             1,509            769,671
Noninterest expense................     (921,207)      (302,232)          (14,823)        (1,238,262)
                                     -----------     ----------          --------        -----------
Earnings before income taxes.......  $   603,284     $  122,218          $(50,083)       $   675,419
                                     ===========     ==========          ========        ===========
Average assets.....................  $30,860,770     $3,167,994          $181,107        $34,209,871
                                     ===========     ==========          ========        ===========

                                                       YEAR ENDED DECEMBER 31, 2000
                                     ----------------------------------------------------------------
                                                        OTHER                            CONSOLIDATED
                                       BANKING     OPERATING UNITS   PARENT COMPANY(1)      TOTAL
                                     -----------   ---------------   -----------------   ------------
                                                          (DOLLARS IN THOUSANDS)
Net interest income................  $ 1,185,913     $   56,661          $(11,458)       $ 1,231,116
Provision for losses on loans......      (61,146)       (15,916)               --            (77,062)
Noninterest income.................      337,387        221,965                50            559,402
Noninterest expense................     (902,998)      (192,148)           (7,694)        (1,102,840)
                                     -----------     ----------          --------        -----------
Earnings before income taxes.......  $   559,156     $   70,562          $(19,102)       $   610,616
                                     ===========     ==========          ========        ===========
Average assets.....................  $31,245,605     $2,494,541          $142,259        $33,882,405
                                     ===========     ==========          ========        ===========

                                                       YEAR ENDED DECEMBER 31, 1999
                                     ----------------------------------------------------------------
                                                        OTHER                            CONSOLIDATED
                                       BANKING     OPERATING UNITS   PARENT COMPANY(1)      TOTAL
                                     -----------   ---------------   -----------------   ------------
                                                          (DOLLARS IN THOUSANDS)
Net interest income................  $ 1,204,479     $   61,031          $ (8,979)       $ 1,256,531
Provision for losses on loans......      (56,311)       (17,734)               --            (74,045)
Noninterest income.................      301,568        211,645              (503)           512,710
Noninterest expense................     (891,822)      (177,530)           (7,012)        (1,076,364)
                                     -----------     ----------          --------        -----------
Earnings before income taxes.......  $   557,914     $   77,412          $(16,494)       $   618,832
                                     ===========     ==========          ========        ===========
Average assets.....................  $30,025,209     $2,667,352          $209,809        $32,902,370
                                     ===========     ==========          ========        ===========

---------------

(1) Parent Company noninterest income and earnings before taxes are net of the intercompany dividend eliminations of $278 million in 2001, $306 million in 2000 and $494 million in 1999.

NOTE 19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values and fair values of Union Planters' financial instruments are summarized as follows:

                                                 DECEMBER 31, 2001           DECEMBER 31, 2000
                                             -------------------------   -------------------------
                                              CARRYING        FAIR        CARRYING        FAIR
                                                VALUE         VALUE         VALUE         VALUE
                                             -----------   -----------   -----------   -----------
                                                            (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS
  Cash and short-term investments..........  $ 1,021,264   $ 1,021,264   $ 1,098,227   $ 1,098,227
  Trading account assets...................      263,315       263,315       233,878       233,878
  Loans held for resale....................    1,862,637     1,862,637       457,107       457,107
  Investment securities -- available for
    sale...................................    4,780,629     4,780,629     6,843,670     6,843,670
  Net loans................................   22,821,109    23,334,270    23,622,042    23,720,190
  Mortgage servicing rights................      150,303       164,464       123,940       149,846
FINANCIAL LIABILITIES
  Noninterest-bearing......................  $ 4,509,944   $ 4,509,944   $ 4,064,298   $ 4,064,298
  Interest-bearing.........................   18,920,558    19,051,773    19,049,085    19,084,974
  Short-term borrowings....................    3,076,679     3,076,679     6,086,896     6,088,508
  Short- and medium-term senior notes......           --            --        60,000        60,066
  Federal Home Loan Bank advances..........    1,461,190     1,481,762     1,101,619     1,102,701
  Other long-term debt, excluding capital
    lease obligations......................    1,274,777     1,287,171       776,366       745,541
OTHER FINANCIAL INSTRUMENTS
  Forward contracts........................  $    20,063   $    20,063   $        --   $    (4,946)

     Union Planters uses the following methods and assumptions in estimating the fair value for financial instruments:

     CASH AND SHORT-TERM INVESTMENTS. The carrying amount for cash and short-term investments approximates the fair value of the assets. Included in this classification are cash and due from banks (non-earning assets), federal funds sold, securities purchased under agreements to resell and interest-bearing deposits at financial institutions.

     TRADING ACCOUNT ASSETS. These instruments are carried in the consolidated balance sheet at values, which approximate their fair values based on quoted market prices of similar instruments.

     LOANS HELD FOR RESALE. These instruments are carried in the consolidated balance sheet at the lower of cost or fair value. The fair values of these instruments are based on anticipated liquidation values of the instruments.

     INVESTMENT SECURITIES. Fair values of these instruments are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on the quoted values of similar instruments.

     LOANS. The fair values of loans are estimated using discounted cash flow analyses and using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and risk. The fair value of nonaccrual loans and the allowance for losses on loans are approximated by their book values.

     MORTGAGE SERVICING RIGHTS. The fair values of mortgage servicing rights are estimated using discounted cash flow analyses.

     DEPOSITS. The fair values of demand deposits (i.e., checking accounts, savings accounts, money market deposit accounts and NOW accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The fair values of time deposits (i.e., certificates of deposit, IRAs, investment savings, etc.) are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these instruments to a schedule of aggregated expected monthly maturities on time deposits.

     SHORT-TERM BORROWINGS. The carrying amounts of short-term FHLB advances, federal funds purchased, overnight time deposits and other short-term borrowings approximate their fair values. The fair value of securities sold under agreements to repurchase is estimated using discounted cash flow analyses and using current federal funds rates.

     SHORT- AND MEDIUM-TERM SENIOR NOTES. The fair value of these notes is estimated using discounted cash flow analyses and using current LIBOR-based indices.

     FEDERAL HOME LOAN BANK ADVANCES. The carrying value of variable rate/LIBOR-based advances approximates their fair values. The fair value of fixed-rate advances is estimated using discounted cash flow and using the FHLB quoted rates of borrowing for advances with similar terms.

     OTHER LONG-TERM DEBT. The carrying value of variable rate/LIBOR-based debt instruments approximates their fair values. The fair value of fixed-rate long-term debt is estimated from market quotes. If market quotes are not available, fair values are based on quoted values of similar instruments.

     OTHER FINANCIAL INSTRUMENTS. In 2000, fair values of forward contracts are based on current settlement values. In 2001, in accordance with SFAS No. 133, the fair values of forward contracts are based on current market quotes.

NOTE 20.  CONTINGENT LIABILITIES

     Union Planters and/or its subsidiaries are parties to various legal proceedings that have arisen in the ordinary course of business and are parties to various pending civil actions, all of which are being defended vigorously. Certain proceedings previously outstanding have been substantially settled within previously estimated amounts. Management is of the opinion, based upon present information, including evaluations by outside counsel, that neither Union Planters' financial position, results of operations nor liquidity will be materially affected by the ultimate resolution of pending or threatened legal proceedings.

                           UNION PLANTERS CORPORATION

                         EXECUTIVE MANAGEMENT COMMITTEE

JACKSON W. MOORE
Chairman, President and Chief Executive Officer

BOBBY L. DOXEY
Senior Executive Vice President, Chief Financial Officer, Head of Finance and Corporate Support

ROBERT S. DUNCAN
Senior Executive Vice President
Administration, Legal and Special Projects

ADOLFO HENRIQUES
Southern Banking Group CEO and Head of Commercial Banking

ALAN W. KENNEBECK
Senior Executive Vice President, Financial Services

LOU ANN POYNTER
Senior Executive Vice President, Mortgage Banking

MICHAEL B. RUSSELL
Senior Executive Vice President, Risk
Management and Asset Quality

STEVEN J. SCHENCK
Mid-West Banking Group CEO and Head of Retail Banking

JOHN V. WHITE, JR.
Central Banking Group CEO and Head of
Financial Services

                               BOARD OF DIRECTORS

JACKSON W. MOORE
Chairman, President and Chief Executive Officer
Union Planters Corporation

ALBERT M. AUSTIN
Chairman
Cannon, Austin & Cannon, Inc.

SAMUEL W. BARTHOLOMEW, JR.
Chairman and Chief Executive Officer
Stokes, Bartholomew, Evans & Petree, P.A.

GEORGE W. BRYAN
Chief Executive Officer
Old Waverly Investments

JAMES E. HARWOOD
President
Sterling Equities

PARNELL S. LEWIS, JR.
Chief Executive Officer (retired)
River Investments, LLC

JORGE M. PEREZ
President
The Related Group of Florida

LOU ANN POYNTER
Senior Executive Vice President, Mortgage Banking
Union Planters Bank, N.A.

JOHN R. ROBERTS
Managing Partner (retired)
Mid-South Region
Arthur Andersen LLP

MICHAEL S. STARNES
President
M.S. Carriers, Inc., a subsidiary of
Swift Transportation Corporation

RICHARD A. TRIPPEER, JR.
President (retired)
R. A. Trippeer, Inc.

ROBERT R. WALLER, M.D.
President Emeritus
Mayo Clinic

SPENCE L. WILSON
President
Kemmons Wilson, Inc.

                       (UNION PLANTERS CORPORATION LOGO)

                             CORPORATE INFORMATION

ANNUAL MEETING
Thursday, April 18, 2002, at 1 p.m. CDT
Main Floor
Union Planters Bank
6200 Poplar Avenue
Memphis, Tennessee 38119

CORPORATE OFFICES
6200 Poplar Avenue
Memphis, Tennessee 38119

CORPORATE MAILING ADDRESS
P.O. Box 387
Memphis, Tennessee 38147

INTERNET
http://www.unionplanters.com

TRANSFER AGENT AND REGISTRAR
American Stock Transfer and Trust
59 Maiden Lane
New York, New York 10038
(800) 937-5449
(212) 936-5100
info@amstock.com

DIVIDEND PAYING AGENT
American Stock Transfer and Trust
59 Maiden Lane
New York, New York 10038
(800) 937-5449
(212) 936-5100
info@amstock.com

STOCK AND OPTION LISTINGS
Common
  NYSE Symbol: UPC
  Wall Street Journal: UnPlantr
Series E Convertible Preferred
  NASDAQ NMS Symbol: UPCPO
  Wall Street Journal: UnPlantr pfE
Options
  Philadelphia Stock Exchange
Indexes
  S&P 500
  NYSE Composite
  Russell 1000

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP

FINANCIAL INFORMATION
Bobby L. Doxey
Senior Executive Vice President and
Chief Financial Officer
(901) 580-5540
Union Planters website at
http://www.unionplanters.com
and click on Financials

FORM 10-K
Copies of Union Planters'
Annual Report on Form 10-K
as filed with the Securities
and Exchange Commission are
available on the Union Planters' website at www.unionplanters.com or by calling Investor Relations at
(901) 580-5540.

DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN
The Plan allows Union Planters
shareholders to reinvest their
dividends in Union Planters
Common Stock. No brokerage
commissions or service charges
are paid by shareholders.
The Plan also permits those
participating in the Plan to
buy additional shares
with optional cash payments
and no brokerage commissions.
Full details are available
by calling (800) 937-5449 or
writing American Stock Transfer
and Trust at the address shown.

Union Planters' banking
subsidiaries are members of the
FDIC and are Equal Housing
Lenders. UPC and its subsidiaries
are Equal Opportunity Employers.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                           UNION PLANTERS CORPORATION

                                 APRIL 18, 2002

              - Please Detach and Mail in the Envelope Provided -

A  [X] PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

                           FOR all nominees        WITHHOLD    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.
                           listed at right        AUTHORITY
                          (except as marked)     to vote for   NOMINEES:
                           to the contrary)      all nominees   CLASS I
 1. Election                     [ ]                 [ ]         Michael S. Starnes
    of                                                          CLASS II
    Directors                                                    Robert R. Waller, M.D.
                                                                CLASS III
 To withhold as to less than all nominees, strike through        Samuel W. Bartholomew, Jr.
 the names of the one or more nominees for whom you              Parnell S. Lewis, Jr.
 wish to withhold.                                               Jackson W. Moore
                                                                 Jorge M. Perez
                                                                 John R. Roberts

                                                      FOR        AGAINST       ABSTAIN
2. Approval of the 2002 Senior Management             [ ]          [ ]           [ ]
   Performance Incentive Plan.

3. Approval of our amendment to the 1992 Stock        [ ]          [ ]           [ ]
   Incentive Plan.

4. Ratification of the appointment of                 [ ]          [ ]           [ ]
   PricewaterhouseCoopers LLP as independent
   public accountants for the fiscal year ending
   December 31, 2002.

The proxy holder may vote and otherwise represent the undersigned on any other matter which may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Each of the foregoing proposals is more fully described in the accompanying proxy statement.

(Signature) ________________________________ (Signature) ________________________________ Date: ______________, 2002

NOTE: Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give your full title(s) under signature(s).

                           UNION PLANTERS CORPORATION

    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 18, 2002

     THE UNDERSIGNED HOLDER OF COMMON STOCK OF UNION PLANTERS CORPORATION, A TENNESSEE CORPORATION (THE "COMPANY"), HEREBY APPOINTS LEVON L. MATHEWS AND JOHN
V. WHITE, OR EITHER OF THEM, AS PROXY HOLDERS FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION IN EACH OF THEM, TO ATTEND THE ANNUAL MEETING OF THE SHAREHOLDERS OF THE COMPANY TO BE HELD AT UNION PLANTERS BANK, NATIONAL ASSOCIATION, 6200 POPLAR AVENUE, MAIN FLOOR, MEMPHIS, TENNESSEE 38119, ON APRIL 18, 2002, AT 1:00 P.M. CDT, AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF, TO CAST ON BEHALF OF THE UNDERSIGNED ALL VOTES THAT THE UNDERSIGNED IS ENTITLED TO CAST AT SUCH MEETING AND OTHERWISE TO REPRESENT THE UNDERSIGNED AT THE MEETING WITH ALL POWERS POSSESSED BY THE UNDERSIGNED IF PERSONALLY PRESENT AT THE MEETING. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS AND OF THE ACCOMPANYING PROXY STATEMENT AND REVOKES ANY PROXY HERETOFORE GIVEN WITH RESPECT TO SUCH MEETING. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" EACH OF THE OTHER PROPOSALS SET FORTH ON THE REVERSE SIDE HEREOF AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

      IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                       ANNUAL MEETING OF SHAREHOLDERS OF

                           UNION PLANTERS CORPORATION

                                 APRIL 18, 2002

CO. # ___________                                   ACCT. # ___________

                           PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

TO VOTE BY INTERNET

PLEASE ACCESS THE WEB PAGE AT "WWW.VOTEPROXY.COM" AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.


YOUR CONTROL NUMBER IS ___________________


                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED


A  [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

                  FOR all nominees      WITHHOLD          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.
                  listed at right      AUTHORITY
                  (except as marked    to vote for   NOMINEES:                                              FOR   AGAINST   ABSTAIN
                    to be contrary)    all nominees   CLASS I
1. Election                                            Michael S. Starnes     2. Approval of the
   of                    [ ]               [ ]                                   2002 Senior Management      [ ]     [ ]      [ ]
   Directors                                          CLASS II                   Performance Incentive
                                                       Robert R. Waller, M.D.    Plan.

                                                      CLASS III
To withhold as to less than all nominees, strike       Samuel W. Bartholomew, Jr.
through the names of the one or more nominees for      Parnell S. Lewis, Jr.
whom you wish to withhold.                             Jackson W. Moore       3. Approval of our amendment to
                                                       Jorge M. Perez            the 1992 Stock Incentive    [ ]     [ ]      [ ]
                                                       John R. Roberts           Plan.


                                                                              4. Ratification of the appoint-
                                                                                 ment of PricewaterhouseCoopers
                                                                                 LLP as independent public   [ ]     [ ]      [ ]
                                                                                 accountants for the fiscal
                                                                                 year ending December 31, 2002.

                                                                                 The proxy holder may vote and otherwise represent
                                                                                 the undersigned on any other matter which may
                                                                                 properly come before the meeting or any adjournment
                                                                                 or postponement thereof in the discretion of the
                                                                                 proxy holder.

                                                                                 Each of the foregoing proposals is more fully
                                                                                 described in the accompanying proxy statement.


(Signature) _________________________________ (Signature) _________________________________ Date: ____________, 2002

NOTE: Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give your full title(s) under signature(s).